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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities and Exchange Act of 1934
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Realogy Holdings Corp.
(Name of Registrant as Specified In Its Charter)
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NOTICE OF 2016 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
March 16, 2016
Dear Stockholder of Realogy Holdings Corp.,
You are cordially invited to attend the 2016 Annual Meeting of Stockholders to be held on Wednesday, May 4, 2016.
The meeting will start at 9:00 a.m., Eastern Daylight Time, at the Company's headquarters, 175 Park Avenue, Madison, New Jersey 07940.
I appreciate your continued support of Realogy Holdings Corp. and encourage participation either by proxy voting or attendance.
Very truly yours,

Richard A. Smith
Chairman, Chief Executive Officer and President

REALOGY HOLDINGS CORP.
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS
March 16, 2016

Date:	Wednesday, May 4, 2016
Time:	9:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp.
175 Park Avenue
Madison, New Jersey 07940
Purposes of the meeting:

•	to elect six Directors for a term expiring at the 2017 Annual Meeting of Stockholders;

•	to vote on an advisory resolution to approve executive compensation;

•	to vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2016;

•	to vote on a proposal to approve the Amended and Restated 2012 Long-Term Incentive Plan; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.
The matters specified for voting above are more fully described in the attached proxy statement. Only our stockholders of record at the close of business on March 9, 2016 are entitled to notice of and to vote at the meeting and any adjournments or postponements for which no new record date is set.
Who may attend the meeting:
Only stockholders, persons holding proxies from stockholders, invited representatives of the financial community and other guests of Realogy Holdings Corp. may attend the meeting.
What to bring:
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice of Internet Availability of Proxy Materials (Notice) or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Record Date:
March 9, 2016 is the record date for the meeting. This means that owners of Realogy Holdings Corp. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.

Information about the Notice of Internet Availability of Proxy Materials:
We are providing access to our proxy materials, including our Annual Report on Form 10-K for the year ended December 31, 2015, to all of our stockholders, via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about March 16, 2016, we will begin mailing a Notice to all stockholders as of March 9, 2016, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Householding Information:
We have adopted a procedure approved by the Securities and Exchange Commission or SEC called householding. Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder's unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.
If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Computershare, 211 Quality Circle, Suite 210, College Station, TX 77845.
For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.
Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.
Proxy Voting:
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, by requesting a printed copy of the proxy materials and using the enclosed proxy card or in person at the annual meeting.
Our proxy tabulator, Computershare Trust Company, N.A., must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Tuesday, May 3, 2016.
By order of the Board of Directors,
Marilyn J. Wasser
Corporate Secretary

i

ii

REALOGY HOLDINGS CORP.
PROXY STATEMENT
The enclosed proxy materials are provided to you at the request of the Board of Directors of Realogy Holdings Corp. (the "Board") to encourage you to vote your shares at our 2016 annual meeting of stockholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to "we," "us," "our," "the Company," "Realogy" and "Realogy Holdings" refer to Realogy Holdings Corp. and our consolidated subsidiaries, including but not limited to Realogy Group LLC. References in this proxy statement to "Realogy Group" mean Realogy Group LLC.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2016 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders beginning on or about March 16, 2016 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2016 annual meeting of stockholders. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the annual meeting.

EXECUTIVE SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.
This summary contains the following non-GAAP financial measures: Adjusted EBITDA and free cash flow. Definitions of these terms are included as Annex A to this proxy statement and reconciliations of these non-GAAP terms to their most comparable GAAP terms are set forth in the tables to the Company's press release dated February 24, 2016.
Annual Meeting of Stockholders

Date and Time:	May 4, 2016, 9:00 a.m., Eastern Daylight Time
Place:	Realogy Holdings Corp. 175 Park Avenue Madison, NJ 07940
Record Date:	March 9, 2016
Voting Matters and Vote Recommendations

Voting Matters	Proposal No.	Our Board's Vote Recommendation
Election of Directors (pages 19 to 25)	1	"FOR" all six Director nominees
Advisory Approval of the Compensation of our Named Executive Officers (page 57)	2	"FOR"
Ratification of Appointment of the Independent Registered Public Accounting Firm (page 58)	3	“FOR”
Approval of Amended and Restated 2012 Long-Term Incentive Plan (pages 61 to 69)	4	“FOR”

Corporate Governance Highlights

•	Eight independent directors (80% of the current Board)

•	Board diversity with women representing 40% of the current Directors

•	Lead Independent Director

•	All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are Independent

•	Rolling declassification of Board with full declassification to be achieved by 2017

•	Majority voting for Directors and Director Resignation Policy

•	Pay-for-performance executive compensation philosophy

•	Robust executive and Director stock ownership guidelines

•	No Director attended less than 75% of Board and Committee meetings held in 2015

•	Policy requiring annual performance evaluation of the Board

•	2015 Board emphasis on strategic planning, capital allocation, succession planning and talent management and enterprise risk management oversight

2015 Company Performance
Realogy drove solid operating and financial performance during 2015, with revenues up 7% year-over-year and 2015 Adjusted EBITDA growing 8% compared to 2014 against a backdrop of inventory constraints, credit constraints for certain buyer segments, intense competition and a complex regulatory environment. While these macro trends have continued to cause market uncertainty, we remain focused on executing on our growth and innovation strategy.
We continued our proven approach of evaluating strategic opportunities, highlighted by two accretive acquisitions in the residential brokerage and title segments of our business. NRT’s April 2015 purchase of Coldwell Banker United, the seventh-largest brokerage in the United States by closed transaction sides, expanded Realogy’s reach into new markets in Texas, the Carolinas and Florida. TRG acquired Independence Title, the largest independent title company in Texas, in July 2015, thus expanding into new markets and strengthening the Company’s presence in existing markets throughout Texas.
In addition, we commenced the roll-out of the proprietary ZAP® technology platform to our franchisees, which was made possible through our strategic acquisition of ZipRealty in August 2014. By year-end 2015, the Realogy Franchise Group had completed work on tools and other developments key to broad scale roll-out to franchisees and deployed the ZAP technology to approximately 390 franchisees. We expect to have ZAP launched to more than half of our approximately 2,700 franchisees by the end of 2016. We are proud to be the first franchisor in our industry to make available to its franchisees a turn-key integrated technology platform as a feature of the franchise. We expect ZAP will further enhance the value proposition of our brands, and the customer relationship management (CRM) technology alone is expected to make our franchisees and their independent sales associates more efficient and productive.
On a combined basis, our franchised and company-owned brokerage segments achieved homesale transaction volume (transaction sides multiplied by average sale price) of approximately $456 billion in 2015, an 8% increase to the prior year. Franchise sales, which include new franchisees as well as the recruitment of independent sales associates by our franchisees, increased by 24% year over year to $378 million as measured by the gross commission income of the new franchisees and recruited independent sales associates.
In an effort to improve our operating margin growth, we launched a business optimization initiative to increase efficiency and reduce costs. We improved operating efficiency throughout 2015, resulting in an improved Adjusted EBITDA margin of 14.8%. Adjusted earnings per share increased 27% year over year, and we generated $437 million in free cash flow, a 19% increase from 2014. In fact, our Adjusted EBITDA gains outpaced our revenue growth despite the technology investments for both our brokerage and franchise businesses, increased costs associated with acquisitions and normalization of our annual incentive accruals compared to the prior year.
As an operator of multiple brands and owned brokerage operations across the country, we have the opportunity to realize greater economies in areas such as procurement, process efficiencies, marketing and overall organizational structure. This is an ongoing effort that we believe will enhance the Company’s profitability as we continue to implement these initiatives. At the same time, we continue to focus on delivering the best brands, products and services for the benefit of our franchisees, affiliated sales associates and corporate clients. We expect our ongoing business optimization initiatives to deliver approximately $40 million of annual run-rate cost savings at the start of 2017, after incurring approximately $37 million of total restructuring costs through the end of 2016.  The Company expects to realize $25 million of savings in 2016 as it looks to increase profitability by reducing complexity and costs while improving service levels.
As a result of our operating performance and strong free cash flow generation in 2015, our Board authorized a share repurchase program of up to $275 million, effective February 23, 2016. This authorization will enable the Company to return value to stockholders while maintaining the flexibility to invest in the growth of our company through acquisitions, market expansion and innovative technologies. It also demonstrates our confidence in the strength of our business model.
Throughout 2015, we continued to accelerate our debt reduction. At the end of the year, we redeemed the remaining pre-IPO, high-interest bearing, senior secured notes in the aggregate principal amount of $789 million issued under indentures that contained highly restrictive covenants with respect to dividends and stock repurchases. We reduced our net debt to Adjusted EBITDA ratio ("leverage") to 3.9 to 1 at December 31, 2015 and continue to make progress towards our goal of 3 to 1 leverage. Since the beginning of 2013, we have reduced our outstanding indebtedness by approximately $623 million and based upon current projections for 2016, we expect our corporate cash interest expense to be approximately $170 million - a reduction of $130 million, or 56%, from March 2013 levels.
As we look forward, we plan to provide increased stockholder value by continuing to generate strong free cash flow, delevering our balance sheet, returning capital to our stockholders, implementing business optimization initiatives that will reduce complexity and operating costs, and establishing targets to achieve strong margin growth. We remain confident in the strength of our business model and in our ability to deliver on our strategic growth objectives.

Executive Compensation
The Company and the Compensation Committee believe strongly in pay for performance and strong compensation practices. This is reflected in:

•	The design of our executive compensation plans—with 89% of CEO 2015 compensation "at risk" and subject to company operating and stock price performance;

•	We have a mix of short and long-term metrics that target stockholder priorities—EBITDA growth, free cash flow generation and relative total stockholder returns.

•
When stockholders experience gains or losses, compensation follows in the same trajectory. In light of the 2014 and 2015 stock performance, the aggregate 2014 and 2015 CEO target direct compensation (based upon target bonus award and grant date fair values of the equity awards) lost 36% of its value as of December 31, 2015, reflecting both below target performance on certain metrics and a declining stock price, and the aggregate 2014 and 2015 CEO long-term incentive awards lost 49% of their grant date fair value as of December 31, 2015;

•	The 2015 CEO target direct compensation lost 29% of its value as of December 31, 2015, and the 2015 CEO long-term incentive awards lost 45% of their grant date fair value as of December 31, 2015; and

•
As illustrated by the charts below, these compensation losses are not merely aligned with the losses experienced by our stockholders but are greater in value than the cumulative 26% decline in our stock price in 2014 and 2015 and the 18% decline in our stock price in 2015.

•
For Say-on-Pay purposes, we focus on 2014 and 2015 compensation because 2013 compensation was determined by the private equity owners of the Company prior to the Company's initial public offering. The Compensation Committee comprised solely of Independent Directors first assumed control of compensation in August 2013 after the private equity awards had been paid and the 2013 annual bonus plan had been established. The newly constituted, fully independent Compensation Committee made no long-term equity awards in 2013.

Change in Realogy Stock Price, CEO Realizable Total Direct Compensation, and CEO Realizable Long Term Incentive between January 2014 and December 2015

20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
0%
-26%
-36%
-49%
Stock Price
CEO TDC
CEO LTI
Jan ' 14
Dec '15

Change in Realogy Stock Price, CEO Realizable Total Direct Compensation, and CEO Realizable Long Term Incentive between January 2015 and December 2015
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
0%
-18%
-29%
-45%
Stock Price
CEO TDC
CEO LTI
Jan '15
Dec ' 15

The Company designed both its 2014 and 2015 compensation programs (the first two programs as a public company)—based on input from its stockholder outreach program together with advice of the Compensation Committee's independent compensation consultant. The Compensation Committee adopted a compensation philosophy centered on pay-for-performance. 2015 executive compensation was tied principally to three metrics:

(1)	the achievement of robust annual Adjusted EBITDA targets (which required improved performance while still making important technology investments and acquisitions);

(2)	the generation of strong cumulative free cash flow; and

(3)	stock price performance relative to an index of housing-related companies over a three-year period ending December 31, 2017.
2015 was the first year that the Company included a relative total stockholder return (relative TSR) metric in its long-term incentive plan and is responsive to stockholder input. See "Executive Compensation—Compensation Discussion and Analysis" beginning on page 26 for more information about the Company's compensation programs and philosophy.
2014 CEO total direct compensation was significantly lower than the CEO compensation paid in 2013, due to the elimination of the private equity plan payouts in 2013, use of a competitive market analysis with a newly established peer group and establishment of robust performance goals. In 2015, the Compensation Committee increased the target total direct compensation of Richard A. Smith, the Company's Chief Executive Officer in 2015—but solely through long-term incentives. In doing so, the Compensation Committee took into account the CEO’s leadership and strategic initiatives as well as competitive pay practices in the peer group selected by the Committee and surveys. The Compensation Committee made no change in the CEO's annual salary (which has remained the same since 2006) or annual bonus target, but delivered the increase in target total direct compensation entirely through a $1 million increase in long-term incentive awards aligning his compensation with stockholders and long-term performance metrics. The target CEO total direct compensation in 2015 was set near the midpoint of peer compensation to motivate and incentivize strong performance but required strong performance to achieve that value.

Specifically, in February 2015, Mr. Smith was awarded long-term incentive grants with a grant date fair value of $6 million consisting of the following:

•
Performance share units or PSUs having a grant date fair value of approximately $3.6 million or 60% of the entire long term incentive grant. The PSUs vest at end of 2017, and are forfeitable if the Company does not meet thresholds for cumulative free cash flow and relative total stockholder returns. Above-target performance can result in greater value but is subject to caps;

•	Performance restricted stock unit or PRSU grants vesting over a three-year period (subject to the achievement of an EBITDA target for 2015), with a grant date fair value of $1.2 million; and

•	Options with an exercise price of $46.47 per share vesting over a four-year period with a grant date fair value of $1.2 million.
Aggregate actual performance under the 2015 plans was below target and equity value is below grant date fair value. Taking all of the elements together, approximately $2.7 million or 29% of the CEO 2015 Total Direct Compensation had no value at December 31, 2015 reflecting the Compensation Committee's pay-for-performance philosophy. Similarly, the aggregate value of 2014 incentives is substantially below grant date value.
Final achievement against the metrics will be determined at the end of each performance cycle but the awards cannot recover lost value without substantial improved stock price performance and company operating margins.
The compensation paid to our other named executive officers in 2015 was based upon similar targets and compensation vehicles, though the weighting of the 2015 long-term incentives differed somewhat from that of the CEO, with 50% of the grant for other NEOs being PSUs rather than the 60% weighting for the CEO, and with the options and the performance restricted stock units being weighted 20% and 30%, respectively, of the entire grant, rather than equally weighted at 20% of the entire grant in the case of the CEO grant.

FREQUENTLY ASKED QUESTIONS
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide access to our proxy materials over the Internet. On or about March 16, 2016, we mailed to our stockholders a "Notice of Internet Availability of Proxy Materials" (the "Notice") telling them how to access and review the information contained in the proxy materials and how to vote their proxies over the Internet. You will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions included in the Notice. In addition, by following the instructions included in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials in printed form by mail or by e-mail will remain in effect until you terminate it.
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to view our proxy materials on the Internet. You can view the proxy materials for the 2016 Annual Meeting on the Internet at www.edocumentview.com/rlgy. Our proxy materials are also available on the Investor Relations section of our website at www.realogy.com.
When and where will the annual meeting be held?
The annual meeting will be held on Wednesday, May 4, 2016 at 9:00 a.m., Eastern Daylight Time, at the Company's headquarters, 175 Park Avenue, Madison, New Jersey 07940.
What am I being asked to vote on at the meeting?
You are being asked to vote on the following:

•	the election of six Directors for a one-year term (nominations for Director must comply with our Bylaws including the applicable notice requirements);

•	the advisory approval of our executive compensation program;

•	the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2016;

•	a proposal to approve the Amended and Restated 2012 Long-Term Incentive Plan; and

•	to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.
Who may vote and how many votes does a stockholder have?
All holders of record of our common stock as of the close of business on March 9, 2016 (record date) are entitled to vote at the meeting. Each stockholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 147,002,474 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.
How many votes must be present to hold the meeting?
The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or shares (also known as a quorum), must be present, in person or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for the purposes of establishing a quorum at the meeting.
A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.
We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.
How do I vote?
Even if you plan to attend the meeting, you are encouraged to vote by proxy.
If you are a stockholder of record, also known as a registered stockholder, you may vote by proxy in one of the following ways:

•	by telephone by calling the toll-free number 800-652-VOTE (8683) (have your Notice or proxy card in hand when you call);

•	by Internet at www.investorvote.com/rlgy (have your Notice or proxy card in hand when you access the website);

•	if you have requested and received a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•	in person at the annual meeting (please see below under "How do I attend the meeting?").
If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote in person at the annual meeting (please see below under "How do I attend the meeting?").
When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card, vote by Internet or by telephone, but do not specify how you want your shares to be voted, they will be voted as the Board recommends.
How does the Board recommend that I vote?
The Board recommends the following votes:

•	FOR the election of each of the Director nominees;

•	FOR the stockholder advisory vote to approve our executive compensation program;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2016; and

•	FOR the approval of the Amended and Restated 2012 Long-Term Incentive Plan.
How many votes are required to approve each proposal?
In the election of Directors at the annual meeting, the affirmative vote of a majority of the votes cast with respect to a Director nominee will be required to elect that nominee. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors. (A plurality voting standard would apply in the event of a contested Director election.)
Under the Director Resignation Policy adopted by the Board in February 2014, an incumbent Director who does not receive the requisite majority of the votes cast for his or her election in an uncontested election shall tender his or her resignation to the Board. Pursuant to the Director Resignation Policy, the Nominating and Corporate Governance Committee will then recommend to the Board, and the Board will decide, the action to be taken with respect to the tendered resignation. In making its decision, the Board may consider any information, factors and alternatives it considers relevant. The Board will act on the recommendation of the Nominating and Corporate Governance Committee within 90 days following the date of the stockholders’ meeting at which the election of the Director occurred.
For the remaining proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions and broker non-votes will have the effect of a vote against any of these proposals.
If your shares are registered in the name of a bank, broker or other nominee and you do not give your broker or other nominee specific voting instructions for your shares, under rules of The New York Stock Exchange, your record holder has discretion to vote your shares on proposals relating to what are deemed to be routine matters, which include the ratification of auditors, and does not have discretion to vote on proposals relating to what are deemed to be non-routine matters, which include the election of Director nominees and the advisory vote on executive compensation. Your broker will not be permitted to vote on your behalf on these non-routine matters unless you provide specific instructions by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the annual meeting.
How do I attend the meeting?
If you have requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to gain admission to the meeting. If you received a Notice or voting instructions and will not be requesting a printed copy of the proxy materials, please bring the Notice or voting instructions with you as your Admission Ticket. You must bring with you photo identification such as a valid driver's license or passport for purposes of personal identification.
If your shares are held in the name of a broker, trust, bank or other nominee, you will also need to bring a proxy, letter or recent account statement from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.
Can I change or revoke my vote?
You may change or revoke your proxy at any time prior to the voting at the meeting by submitting a later dated proxy, by entering new instructions by Internet or telephone, by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting in person and requesting that your prior proxy not be used.

How are proxies solicited?
Morrow & Co. LLC has been retained to advise and assist in soliciting proxies at a cost of $8,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or other electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.
How do I submit a stockholder proposal for the 2017 meeting?
Stockholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2017 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our Bylaws. To be eligible for inclusion in next year's proxy statement, stockholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on November 16, 2016. In general, any stockholder proposal to be considered at next year's annual meeting, but not included in the proxy statement, must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 4, 2017 and not later than February 3, 2017. However, if the date of the 2017 Annual Meeting of Stockholders is not within 30 days before or after May 4, 2017, then a stockholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting was made or such notice of the date of such annual meeting was mailed, whichever occurs first. Any notification to bring any proposal before the 2017 Annual Meeting of Stockholders must comply with the requirements of our Bylaws. A stockholder may obtain a copy of our Bylaws on our website or by writing to our Corporate Secretary.
Our Nominating and Corporate Governance Committee will take into consideration nominees for election to the Board submitted by stockholders in accordance with the criteria and procedures described in this proxy statement under Election of Directors. The Nominating and Corporate Governance Committee will also consider stockholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. In order to submit a nomination or a recommendation, a stockholder must comply with provisions of applicable law and our Bylaws.

GOVERNANCE OF THE COMPANY
Strong corporate governance is an integral part of our core values and practices. Please visit our website at www.realogy.com under the Governance page for the Board's Corporate Governance Guidelines, Director Independence Criteria, the Code of Ethics for Employees, the Code of Business Conduct and Ethics for Directors, the Board-approved charters for the Audit, Compensation and Nominating and Corporate Governance Committees and related information. These guidelines and charters may be obtained by writing to our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria, Code of Ethics for Employees and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on The New York Stock Exchange and those contained in the Securities and Exchange Commission (SEC) rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Governance page of our website at www.realogy.com.
Director Independence Criteria
The New York Stock Exchange listing standards and our Corporate Governance Guidelines require the Board to affirmatively determine annually whether each Director satisfies the criteria for independence and has no material relationship with Realogy Holdings other than as a Director. The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria are available on the Governance page of our website at www.realogy.com.
A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•
Realogy Holdings does not currently employ, and has not within the last three years employed, the Director or any of his or her immediate family members (except, in the case of immediate family members, in a non-executive officer capacity).

•
The Director is not currently, and has not within the last three years been, employed by Realogy Holdings' present auditors, nor have any of his or her immediate family members been so employed (except in a non-professional capacity not involving Realogy Holdings' business).

•
Neither the Director, nor any of his or her immediate family members, is, or has been within the last three years, part of an "interlocking directorate" in which an executive officer of Realogy Holdings serves on the compensation (or equivalent) committee of another company that employs the Director or his or her immediate family member as an executive officer.

•
The Director is not a current employee, nor is an immediate family member a current executive officer, of a company that has made payments to, or received payments from, Realogy Holdings for property or services in an amount in any of the last three fiscal years, exceeding the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.

•
The Director currently does not have, and has not had within the past three years, a personal services contract with Realogy Holdings, its chairman and chief executive officer or other executive officer.

•
The Director has not received, and such Director's immediate family member has not received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Realogy Holdings (other than (i) Realogy Holdings Board fees and committee fees, (ii) pension or other forms of deferred compensation from prior service so long as such compensation is not contingent in any way on continued service and (iii) in the case of an immediate family member, compensation as a non-executive officer employee of Realogy Holdings).

•
The Director is not currently an officer or director of a foundation, university or other non-profit organization to which Realogy Holdings Corp. within the last three years gave directly or indirectly through the provision of services, more than the greater of (i) 2% of the consolidated gross revenues of such organization during any single fiscal year or (ii) $1,000,000.

Determination of Director Independence
In accordance with our Corporate Governance Guidelines and Director Independence Criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships between each Director (or any member of his or her immediate family) and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors (or any member of their immediate family or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder) and us. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that the following Directors are independent of us and our management as required by The New York Stock Exchange listing standards and our Director Independence Criteria:
Raul Alvarez,
Jessica M. Bibliowicz,
Fiona P. Dias,
V. Ann Hailey,
Duncan L. Niederauer,
Sherry M. Smith,
Brett White, and
Michael J. Williams.
All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are Independent Directors as required by The New York Stock Exchange listing standards, SEC rules as applicable and our Director Independence Criteria.
The Board follows a number of procedures to review, and if necessary and appropriate, approve material related party transactions.

•
Pursuant to its written charter, the Audit Committee must review and approve all material related party transactions, which include any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC.

•
The Audit Committee also has a written policy with respect to the approval of transactions in which a related person has a material direct or indirect interest. In determining whether to approve a related party transaction, the Audit Committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm's-length transactions with unrelated parties.

•	Each Board member answers a questionnaire designed to disclose conflicts and related party transactions.

•	We also review our internal records for related party transactions.
In making determinations of Director independence, the Board took into consideration that several of our Independent Directors, either before they joined the Board or during their tenure as Directors, utilized the brokerage services of our Company-owned brokerages and/or our franchisees in the purchase or sale of residential real estate and/or the Company's title and settlement services in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions. Based on a review of these standards and materials, none of the Directors determined by the Board to be independent had or has any material relationship with us other than as a Director.
Committees of the Board
The following describes our Board Committees and related matters. The composition of the Committees is provided immediately after.
Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee management regarding:

•	systems of internal control over financial reporting and disclosure controls and procedures;

•	the integrity of the financial statements;

•	the qualifications, engagement, compensation, independence and performance of the independent auditors and the internal audit function;

•	compliance with legal and regulatory requirements and the Company's ethics program;

•	review of material related party transactions; and

•	compliance with, adequacy of, and any requests for written waivers sought with respect to any executive officer or Director under, the code of ethics.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. The Board has direct oversight of operational and strategic risks while the Compensation Committee addresses compensation, talent management and succession planning related risks. For a more detailed discussion of the oversight of risk management, see "—Oversight of Risk Management."
All members of the Audit Committee are Independent Directors under the Board's Director Independence Criteria and applicable SEC and listing standards. The Board in its business judgment has determined that all members of the Audit Committee are financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board has also determined that V. Ann Hailey, Michael J. Williams, Jessica M. Bibliowicz and Sherry M. Smith are audit committee financial experts within the meaning of applicable SEC rules.
The Audit Committee Charter is available on the Governance page of our website at www.realogy.com.

Compensation Committee
The purpose of the Compensation Committee is to:

•
oversee management compensation policies and practices, including, without limitation, (i) determining and approving the compensation of the Chief Executive Officer and the other executive officers of Realogy Holdings and Realogy Group, (ii) reviewing and approving management incentive policies and programs and exercising discretion in the administration of such programs, (iii) reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs, and (iv) stock ownership and clawback policies applicable to the senior management group or other employees;

•
review and make recommendations to the Nominating and Corporate Governance Committee with respect to the compensation of and reimbursement and stock ownership policies for members of the Boards of Directors of Realogy Holdings and Realogy Group;

•	provide oversight concerning selection of officers, expense accounts and severance plans and policies of Realogy Holdings and Realogy Group;

•	review and discuss with management the Company's compensation discussion and analysis that is included in this proxy statement;

•
no less frequently than annually review the talent development and succession plans for the Company's executive officers (other than the CEO) and key individuals within the Company's senior leadership group (officers who report to the CEO's direct reports) and make recommendations to the Board as appropriate regarding possible successors for these positions; and

•
prepare an annual compensation committee report, provide regular reports to the Realogy Holdings and Realogy Group Boards, and take such other actions as are necessary and consistent with the governing law and the organizational documents of Realogy Holdings and Realogy Group.

For additional information regarding the Compensation Committee's processes and procedures, see below under "Executive Compensation—Compensation Discussion and Analysis—Compensation Committee; Consultant; and Role of Chief Executive Officer."

As required by the rules of The New York Stock Exchange, all of the members of the Compensation Committee are Independent Directors under the Board's Director Independence Criteria and applicable listing standards. Each member of the Compensation Committee is a “Non-Employee” Director as defined in the Securities Exchange Act of 1934, as amended, and is an “outside director” as defined in section 162(m) of the Internal Revenue Code of 1986, as amended.
The Compensation Committee Report is provided below under the Executive Compensation section of this Proxy Statement. The Compensation Committee Charter is available on the Governance page on our website at www.realogy.com.
Nominating and Corporate Governance Committee
The principal duties and responsibilities of our Nominating and Corporate Governance Committee involve the oversight of Board governance practices, including the development of governance policies and practices and making recommendations to the Board relating to such policies and practices. These duties and responsibilities include the following:

•	implementation and review of criteria for membership on our Board and its committees;

•	identification and recommendation of proposed nominees for election to our Board and membership on its committees;

•	development of and recommendation to our Board of principles regarding corporate governance and related matters (including management succession planning);

•	review of, and make recommendations to the Board relating to, the compensation of and reimbursement and stock ownership policies for members of the Boards of Realogy Holdings and Realogy Group; and

•	overseeing the evaluation of the Board.
As required by the rules of The New York Stock Exchange, all of the members of the Corporate Governance Committee are Independent Directors under the Board's Director Independence Criteria and applicable listing standards.
The Corporate Governance Committee Charter is available on the Governance page on our website at www.realogy.com.

Committee Membership
The following chart provides the committee membership during 2015 and as of the record date:

Director (1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Raul Alvarez	—	M	—
Jessica M. Bibliowicz	M	—	—
Fiona P. Dias	—	M	M
V. Ann Hailey	C	—	M
Sherry M. Smith	M	—	—
Brett White	—	C	M
Michael J. Williams	M	M	C
Meetings held during 2015	9	5	5
_______________
M = Member
C = Chair
(1) Each member of each Committee is an Independent Director
The chart does not include Ad Hoc Acquisition Committee of the Board, which is formed from time to time to review and approve transactions with a purchase price in excess of $50 million. During 2015, an Ad Hoc Acquisition Committee comprised of two Directors was established to review and approve one of the real estate brokerage acquisitions and held one meeting, with both members attending the meeting.
During 2015, the Board held eight meetings.
Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and CEO, the Lead Independent Director and other members of management relative to matters of mutual interest and concern to Realogy Holdings.
Each Director attended at least 75% of the aggregate total number of meetings of the Board and the committees of the Board on which the Director served.
Board Leadership Structure
The Board believes that Realogy's CEO is best situated to serve as Chairman because he is the Director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. At the same time, Independent Directors offer broader perspectives and play a key role in strategy development. Our governance practices promote and facilitate synthesis of these perspectives through regular direct communications between Directors and the Chairman and CEO. In addition, our Lead Independent Director frequently shares Independent Director insights and suggestions with the Chairman and CEO. Our Independent Directors bring experience, oversight and expertise from outside our company, while the CEO brings company-specific experience and expertise. The Board believes that the combined role of Chairman and CEO, complemented by a strong Lead Independent Director role, promotes strategy development and execution, and facilitates both dialog and information flow between management and the Board, all of which are essential to effective governance.
One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes the combined role of Chairman and CEO, together with a Lead Independent Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between strategy review and independent oversight of management. The Board selected Michael J. Williams, an independent Director who serves as Chair of the Nominating and Corporate Governance Committee, to serve as the Board's Lead Independent Director. In his capacity as Lead Independent Director, Mr. Williams leads the executive sessions of the non-management and Independent Directors, serves as a liaison between the Chairman and the other members of the Board including providing feedback to the Chairman from the other members of the Board after each meeting of the Board, coordinates with the Non-Management Directors between meetings, assists the Chairman and Chief Executive Officer in preparing Board meeting agendas and schedules and has the authority to call meetings of the Independent or Non-Management Directors or of the entire Board. In preparation for meetings, Mr. Williams frequently reviews drafts of key presentations and consults with members of senior management. In addition, other members of the Board arrange periodic visits to the Company's offices where they meet with members of management to gain a deeper understanding of Company operations. Directors have also attended conferences and other strategic events.

Oversight of Risk Management
The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. The Board focuses on the key risks facing us and our risk management strategy and seeks to ensure that risks—inherent and undertaken by us—are consistent with a level of risk that is appropriate for our Company and the achievement of our business objectives and strategies.
Realogy's enterprise risk management (“ERM”) program recognizes the framework issued in 2004 by the Committee of Sponsoring Organizations of the Treadway Commission but it has fashioned a process that addresses our specific goals and objectives.
The Company’s Senior Vice President, Enterprise Risk Management, who reports to the Chief Financial Officer, is responsible for implementing the Company’s ERM processes. At least annually, she presents to the Board a comprehensive review of the Company’s ERM processes. Her presentation includes an update on any new key risks that have been identified and assessed during the year and the strategies management has developed for managing them.
At other meetings of the Board throughout the year, the Senior Vice President, Enterprise Risk Management and members of various Company risk management committees present updates on the Company’s ERM processes and specific potential risks and trends. In addition, the Chairman, Chief Executive Officer and President addresses as necessary at the regularly scheduled Board meetings any areas of risk requiring Board attention. In the course of reviewing the Company’s strategic initiatives throughout the year, and in one in-depth meeting devoted solely to strategy, the Board considers whether the strategies are appropriately aligned to mitigate the risks identified in the ERM process as well as to act upon opportunities intended to keep the Company well-positioned for the future.
The Board regularly reviews information regarding and risks associated with our finances, credit, liquidity, operations, legal and regulatory obligations, talent development, information technology (including cybersecurity risks) and business strategy.
The Audit Committee is charged with reviewing our policies with respect to risk assessment and risk management, including overseeing management of financial accounting and reporting and compliance risks, and steps undertaken by management to control these risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of the Board, the reputation of the Company and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of risks, the entire Board is regularly informed about our risks through committee reports and management presentations.
As part of its oversight of the Company's executive compensation program, the Compensation Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile and risks related to succession planning and talent management. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a material risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
While the Board and the committees oversee our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. We believe this division of responsibility is the most effective approach for addressing our risk management.
Succession Planning
The Board is responsible for the development, implementation and periodic review of a succession plan for our Chief Executive Officer and each member of the Executive Leadership Committee or ELC, which includes the Chief Financial Officer, the Chief Executive Officer of each of the four business units, the Chief Information Officer, the Chief Human Resources Officer and the General Counsel. The Board works with the Compensation Committee (and, as appropriate, the Nominating and Corporate Governance Committee) with respect to the Company's programs and plans in the areas of talent development and succession planning and the July and November 2015 meetings of the Compensation Committee and the Board were focused on these areas.
As discussed more fully under "Executive Compensation—Compensation Discussion & Analysis," under the Board's direction, the Company hired a new Chief Human Resources Officer in March 2015.
The Board has also developed an “emergency” succession plan in the event of an unexpected disability or inability of our Chairman and Chief Executive Officer to perform his duties.

Executive Sessions of Non-Management Directors
and Independent Directors
The Board meets regularly without any members of management present and at least once a year with only Independent Directors present. The Lead Independent Director chairs these sessions.
Communications with the Board and Directors
Stockholders and other parties interested in communicating directly with the Board, an individual Non-Management Director or Independent Director or the Non-Management Directors or Independent Directors as a group may do so by writing our Corporate Secretary at Realogy Holdings Corp., 175 Park Avenue, Madison, New Jersey 07940. The Corporate Secretary will forward the correspondence only to the intended recipients. However, prior to forwarding any correspondence, the Corporate Secretary will review it and, in her discretion, not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.
Director Attendance at Annual Meeting of Stockholders
As provided in the Board's Corporate Governance Guidelines, Directors are expected to attend our annual meeting of stockholders absent exceptional cause.
Code of Business Conduct and Ethics
Our Board has adopted a code of ethics (the "Code of Conduct") which applies to all officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct is available on the Governance page of

Realogy's website at www.realogy.com. The purpose of the Code of Conduct is:

•	to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company;

•	to protect Company information and assets; and

•	to promote compliance with all applicable laws, rules and regulations that apply to the Company and its officers.
Ethisphere® Institute, the leading international business ethics think-tank, has recognized us as one of the World's Most Ethical Companies in each of the past five years.
The Board has adopted a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. The Code of Business Conduct and Ethics for Directors is available on the Governance page of Realogy's website at www.realogy.com.
Copies of the Code of Conduct and the Code of Business Conduct and Ethics for Directors may also be obtained free of charge by writing to our Corporate Secretary. We will disclose on our website any amendment to or waiver from a provision of our Code of Conduct that applies to our CEO, CFO or Chief Accounting Officer.

Compensation of Directors
Independent Directors and the sole Non-Management Director receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the long-term interests of stockholders. Directors who are members of management receive no compensation for Board service.
The Board has established guidelines with respect to the compensation of our Directors. These guidelines designate a portion of the compensation of our Directors to be paid in restricted stock unit awards. The Compensation Committee undertakes an annual review of the competitiveness of the compensation paid to the Company's Directors, and receives advice from its independent compensation consultant on market comparables. See "Compensation Discussion & Analysis—Role of Compensation Consultant" on page 41 of this proxy statement. The Compensation Committee recommends changes, if any, to the Nominating and Corporate Governance Committee, which in turn makes recommendations to the Board. As set forth in footnote (4) to the table below, based upon an analysis performed by its compensation consultant, the Compensation Committee recommended increases in the committee member fees of each of the three standing committees, which the Nominating and Compensation Committee in turn recommended to the Board. The Board approved these changes, effective May 1, 2015.
The Board also has established stock ownership guidelines for Directors as discussed under "Governance of the Company—Independent and Non-Management Director Stock Ownership Guidelines" pursuant to which the Non-Management Directors must retain a meaningful portion of their equity compensation.

The following table sets forth the compensation for services payable to our Directors:

Compensation(1)
Annual Director Retainer(2)	$185,000
New Director Equity Grant(3)	100,000
Board and Committee Meeting Attendance Fee	—
Lead Independent Director Fee	25,000
Audit Committee Chair	20,000
Audit Committee Member(4)	15,000
Compensation Committee Chair	15,000
Compensation Committee Member(4)	10,000
Corporate Governance Committee Chair	10,000
Corporate Governance Committee Member(4)	7,500
_______________

(1)
Members of the Board who are also officers or employees of Realogy Holdings or its subsidiaries (e.g., our Chairman and Chief Executive Officer) do not receive compensation for serving as Directors. A Chair of a committee receives a Chair fee as well as a fee as a member of that committee.

(2)
The annual Director retainer (the "Retainer") is paid as follows: $70,000 in cash, payable in quarterly installments, and $115,000 in the form of restricted stock units. The restricted stock units vest one year following the date of grant (or in the case of a new Director appointed in between annual meetings of stockholders, the award is pro-rated for the period between the date of grant and the following April 30th and vest on or about the following April 30th).

(3)	The grant is made in the form of restricted stock units that vest over a three-year period, in equal annual installments commencing one year from the date of grant.

(4)
Member fees for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were increased by $5,000, $2,500 and $1,250, respectively, effective May 1, 2015. The table reflects these increases.

The cash fees are paid in advance on a quarterly basis on the first day of a quarter and the stock portion of the Annual Retainer is granted immediately following the annual meeting of stockholders (or in the case of Directors joining the Board between annual meetings, on the date they are appointed to the Board, with the amount pro-rated for the period from the date of grant until the immediately following April 30th). Directors may elect to receive fully vested shares of common stock in lieu of cash.
A Director may also defer cash fees and eligible equity awards, including restricted stock units, under the Realogy Deferred Compensation Plan. Cash fees deferred will be in the form of restricted stock units settleable in shares of Realogy Holdings common stock; the number of restricted stock units issuable in connection with a deferral of cash fees will be calculated by dividing the amount of the deferred cash fees by the fair market of the common stock on the date of grant. Generally, a Director's deferral will be paid on a fixed date elected by the Director, or, if earlier, on the first anniversary following a Director's separation from service for elections made prior to December 11, 2014 or on the first business day of the quarter following a Director's separation of service for elections made on or after December 11, 2014. A Director may elect to defer to receive deferred payments in a single lump-sum payment or payments over time.
A Director who serves on our Board does not receive any additional compensation for service on the Board of

Directors of our subsidiaries, unless there shall be a committee of any such subsidiary where there is not a corresponding committee of the Company.

The following sets forth information concerning the compensation of our Independent and Non-Management Directors in 2015:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)(3)	Total ($)
Raul Alvarez	$79,166	$115,000	$194,166
Marc E. Becker	70,000	115,000	185,000
Jessica M. Bibliowicz	83,333	115,000	198,333
Fiona P. Dias	85,833	115,000	200,833
V. Ann Hailey	110,000	115,000	225,000
Sherry M. Smith	83,333	115,000	198,333
Brett White	100,833	115,000	215,833
Michael J. Williams	133,833	115,000	248,833
_______________

(1)
For Mr. Alvarez, represents fees earned in cash but paid in deferred stock units and for Messrs. Becker and Williams, fees earned in cash were paid in stock pursuant to elections made by those Directors.

(2)
The table reflects the grant date fair value of restricted stock unit awards granted to the Directors listed in the table in May 2015 immediately following the 2015 Annual Meeting of Stockholders, computed in accordance with FASB ASC Topic 718, each with a grant date fair value of $115,000 representing the equity portion of the annual Director retainer. The assumptions we used in determining the grant date fair value are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)As of December 31, 2015, each of the Independent and Non-Management Directors held the following:

	December 31, 2015
Name	Aggregate Number of Restricted Stock Unit Awards	Options to Purchase the Aggregate Number of Shares
Raul Alvarez	3,205	—
Marc E. Becker	2,405	—
Jessica M. Bibliowicz	3,092	—
Fiona P. Dias	3,092	—
V. Ann Hailey	2,405	17,364
Sherry M. Smith	3,911	—
Brett White	2,405	6,488
Michael J. Williams	2,405	9,573
Independent and Non-Management Director
Stock Ownership Guidelines
To create linkage with stockholders, the Board has established guidelines that require each Independent and Non-Management Director to beneficially own an amount of our stock equal to at least five times the cash portion of the annual Director retainer (or $350,000 of value based upon the current $70,000 cash portion of the annual retainer) by May 2018 or within five years of joining the Board. Shares of Realogy common stock, deferred stock units, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options are not counted.

Ownership of Our Common Stock
The following table sets forth information regarding the beneficial ownership of common stock as of March 9, 2016 by (i) each person known to beneficially own more than 5% of the common stock, (ii) each of our named executive officers, (iii) each member of the Board and (iv) all of our executive officers and members of the Board as a group. At March 9, 2016, there were 147,002,474 shares of common stock outstanding.
The amounts and percentages of common stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock
FMR LLC (1)	10,731,611	7.3%
The Vanguard Group (2)	10,298,155	7.0%
BlackRock, Inc. (3)	7,443,442	5.1%
Richard A. Smith (4)	998,469	*
Anthony E. Hull (5)	273,617	*
Donald J. Casey (6)	115,278	*
Alexander E. Perriello, III (7)	182,522	*
Bruce Zipf (8)	195,150	*
Raul Alvarez (9)	—	*
Marc E. Becker (10)	8,735	*
Jessica M. Bibliowicz (11)	6,701	*
Fiona P. Dias (12)	—	*
V. Ann Hailey (13)	30,228	*
Duncan L. Niederauer(14)	7,832	*
Sherry M. Smith (15)	—	*
Brett White (16)	4,865	*
Michael J. Williams (17)	19,887	*
Directors and executive officers as a group (19 persons) (18)	2,112,469	1.4%
_______________

*	Less than one percent.

(1)
The information in the table is based solely upon Amendment No. 3 to Schedule 13G filed by such person with the SEC on February 12, 2016. The principal address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. FMR reported sole dispositive power over all 10,731,611 shares of common stock and sole voting power over 138,877 shares of common stock.

(2)
The information in the table is based solely upon Amendment No. 2 to Schedule 13G filed by such person with the SEC on February 10, 2016. The principal address for the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. Vanguard reported sole voting power over 134,633 shares of common stock, sole dispositive power over 10,142,055 shares of common stock, shared voting power over 13,700 shares of common stock and shared dispositive power over 156,100 shares of common stock.

(3)
The information in the table is based solely upon the Schedule 13G filed by such person with the SEC on January 29, 2016. The principal address for BlackRock, Inc. is 55 East 52nd Street New York, NY 10055. BlackRock reported sole voting power over 6,438,478 shares of common stock and sole dispositive power over 7,443,442 shares of common stock.

(4)
Includes 644,329 shares of common stock underlying options. Does not include 289,614 shares of common stock underlying options, 17,215 shares of common stock subject to a performance restricted stock unit award or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 9, 2016. Also does not include shares of common stock underlying a performance restricted stock unit award and a performance share unit award that are subject to stockholder approval of the Amended and Restated 2012 Long-Term Incentive Plan at this meeting.

(5)
Includes 193,575 shares of common stock underlying options. Does not include 88,276 shares of common stock underlying options, 10,615 shares of common stock subject to restricted stock unit or performance restricted stock unit awards, shares issuable under performance share unit awards or 12,257 shares issuable under deferred stock units that do not become exercisable, issuable or settleable within 60 days of March 9, 2016. Also does not include shares of common stock underlying a performance restricted stock unit award and a performance share unit award that are subject to stockholder approval of the Amended and Restated 2012 Long-Term Incentive Plan at this meeting.

(6)
Includes 84,402 shares of common stock underlying options. Does not include 49,474 shares of common stock underlying options, 6,722 shares of common stock subject to restricted stock unit or performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 9, 2016. Also does not include shares of common stock underlying a performance restricted stock unit award and a performance share unit award that are subject to stockholder approval of the Amended and Restated 2012 Long-Term Incentive Plan at this meeting.

(7)
Includes 153,369 shares of common stock underlying options. Does not include 66,347 shares of common stock underlying options, 8,813 shares of common stock subject to restricted stock unit or performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 9, 2016. Also does not include shares of common stock underlying a performance restricted stock unit award and a performance share unit award that are subject to stockholder approval of the Amended and Restated 2012 Long-Term Incentive Plan at this meeting.

(8)
Includes 157,049 shares of common stock underlying options. Does not include 78,626 shares of common stock underlying options, 9,341 shares of common stock subject to restricted stock unit or performance restricted stock unit awards or shares issuable under performance share unit awards that do not become exercisable or issuable within 60 days of March 9, 2016. Also does not include shares of common stock underlying a performance restricted stock unit award and a performance share unit award that are subject to stockholder approval of the Amended and Restated 2012 Long-Term Incentive Plan at this meeting.

(9)
Does not include 800 shares of common stock subject to restricted stock unit awards or 12,973 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 9, 2016.

(10)	Includes 2,405 shares subject to vesting under a restricted stock unit award.

(11)
Includes 2,405 shares subject to vesting under a restricted stock unit award. Does not include 687 shares of common stock subject to restricted stock unit awards or 1,373 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 9, 2016.

(12)
Does not include 687 shares of common stock subject to restricted stock unit awards or 8,945 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 9, 2016.

(13)	Includes 17,364 shares of common stock underlying options. Does not include 6,957 shares issuable under deferred stock units that will not become settleable within 60 days of March 9, 2016.

(14)
Includes 882 shares subject to vesting under a restricted stock unit award. Does not include 3,065 shares of common stock subject to restricted stock unit award that will not vest within 60 days of March 9, 2016.

(15)
Does not include 1,506 shares of common stock subject to restricted stock unit award or 4,194 shares issuable under deferred stock units that will not vest or become settleable within 60 days of March 9, 2016.

(16)
Includes 4,865 shares of common stock underlying options. Does not include 1,623 shares of common stock underlying options or 7,986 shares issuable under deferred stock units that will not become exercisable or settleable within 60 days of March 9, 2016.

(17)
Includes 7,179 shares of common stock underlying options and 2,405 shares subject to vesting under a restricted stock unit award. Does not include 2,394 shares of common stock underlying options that will not become exercisable within 60 days of March 9, 2016.

(18)
Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes 178,309 shares of common stock underlying options and 1,995 shares subject to vesting under a restricted stock unit award. Does not include 137,833 shares of common stock issuable upon exercise of options, 21,622 shares subject to restricted stock unit or performance restricted stock unit awards, 1,439 shares issuable under deferred stock units or shares issuable under performance share unit awards that do not become exercisable, issuable or settleable within 60 days of March 9, 2016. Also does not include shares of common stock underlying performance restricted stock unit awards and performance share unit awards that are subject to stockholder approval of the Amended and Restated 2012 Long-Term Incentive Plan at this meeting.

Section 16(a) Beneficial Ownership Reporting Compliance
Our Directors and executive officers and our ten percent stockholders are required to file with the SEC reports of ownership and changes in ownership of our common stock. All 2015 reports were filed on time.

ELECTION OF DIRECTORS
Process for Nominating Directors
The Nominating and Corporate Governance Committee of our Board, which we refer to in this "Election of Directors" section as the "Committee," is responsible for identifying, recruiting, evaluating and recommending to the Board nominees for election at the 2016 Annual Meeting of Stockholders (and any adjournments or postponements of the meeting) (the "Annual Meeting").
Identification and Evaluation Process. The process for identifying and evaluating nominees to the Board is initiated by Committee and Board discussions concerning the skills and competencies of the current membership of the Board. While the Board does not have any mandatory policies with respect to rotation of Committee assignments or chairs, its process for identifying and evaluating nominees does take into account the periodic rotations of committee chairs and committee members. Its process also seeks to address both short-term and longer-term needs of the Board. Once the need for a new Director has been determined, the Board begins a process to identify a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board, management, stockholders or others and, if the Committee deems appropriate, a third-party search or board advisory firm. To help the Committee determine whether Director nominees qualify to serve on our Board and would contribute to the Board's current and future needs, candidates undergo a series of interviews with, and evaluations by, the CEO, the Chair of the Committee and generally one or more other members of the Committee. In addition, candidates complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Candidates are evaluated by the Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references. Using the input from the interviews and other information it has obtained, the Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Committee should recommend to the Board that the Board nominate the prospective candidate for election by the stockholders or to fill a vacancy on the Board.
Stockholder Nominations and Bylaw Procedures. The Committee will consider written proposals from stockholders for nominees for Director. Nominations should be submitted to the Committee, c/o the Corporate Secretary, and include at least the following: name of the stockholder and evidence of such person's ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director and the candidate's consent to be named as a Director if selected by the Committee and nominated by the Board.
Our Bylaws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our Bylaws, as amended by our Board effective November 4, 2014, have been filed as an exhibit to our Current Report on Form 8-K filed on November 10, 2014. To nominate a person for election to the Board, a stockholder must set forth all information relating to the nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors or is otherwise required in each case pursuant to Section 14 under the Securities Exchange Act of 1934, as amended (and the related rules and regulations). Such notice must also contain information specified in the Bylaws as to the Director nominee, information about the stockholder making the nomination, including name and address, number of shares owned, and representations regarding the intention to make such a nomination and to solicit proxies in support of it. We may require any proposed nominee to furnish information concerning his or her eligibility to serve as an Independent Director or that could be material to a reasonable stockholder's understanding of the independence of the nominee.
To nominate a person for election to the Board at our annual meeting of stockholders, written notice of a stockholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year's annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year's meeting, a stockholder's written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first. At a special meeting of stockholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.
The Committee intends to use a substantially similar evaluation process as described herein for candidates identified by Directors or management to evaluate nominees for Director recommended by stockholders.
General Qualifications. The Board believes all Directors should possess certain personal characteristics,

including personal and professional integrity, substantial professional achievement, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our business, stockholders, employees, business partners and consumers. Under our Corporate Governance Guidelines (the "Guidelines"), when evaluating the suitability of individuals for nomination, the Committee seeks individuals from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise relevant to Realogy. The Committee takes into account many factors, including but not limited to: the individual's general understanding of the varied disciplines relevant to the success of a midcap publicly traded company in today's business environment; understanding of the real estate market and/or an understanding of other relevant business models (e.g., franchising and businesses that have a focus on branding); professional expertise and educational background; experience as a director of a publicly-traded company; and other factors described below. The Committee also considers an individual's ability to devote sufficient time and effort to fulfill his or her Realogy responsibilities, taking into account the individual's other commitments. In addition, the Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy, and when searching for a candidate to serve on the Audit Committee, financial expertise.
When determining whether to recommend a Director for re-election, the Committee also considers the Director's attendance at Board and committee meetings and participation in, and contributions to, Board and committee activities. In addition, under the Guidelines, the Committee generally will not recommend, and the Board will not approve, the nomination for re-election of an Independent Director who has reached the age of 75, unless the Committee, on an annual basis, waives or continues to waive, the mandatory age limitation. An employee Director must offer his or her resignation from the Board upon ceasing to be a Realogy officer though the Committee has the discretion as to whether or not it should accept the resignation.
Diversity. The Guidelines provide that the Committee will consider factors that promote diversity of views and experience when evaluating the suitability of individuals for nomination. While we have no formal written policy regarding what specific factors would create a diversity of views and experience, the Committee recognizes diversity's benefit to the Board and Realogy, as varying viewpoints contribute to a more informed and effective decision-making process.

As shown below, our current Directors have varied experiences, backgrounds and personal characteristics, which ensure that the Board will have diverse viewpoints, enabling it to effectively represent our business, stockholders, employees, business partners and consumers:

•	six Directors (including our CEO) are current or former chief executive officers or presidents of mid or large-cap publicly-traded companies;

•	four Directors have significant industry knowledge;

•	four Directors are women;

•	one Director is Hispanic;

•	one Director is Asian; and

•	the age range for the Directors is 43-65.
Individual Skills and Experience. When evaluating potential Director nominees, the Committee considers each individual's professional expertise and educational background in addition to the general qualifications. The Committee evaluates each individual in the context of the Board as a whole. The Committee works with the Board to determine the appropriate mix of backgrounds and experiences that would establish and maintain a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities, represent our stockholders' interests and best perpetuate our long-term success. The Committee conducts annual evaluations of the Board, the Board's committees and individual Directors that assess the experience, skills, qualifications, diversity and contributions of each individual and of the group as a whole.
The Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that will help meet specific Board needs, including:

•	industry knowledge, which is vital in understanding and reviewing our strategy;

•
operating experience as current or former executives, which gives Directors specific insight into, and expertise that fosters active participation in, the development and implementation of our operating plan and business strategy;

•	leadership experience, as Directors who have served in important leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others;

•
accounting, financial and/or capital markets expertise, which enables Directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•	technology and/or marketing experience; and

•	public company board and corporate governance experience at mid-cap or large publicly traded companies, which provides Directors with a solid understanding of their extensive and complex oversight responsibilities—including risk management and strategic planning—and furthers our goals of greater transparency, accountability for management and the Board and protection of stockholders' interests.

The following table highlights each current Director's specific skills, knowledge and experiences. A particular Director may possess other skills, knowledge or experience even though they are not indicated below.

	Industry	Operating	Leadership	Accounting and Financial	Technology and Marketing	Public Company Board/ Corporate Governance
Director Nominees
Raul Alvarez		x	x	x	x	x
Marc E. Becker	x			x		x
V. Ann Hailey		x	x	x	x	x
Duncan L. Niederauer		x	x	x	x	x
Richard A. Smith	x	x	x			x
Brett White	x	x	x	x		x
Michael Williams	x	x	x	x		x

Other Directors
Jessica M. Bibliowicz		x	x	x		x
Fiona P. Dias		x	x		x	x
Sherry M. Smith			x	x		x
The Board believes that all of the Directors, including the six Director nominees, are highly qualified. As the table shows, the Directors have leadership and professional experience, knowledge and skills that qualify them for service on our Board. As a group they represent diverse views, experiences and backgrounds. With the exception of Mr. Smith, our Chairman and Chief Executive Officer, and Mr. Becker, a partner of Apollo, all of our Directors satisfy all of our independence requirements. All Directors possess the personal characteristics that are essential for the proper and effective functioning of the Board. Each Director biography below contains additional information regarding his or her professional experience, qualifications and skills.
Board of Directors
At the date of this proxy statement, the Board consists of ten members, eight of whom are Independent Directors under The New York Stock Exchange listing standards and our corporate governance documents. As described below, two of our Independent Directors, Brett White and Jessica M. Bibliowicz, will no longer serve as Directors following this meeting.
At the 2014 annual meeting, our stockholders approved amendments to our Certificate of Incorporation to eliminate the classification of our Board on a rolling basis commencing with this Annual Meeting. The Third Amended and Restated Certificate of Incorporation

provides that those Directors elected prior to 2015 will serve out the remainder of their three-year terms, and commencing with the 2015 Annual Meeting, Directors elected to succeed Directors whose terms expire at an annual meeting are elected annually for terms expiring at the next succeeding annual meeting. Newly created Board seats will continue to be allocated to the classes until declassification is completed at the 2017 annual meeting of stockholders, and Directors appointed to fill newly created Board seats or vacancies will hold office for a term that coincides with the remaining term of the relevant class. Following the election of Directors at this Annual Meeting, the only remaining class of Directors with a three-year term will be two Class II Directors (Ms. Dias and Ms. Smith) whose term will expire at the 2017 annual meeting of stockholders.
Our Board composition has undergone significant change since October 10, 2012, the effective date of our initial public offering. At the time of the initial public offering, our Board was comprised of four nominees of Apollo, our Chairman and CEO and one Independent Director. Since then, in connection with Apollo's sale of its equity interest in the Company through two secondary public offerings in April and July 2013, three of the four Apollo nominees resigned (with Mr. Becker continuing to serve on the Board but not as a "nominee" of Apollo), and to add diversity and breadth to our Board and to comply with The New York Stock Exchange listing requirements, we have added six Independent Directors.

Seven of our ten current Directors have been elected by our public stockholders.
On February 23, 2016, Brett White notified Realogy Holdings Corp. of his decision not to stand for re-election to our Board when his current term expires at this meeting. Mr. White will continue to serve as a member of the Board until this meeting. Mr. White’s decision is based solely on his time commitments as Chairman and Chief Executive Officer of Cushman Wakefield (formerly DTZ Holdings plc).  These commitments increased significantly last September with DTZ Holding plc's acquisition of Cushman & Wakefield and his appointment as Chairman and Chief Executive Officer of the combined company, having previously served as Executive Chairman of DTZ Holdings plc.
In February 2016, the Committee recommended, and the Board nominated, Raul Alvarez, Marc E. Becker, V. Ann Hailey, Duncan L. Niederauer, Richard A. Smith and Michael J. Williams for election at the Annual Meeting. The nominees, all of whom are current Directors, are standing for election as Directors to hold office for a one-year term expiring in 2017 or until her successor has been duly elected and qualified. Each nominee has consented to his or her nomination for election to the Board.
On March 6, 2016, Jessica M. Bibliowicz, a Class II Director, notified the Company of her decision to resign as a member of the Board, effective as of the date of this meeting. Ms. Bibliowicz’s decision to resign is based solely on her recent increased time commitments with other for profit and non-profit affiliations.
The information below regarding the age of each Director nominee and the current Class II Directors is as of March 1, 2016, and includes each Director's professional experience, educational background and qualifications. The information also sets forth the public company directorships each Director currently holds or has held during the past five years.
If a Director nominee should become unavailable to serve as a Director, an event that we do not anticipate occurring, the persons named as proxies intend to vote the shares for the person whom the Board may designate to replace that nominee. In lieu of naming a substitute, the Board may reduce the number of Directors on our Board.
Stockholder Voting for Election of Directors
Pursuant to the Bylaws, Directors are each elected by a majority of the votes cast with respect to that nominee in uncontested elections. This means that the number of votes cast "for" each Director nominee must exceed the number of votes cast "against" that nominee. Any abstentions or broker non-votes are not counted as votes cast "for" or "against" that nominee's election and will have no effect on the election of Directors.
Under the Board's Director Resignation Policy, each incumbent Director who fails to receive the required vote for election or re-election in an uncontested election is required to submit a contingent, irrevocable resignation that the Board may accept. The Committee is required to make a recommendation to the Board as to the action to be taken with respect to the tendered resignation. In making this recommendation, the Committee will consider all factors deemed relevant by its members.
The Board is required to act on the resignation within 90 days following the date of the stockholders' meeting at which the election of the Directors occurred. In considering the Committee's recommendation, the Board will consider the information, factors and alternatives considered by the Committee and such additional information, factors and alternatives the Board believes to be relevant. We will promptly publicly disclose the Board's decision and process in a report filed with the SEC. Any Director who tenders his or her resignation under this process will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other Committee and Board activities, deliberations and decisions during this Committee and Board process.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF THE NOMINEES,
RAUL ALVAREZ, MARC E. BECKER, V. ANN HAILEY, DUNCAN L. NIEDERAUER,
RICHARD A. SMITH AND MICHAEL J. WILLIAMS.

Nominees for Election to the Board for a
One-Year Term Expiring at the 2017 Annual Meeting
Raul Alvarez, age 60, has been a Director since August 2013 and has served as a member of the Compensation Committee since December 2013. He is currently Chairman and Representative Director at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez served as President and Chief Operating Officer of McDonald's Corporation from August 2006 until December 2009. Previously, he served as President of McDonald's North America from January 2005 to August 2006 and as President of McDonald's USA from July 2004 to January 2005. Mr. Alvarez is a Director at Dunkin' Brands Group, Inc., Lowe's Companies, Inc. and Eli Lilly and Company and served as a Director of McDonald's Corporation and KeyCorp until 2009.
Mr. Alvarez brings to the Board financial acumen as well as operating experience in franchising, company owned operations and executive leadership. His position as a Director of other public companies also enables him to share with the Board his experience with governance, audit and compensation issues facing public companies.
Marc E. Becker, age 43, has served as a Director since April 2007 and served as Chair of the Nominating and Corporate Governance Committee from October 2012 until July 22, 2013 and Chair of the Compensation Committee from February 2008 until July 22, 2013. Mr. Becker is a partner of Apollo. He has been employed by Apollo since 1996. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker also serves on the Boards of Directors of CEVA Group Plc, Pinnacle Agriculture Holdings LLC, Prime Security Services Borrower, LLC and Vantium Management, L.P. During the past five years, Mr. Becker also served as a Director of Affinion Group, Inc. from October 2005 to November 2015, Apollo Residential Mortgage, Inc. from July 2011 to June 2015, Evertec, Inc. from September 2010 to December 2013, Novitex Holdings, Inc. from October 2013 to October 2014, SourceHOV Holdings, Inc. from January 2006 to May 2011, Quality Distribution, Inc. from June 1998 to May 2011, and Vantium Capital, Inc. from August 2007 to October 2012.
Mr. Becker is affiliated with Apollo, has experience making and managing private equity investments on behalf of Apollo and led the Apollo diligence team for the Realogy acquisition in 2007. He was intimately involved in the management of Apollo's investment in the Company from the acquisition date until Apollo sold its remaining equity interest in the Company in July 2013.
V. Ann Hailey, age 65, has served as a Director and Chair of our Audit Committee since February 2008, and as a member of our Nominating and Corporate Governance Committee since October 2012 and a member of our Compensation Committee from October 2012 to December

2013. From July 2012 to March 2014, Ms. Hailey served as President, Chief Executive Officer and Chief Financial Officer of Famous Yard Sale, Inc., an on-line marketplace for celebrities to connect with their fans by offering items in a virtual yard sale format. From January 2009 to January 2010, Ms. Hailey served as Chief Financial Officer of Gilt Groupe, Inc., an Internet retailer of discounted luxury goods. Ms. Hailey had served as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007, first having served as EVP, Chief Financial Officer from August 1997 until April 2006 and then serving as EVP, Corporate Development until September 2007. Ms. Hailey is currently a Director of W.W. Grainger, Inc. and TD Ameritrade Holding Corporation. She served as a member of the Avon Products, Inc. Board of Directors from 2008 to March 2016 and the Limited Brands, Inc. Board of Directors from 2001 to 2006. From 2004 to 2009, she served as Director of the Federal Reserve Bank of Cleveland and was Chair of its Audit Committee from 2006 through 2009.
Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in finance, strategic planning, branding and marketing, retail goods and sales and distribution on a global scale. Ms. Hailey's positions as chief financial officer, her current and prior service on the audit committees of other public companies and as Audit Chair of the Cleveland Federal Reserve and her accounting and financial knowledge, also impart expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experiences at Gilt Groupe Inc. and Famous Yard Sale, Ms. Hailey added experience in Internet site development and selling as well as new venture management and funding.
Duncan L. Niederauer, age 56, has served as a Director of the Company since January 2016.  He is currently a partner of Manikay Global, a financial services infrastructure firm, a managing member of 555 Capital, an angel investment fund, the non-executive Chairman of Scenic Advisement, LLC, which provides advisory services to private companies, and a founding partner of Mountain Top Advisory Group, a professional services firm focused on professional athletes. He previously served as chief executive officer of NYSE Euronext (the “NYSE”) from December 2007 until the NYSE’s merger with Intercontinental Exchange in November 2013, and thereafter continued to serve as chief executive officer of the NYSE until his retirement in August 2014. Prior to joining the NYSE, Mr. Niederauer worked at Goldman Sachs for 22 years, where he was a partner and co-Head of the Equities Division Execution Services and Head of Electronic Trading and e-Commerce Strategy.  Mr. Niederauer serves as a Director of First Republic Bank and is a member of its Investment Committee and Enterprise Risk Management Committee.

Mr. Niederauer is well qualified to serve as a member of the Board based on his experience at Goldman Sachs as well as his role as CEO of the NYSE. In addition to his leadership skills, Mr. Niederauer has a keen understanding of the capital markets and the impact that technology may have on a business, both as an enabler and a disrupter.
Richard A. Smith, age 62, has served as our President and Chief Executive Officer since November 13, 2007, as Chairman of the Board since March 2012, and as a Director since our separation from Cendant in July 2006. Prior to November 13, 2007, he served as our Vice Chairman of the Board and President. Mr. Smith was Senior Executive Vice President of Cendant from September 1998 until our separation from Cendant in July 2006 and Chairman and Chief Executive Officer of Cendant's Real Estate Services Division from December 1997 until our separation from Cendant in July 2006. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Under the terms of his employment agreement, Mr. Smith serves as a member of the Board of Realogy during his employment term. His current term of employment ends on April 9, 2017.
Mr. Smith's current responsibilities and leadership as Chief Executive Officer of the Company make him well qualified to serve on the Board.
Michael J. Williams, age 58, has been a Director and a member of the Audit Committee and the Nominating and Corporate Governance Committee since November 1, 2012 (and as Chair of the Nominating and Corporate Governance Committee since August 2013), and a member of the Compensation Committee since January 7, 2013. Mr. Williams also has served as Lead Independent Director (or Presiding Director) since November 2013 and for three months prior thereto served as the ad hoc Presiding Director. From November 2012 to June 2014, Mr. Williams served as a senior advisor to Sterling Partners, a private equity firm with offices in Chicago and Baltimore and as non-executive chairman of the Board of Directors of Prospect Mortgage LLC, a Sterling Partners' portfolio company. Since June 2014, Mr. Williams has served as Chief Executive Officer and Chairman of Prospect Mortgage LLC. He served as President and Chief Executive Officer of Fannie Mae, and a member of its Board of Directors and executive committee, from April 2009 to June 2012. He previously served as Fannie Mae's Executive Vice President and Chief Operating Officer from November 2005 to April 2009. Mr. Williams also served as Fannie Mae's Executive Vice President for Regulatory Agreements and Restatement from February 2005 to November 2005, as President, Fannie Mae eBusiness from July 2000 to February 2005 and as Senior Vice President, e-commerce from July 1999 to July 2000. Prior to this, Mr. Williams served in various roles in the Single-Family and Corporate Information Systems divisions of Fannie Mae. Mr. Williams joined Fannie Mae in 1991.
Mr. Williams' extensive experience in business, finance, accounting, mortgage lending, real estate and the regulation of financial institutions, which he gained during his tenure at Fannie Mae, make him well qualified to serve on the Board.
Directors Continuing in Office for a Term
Expiring at the 2017 Annual Meeting of Stockholders
Fiona P. Dias, age 50, became a member of our Board in June 2013 and has served as a member of the Nominating and Corporate Governance Committee and Compensation Committee since August 2013. Ms. Dias is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held that position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc. (now eBay Enterprise), a provider of digital commerce solutions, from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Inc., Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias serves on the Board of Directors of Advance Auto Parts, Inc., a specialty retailer, and served as a Director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.
Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's review and assessment of the Company's multi-brand strategies. Her position as a Director of other public companies also enables her to share with the Board her experience with governance and compensation issues facing public companies.
Sherry M. Smith, age 54, became a member of our Board in December 2014 and has served as a member of the Audit Committee since her appointment to the Board. Ms. Smith served as chief financial officer and executive vice president of SuperValu Inc., a grocery retailer and food distributor, from December 2010 until August 2013. She previously served as senior vice president of finance from 2006 until 2010, and before that as senior vice president of finance and treasurer from 2002 until 2005, and in various other capacities with SuperValu from 1987 to 2001, including accounting, audit, controller, compensation, mergers and acquisitions, strategic planning and treasury. She is a member of the Board of Directors of

Deere & Company, Piper Jaffray Companies and Tuesday Morning Corporation.
The following qualifications led the Board to conclude that Ms. Smith should serve on Realogy's Board: her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of Supervalu Inc., the breadth of her experiences in auditing, finance, accounting, compensation and strategic planning, and her subject matter knowledge in the areas of finance and accounting.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This section discusses our policies and practices with respect to executive compensation and presents a review and analysis of executive compensation earned in fiscal year 2015 by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (our "named executive officers" or "NEOs") as follows:

Richard A. Smith	Chairman, Chief Executive Officer and President
Anthony E. Hull	Executive Vice President, Chief Financial Officer and Treasurer
Donald J. Casey	President and Chief Executive Officer of Title Resource Group ("TRG")
Alexander E. Perriello, III	President and Chief Executive Officer of Realogy Franchise Group ("RFG")
Bruce Zipf	President and Chief Executive Officer of NRT LLC ("NRT")
Executive Summary
In 2015 Realogy experienced solid operating and financial performance with revenues up 7% year-over-year and 2015 Adjusted EBITDA growth of 8% compared to 2014. During 2015, we generated strong cash flows that allowed us to retire approximately $800 million in high yield debt and delever the balance sheet. Reducing debt positions the Company to provide a better return on capital to the stockholders and enhances liquidity for growth through additional investments. Our 2014 strategic acquisition of ZipRealty resulted in the 2015 deployment of a new turn-key technology platform, ZAPSM. ZAP allows our franchisees and their affiliated sales associates to be more productive and meet the demand for user friendly mobile technology for today’s homebuyer. We also continued to be actively involved in M&A, including acquisitions to expand our Company-owned brokerage operations in existing geographic markets as well as entering the Carolinas and to expand our title and settlement services company by a Texas acquisition. Throughout the year we had a strong focus on cost reduction and efficiency improvement as well restructuring our businesses to improve margins and better serve our customers.
2015 was the second full year for the Company with a fully independent Compensation Committee. The Committee continued its work of bringing the Company's executive compensation programs and policies in line with best practices for publicly traded companies. The Company's executive compensation practices reflect pay-for-performance principles and are aligned with the long-term interests of the stockholders.
It is important to note that for investors reviewing the trailing three-year compensation history, substantially all of the 2013 NEO compensation was comprised of payouts under a private-equity based, incentive compensation program established while the Company was privately owned and do not reflect the public company pay practices under the control of the current Compensation Committee comprised entirely of Independent Directors. In light of those payments, however, the Compensation Committee made no 2013 long term incentive awards to the NEOs in 2013. As such, for purposes of the Say-on-Pay vote and our current executive pay practices, we believe that investors should focus on the pay practices during the past two years when the independent Compensation Committee (the "Committee") controlled the awards.
The executive incentive plans put in place in 2014 and 2015 are working as designed. Concurrent with the decline in our stock price, certain metrics have not been achieved and management has seen a reduction in realizable compensation values. In 2014, for example, the Committee set robust performance goals, certain of which were not achieved (EBITDA and margin targets) because the entire residential real estate industry experienced near flat growth. The Committee made no changes to metrics or adjustments to address the challenging market conditions—even though the Company had outperformed the industry in 2014. The 2014 annual bonus for corporate executives was approximately 63% of target.
During 2015, the Committee:

•	continued the practice it initiated in 2014 of annual long-term, predominantly performance-based equity plan aligned with the interests of the stockholders;

•
utilized metrics for both its short and long-term plans tied to the growth of the Company both on absolute and relative bases and that require the achievement of robust performance targets aligned with stockholders' interest in EBITDA, free cash flow generation and relative total stockholder return;

•
focused on talent management and succession planning, including NEO succession. As part of this effort, the Committee has reviewed the competencies developed by management to assess executive leadership potential and management is developing processes to evaluate those competencies on an ongoing basis; and

•	maintained best practice executive compensation practices, including no excise tax gross ups;

establishment of clawback policy providing for the claw back of both cash and equity compensation; double trigger change in control provisions; absence of cash-based retention plans; robust stock ownership guidelines; no hedging or pledging of stock; and use of an independent compensation consultant.

Our short-term program in 2015 paid out at approximately target with respect to consolidated results but our 2015 long-term incentive program—which comprised a majority of total direct compensation—had realizable values at 2015 year-end significantly below grant date fair value. Taken as a whole, the 2015 CEO target direct compensation (based upon target bonus award and grant date fair values of the equity awards) lost 29% of its value as of December 31, 2015 and the 2015 CEO long-term incentive awards lost 45% of their grant date fair value as of December 31, 2015. These compensation losses in value were greater than the 18% decline in our stock price in 2015 and exemplify the strong alignment of our compensation practices with stockholder value creation.
2015 Executive Compensation Highlights
Among the executive compensation highlights for 2015 were the following:

•	89% of the CEO 2015 Total Direct Compensation is At-Risk and Based upon Company Performance.

•
The Plan Design of the 2015 Long-Term Equity Incentive Awards Consists Entirely of Performance-Based or "At-Risk" Awards. The following pie chart shows the equity vehicles comprising the CEO 2015 Long-Term Incentive Program or LTIP grant:

20%
40%
60%
PSU
20%
20%
Cumulative Free Cash Flow PSU
Relative Total Stockholder Return PSU
Options
Performance Restricted Stock Units

◦	60% of the CEO LTIP award (and 50% of the other NEO awards) consists of performance share unit or PSU awards measuring performance over the three-year period ending December 31, 2017.

▪
40% of the CEO's entire LTIP grant is based upon free cash flow generation. The cumulative free cash flow metric aligns the CEO long-term compensation with the Company's operating performance, its strategic investments and acquisitions and its ability to delever the balance sheet.

▪
20% of the CEO's entire LTIP grant is based upon relative total stockholder performance. The relative total stockholder return metric aligns the NEO's long-term compensation with the stockholders' focus on total stockholder return relative to other investments (specifically the SPDR S&P Homebuilders ETF (XHB) index). The introduction of a relative performance-based metric was based in part upon feedback from stockholders in the Company's investor outreach program.

◦
20% of the CEO LTIP award (30% of the other NEO LTIP awards) consists of performance restricted stock units that vest equally over a three-year period, subject to the attainment of an EBITDA target for 2015 that was achieved.

◦
The remaining 20% of the 2015 LTIP awards consists of options that vest in four equal annual installments and have value only with stock price appreciation. As discussed below, the options with an exercise price of $46.47 per share currently have no realizable value and will not have any such value until the stockholders see an increase of more than $9.80 from the closing sale price at December 31, 2015.

•
Reflecting the Committee's focus on pay-for-performance and alignment of compensation with stockholder interests, the anticipated achievement levels on various performance awards currently are below grant date value. These awards are tied in part to stock performance, which has been weak.

◦	Approximately 29% of the CEO 2015 Total Direct Compensation had no realizable value at December 31, 2015, given the Company's 2015 stock performance.

◦
The following bar charts illustrate the loss of realizable value between 2014 and 2015 CEO target direct compensation (based upon target bonus award and grant date fair values of the equity awards) and realizable value at December 31, 2015—for the equity awards, based upon the closing stock price of our common stock on that date:

◦	Key differences between 2014 target and realizable value:

▪
The options included in the 2014 LTIP had no realizable value as the closing sale price of the common stock at year-end 2015 was $36.67—$10.82 below the $47.49 per share exercise price of those options.

▪	The 2014 CEO EIP payment was 63% of target.

▪
Based upon management's projections, the 2014 PSU award is expected to pay out below target. The realizable value of the 2014 PSU award also reflects a decline in value based upon a $10.82 per share decline in our stock price from the February 27, 2014 grant date to December 31, 2015.

◦	Key differences between 2015 target and realizable value:

▪	The options included in the 2015 LTIP had no realizable value as the closing sale price of the common stock on that date was $36.67—$9.80 below the $46.47 exercise price.

▪
The PSU award based upon our total stockholder return relative to the XHB index for the three year period ending December 31, 2017, would have resulted in no payout if the period had ended on December 31, 2015 as our common stock was 18.8 percentage points below the XHB index for 2015 (the 50% threshold entry point being at negative 18.6).

▪
Based upon management's projections, while the cumulative free cash flow metric target under one of the 2015 PSU awards is expected to be met or exceeded, the realizable value of the cumulative free cash flow-based PSU award and the performance restricted stock unit award reflect a decline in value as a result of the $9.80 per share decline in our stock price from the February 26, 2015 grant date to December 31, 2015.

▪	Payout under the 2015 Annual Executive Incentive Plan to the CEO was at 100% of target.

•
Rigorous Goal Setting of Annual Executive Incentive Plan and PSU Performance Objectives. The Committee established rigorous performance goals under the 2015 Annual Executive Incentive Plan or EIP—the annual cash bonus in which the NEOs participate—and the 2015 long-term incentive plan.

◦	EIP performance goals are set at difficult EBITDA targets.

◦
For 2015 EIP targets, the Committee set challenging targets that anticipated homesale transaction volume growth, but also took into consideration costs associated with strategic goals for increased technology deployment and accretive acquisitions.

◦
The 2015 EIP performance goals were set at a level that required both cost-controls and revenue growth—but factored in, among other things, the incremental expense associated with technology spending and strategic acquisitions. These investments were necessary for long-term growth even though they limited EBITDA growth in 2015. Specifically, the 2015 EIP consolidated EBITDA target was $754 million, a $10 million increase from the $744 million EIP consolidated EBITDA achieved in 2014.

◦
The industry growth that the targets anticipated was higher than the actual market conditions for certain key segments of our business. While 2015 did see industry growth—most of that growth occurred at homesale average sale prices below those of our Company-owned brokerage operations. Notwithstanding these challenges, through strategic acquisitions, careful execution and various cost controls, the performance against 2015 EIP targets generally was in line with the targets—and without any diminution in strategic technology and M&A initiatives.

◦	The 2015 CEO EIP payment was at target and the other NEO payouts under the EIP ranged from 89% to 130% of target reflecting the impact of business unit performance.

◦
The 2015 long-term incentive plan performance unit awards metrics are challenging and achievement at target will require substantial management initiatives to achieve. In particular, achievement of the relative total stockholder return performance goals will require substantially outperforming the XHB index over the next two years, given the relative underperformance in 2015.

•
CEO Target Compensation Based Upon a Review of Peer Company Compensation Practices, Surveys and Other Data. The CEO 2015 total target compensation was set at $9.1 million, and took into account the CEO's leadership and strategic initiatives as well as competitive pay practices in the peer group selected by the Committee and surveys.

◦
The Committee, upon advice and input from its independent compensation consultant, made no changes in 2015 to base salary or target incentive award of the CEO, but focused on long-term incentives for the CEO, which are heavily weighted to "at risk" vehicles—PSU awards, performance restricted stock units and time-based options.

◦	The CEO total direct compensation in 2014 and 2015—which each took into account competitive pay practices—were nearly $17 million and $15 million less than the CEO total direct compensation for 2013.

▪
Although CEO performance and compensation are often measured for the prior three years, most of the CEO actual compensation in 2013 related to payments from older private equity plans that were not established during the period following the Company's initial public offering. They consisted of significant pay-for-performance payouts under the private equity-based compensation program—the Phantom Value Plan—that concluded in 2013 and represented substantially all of the long-

term compensation earned during the six-year period that the Company was controlled by private equity. These payouts were paid— at the CEO's election—in shares of common stock (and restricted stock awards)—all of which the CEO continues to hold.

▪
Normalizing the 2013 CEO total direct compensation to remove the legacy private equity compensation, but to include a conventional awards of the type that would have been made under a public company long term incentive plan (using the actual 2014 CEO LTIP grants as a likely comparable), the 2013 normalized total direct compensation would have been approximately $8.6 million and the CEO average total direct compensation for the three-year period ended December 31, 2015 would have been approximately $8.3 million—in line with the Company's compensation peer group.

•
Fully Independent Compensation Committee. 2015 was the second full year that the Committee was comprised solely of Independent Directors—the former private equity stockholders having sold all of their shares in the Company in two secondary public offerings in 2013 and relinquished effective control of the Company and the Committee as of August 2013.

•
Independent Compensation Committee Advisor. Frederic W. Cook & Co., Inc. ("Cook") acts as the Committee's independent compensation consultant, having been retained in August 2013. Cook advised the Committee on the establishment of a new peer group in late 2013, annually provides a competitive pay analysis based upon this peer group as well as survey and other data, and advises on salary adjustments, the design, components and size of the long-term incentive program, and the design of the annual incentive program. Cook also evaluates the proposed metrics to be utilized under the performance-based portion of the long-term incentive plan and the annual incentive plan and provides competitive pay information with respect to compensation of Non-Management Directors.

•
Succession Planning and Talent Development. Commencing in 2014, the Committee increased its focus on talent development and succession planning for the Company's executive officers (other than the CEO) and key individuals within the Company's senior leadership group and made recommendations to the Board regarding possible successors for these positions. The Board itself addresses the succession plans relating to the CEO. During 2015, the Company hired a Chief Human Resources Officer to oversee the Company's human resources function, including succession planning and talent development.

•	No Excise Tax Gross-Ups. None of the employment agreements with the NEOs contain an excise tax gross-up provision.

•	Clawback Policy. The Committee adopted a clawback policy in January 2014 that allows the Company to claw back both cash and equity awards to NEOs.

•	No Single-Trigger Change of Control Payments. The Committee affirmed use of equity incentives that contain double triggers on a change-in-control.

•	No Cash-Based Retention Plans. The Committee reconfirmed prior decisions to discontinue solely cash-based retention plans for NEOs.

•
Stock Ownership Guidelines. The Committee maintains rigorous stock ownership guidelines for both management and the Company's Independent Directors. The NEOs each currently meet the stock ownership requirements. In addition, aligning with the long-term interests of the stockholders, the CEO has retained ownership of all of his equity.

•
No Hedging or Pledging under Trading Policy. The Company's trading policies prohibit hedging and pledging by all employees and Directors (and any ability to grant exceptions to the prohibition). To our knowledge, all of our Directors or executive officers are in compliance with these policies and have not hedged or pledged any of our securities.

Investor Outreach; 2015 Say-on-Pay Vote

•
Investor Outreach on Governance and Compensation Matters. In 2014, the Independent Directors took control of executive compensation and the Company engaged in an investor outreach program with respect to its compensation and governance practices. The stockholders emphasized their interest in performance-based compensation for the NEOs. The Committee took the investor input into consideration in connection with the design of the 2015 and 2016 long-term incentive programs discussed below.

•
Active Investor Relations Program. Management meets with investors regularly in the weeks following the release of the Company's quarterly and annual earnings and attends conferences.  For example, following the release of second quarter 2015 earnings, management attended meetings and conferences in seven cities reaching approximately 175 current and potential investors. During these meetings, management met with stockholders that together represented almost 45% of Realogy’s voting shares as well as equity surveillance estimates.  Areas of investor interest include margin expansion and the Company's capital allocation policy.  Management has responded to investor concerns about improving margin by taking actions to streamline its cost structure and increase its operational efficiency. In February 2016, the Board also has authorized a share repurchase program.

•
2015 Say-on-Pay Vote. As a result of the compensation and governance changes described above and communicated to our stockholders as part of the investor outreach, at its 2015 Annual Meeting of Stockholders, Realogy's executive compensation program was approved, on an advisory basis, by 97% of the votes cast (including abstentions). The Committee and the other members of our Board believe this level of support for the executive compensation program reflects stockholder support of the Company's development—post-IPO—of new executive compensation and governance programs, including the pay for performance philosophy of its executive compensation program.

•
Relative Total Stockholder Return ("TSR") Metric in 2015 Long-Term Incentive Plan. In furtherance of pay-for-performance and stockholder alignment, the Committee went beyond the 2014 long-term incentive plan design for 2015. It initiated a new TSR metric for a portion of the performance share unit awards. This decision reflects feedback that the Company had received from several stockholders in its Investor Outreach program—namely, to incorporate relative performance measures and not those solely related to Company performance. Accordingly, 20% of the total grant date fair value of the various equity vehicles included within the 2015 Long-Term Incentive Plan are based upon the Company's total stockholder return relative to the SPDR S&P Homebuilders ETF (XHB) index over the three-year period ending December 31, 2017.

•
Use of Identical Metrics for 2016 Long-Term Incentive Plan. In developing and approving the 2016 Long-Term Incentive Plan, the Committee incorporated feedback that it had received from several stockholders in its Investor Outreach program—specifically, to utilize consistent metrics: a short-term incentive based upon Adjusted EBITDA and long-term incentives based upon cumulative free cash flow and relative total stockholder return measures. The goals reinforce the Company's focus on improving operating margins.

Compensation Philosophy and Peer Group Analysis. In August 2013, the Committee directed Cook to review and recommend a peer group to be used in evaluating executive compensation for 2014 and beyond. One of the conclusions of that work, which reaffirmed previous work done in connection with IPO preparations, was that almost all of the Company's closest peers were privately held firms and as a consequence, information on their compensation practices was not publicly available. Another conclusion was that the companies in the same industrial classification with Realogy are largely asset-based real estate investment trusts or owners of commercial property. The business skills and business models of these firms are considerably different from that of a service-based residential real estate franchisor and brokerage company. Those firms make major capital investments in high value commercial properties and manage those properties. In contrast, the Company businesses are strictly fee-for-service models and relate to residential properties. Further, the Company's business does not involve ownership or investment in properties and follows the cycles of the residential real estate industry, not those of commercial real estate.
After substantial review and discussion among the Committee, its advisor and management, the Committee established a peer group for use in making compensation decisions. The peer group includes publicly traded companies based upon revenues and market capitalization. The peer group includes companies with a franchising business model but excludes real estate investment trusts and homebuilders. The Committee believes the leadership skill sets and experience required for the Company more closely align with those in franchising businesses than those in commercial real estate investment activities. Notwithstanding this review and establishment of a peer group, the Committee recognized it would need to look beyond that peer group, to other more broad-ranging survey data, because even with the franchising peers, almost all of the Company's closest peers remain privately held. It also recognized that from a total stockholder return or "TSR" perspective, almost no public companies followed the same business cycle or economic trends as those impacting residential real estate—again for the reason that the Company's major business competitors are all privately held.

The peer group selected by the Committee to utilize in connection with the Company's executive compensation program consist of the following companies:
ABM Industries Incorporated
Avis Budget Group, Inc.
Brinker International, Inc.
CBRE Group, Inc.
Darden Restaurants, Inc.
Dunkin' Brands Group, Inc.
H&R Block, Inc.
Hertz Global Holdings, Inc.

Hyatt Hotels Corporation
Intercontinental Hotels
Iron Mountain Incorporated
Jones Lang LaSalle Incorporated
Marriott International, Inc.
Starwood Hotels & Resorts Worldwide, Inc.
The Western Union Company
Wyndham Worldwide Corporation

The peer group has remained unchanged since its selection by the Committee in late 2013. In terms of size, compared to the peer companies, based upon data as of and for the year ended December 31, 2015, Realogy's revenues were at the 70th percentile and its market capitalization was at the 25th percentile.
Although the firms in the peer group employ executives with a skill set comparable to those of the Company, they operate in businesses with very different business cycles from residential real estate. Accordingly, in constructing the TSR metric for the performance share unit awards in 2015, the Committee looked to the XHB index as more reflective of the business cycle of the residential real estate business.
Compensation Philosophy. The Company's compensation philosophy has the following key objectives:

•	attraction and retention of high-performing executives;

•	a pay-for-performance focus that ties a meaningful portion of pay to business performance, both short and long-term;

•	alignment of compensation with stockholder interests in both short-term performance and long-term value creation;

•	reinforcement of ethical behavior and practices;

•	discouragement of excessive risk; and

•	flexibility to respond to the necessities of a cyclical industry.
With regard to pay levels:

•
target total compensation should be set at the outset of the compensation period by taking into account compensation paid to similarly-situated executives of comparable proficiency, with flexibility to vary individual executive compensation to specific factors such as tenure, experience, proficiency in role, criticality to the organization and other business needs; and

•	all actual payments on incentive components should be a function of Company operating, financial, and stock performance during the performance period.

Benchmarking Analysis and 2015 LTI Grants. At the November 2014 meeting and in preparation for the establishment of 2015 executive compensation, Cook delivered a detailed and comprehensive analysis of peer group information and general industry survey data designed to educate the Committee on current compensation ranges by executive position together with plan design and component weighting information. With respect to survey data, the Committee considers only the aggregated survey data, not the identity of the individual companies comprising the survey data because the Compensation Committee does not consider the identity of the companies comprising the survey data to be material for this purpose. The data looked at salary, short-term compensation and long-term compensation individually and on a total direct basis for each position level. It provided percentile ranking information and observations on the import of that data. Last, it offered comments on aggregate share usage and a long-term incentive cost budget.
During the following months, the Committee continued to evaluate a long-term incentive program for the NEOs, which also included an evaluation in early 2015 of NEO performance. In February 2015, the Committee took action to approve long-term incentive awards to the NEOs described below under "Long-Term Equity Incentives," with at least 50% of the awards to pay out in early 2018 based upon achievement of performance metrics over the three-year performance period from January 1, 2015 through December 31, 2017.

Executive Compensation Elements. The principal components of compensation for our named executive officers in 2015 were:

•	Base salary;

•	Annual cash incentive award;

•	2015 long-term equity incentive awards (which include both time-based and performance-based vesting conditions); and

•	Severance and other benefits and limited perquisites.
A substantial majority of the compensation of our CEO and other NEOs is (1) variable consisting of annual cash bonuses and long-term equity awards and (2) performance-based consisting of annual cash bonuses and each of the equity vehicles included within the long-term equity program. The rationale for this mix of compensation vehicles and the emphasis on variable and performance-based compensation is to align compensation with the Company's operating performance and stockholder value.
As shown in the charts below:

•	89% of our CEO 2015 total direct compensation and 79% of the average total direct compensation for our other NEOs (taken together) is variable or at risk compensation; and

•	76% of our CEO 2015 total direct compensation and 68% of the average total direct compensation for our other NEOs (taken together) is performance-based.

CEO and All Other NEOs Compensation Mix
Base Salary. We provide our NEOs with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for our named executive officers are determined for each executive based on position, scope of responsibility and contribution to our performance.
Salary levels are generally reviewed as part of our annual performance review process, though, as described more fully below, changes are typically made less frequently than annually. Salary levels are also reviewed upon a promotion or other material change in job responsibility. Merit based increases to salaries of the named executive officers are based on the Committee's assessment of individual performance taking into account recommendations from Mr. Smith (other than as to his own salary). In reviewing base salaries for executives, the Committee considers an internal review of the executive's compensation, individually and relative to other officers, with a primary emphasis on each executive's ability to contribute to the Company's financial and strategic goals. The Committee also considers the individual sustained performance of the executive over a period of time as well as the expected future contributions, outside survey data and analysis on market comparables, and the extent to which the proposed overall operating budget for the upcoming year (which is approved by the Board) contemplates salary increases. Any base salary adjustment is made by the Committee subjectively based upon the foregoing and is not specifically weighted on any one factor.

•	No change was made to the CEO base salary in 2015, which has remained unchanged since 2006.

•	Prior to 2015, salaries for the other NEOs had remained constant for the past three years for Messrs.

Hull and Zipf and for nearly four years for Messrs. Casey and Perriello.

•
In its 2015 review of total compensation payable to the other NEOs, the Committee approved base salary adjustments, effective May 1, 2015. The Committee determined that the recommended base salary adjustments were warranted after consideration of the factors above.

•	NEO salaries are expected to remain constant in 2016, absent an internal promotion.

The following table sets forth the changes in base salary approved in 2015:

Name	Salary ($)	$ Change	% Change	Effective Date
Richard A. Smith	1,000,000	—	—%
Anthony E. Hull	675,000	75,000	13%	5/1/2015
Donald J. Casey	450,000	50,000	13%	5/1/2015
Alexander E. Perriello, III	600,000	50,000	9%	5/1/2015
Bruce Zipf	625,000	50,000	9%	5/1/2015
Annual Incentive Award. Our NEOs generally participate in an annual incentive compensation program with performance objectives established by the Committee and communicated to our NEOs within 90 days following the beginning of the calendar year. Under their respective employment agreements, the target annual bonus payable to our NEOs is 100% of annual base salary, or, in Mr. Smith's case, given his overall greater accountability for the performance of the Company, 200% of his annual base salary.
In connection with the Company's initial public offering, the Company adopted the 2012 Short-Term Incentive Plan (the "2012 STIP") to provide future annual incentive bonus awards based on the achievement of certain performance goals. On February 23, 2015, the Committee approved the annual incentive structure under the 2015 Executive Incentive Plan, which was established pursuant and subject to the terms of the 2012 STIP, with the following key terms:

•
The performance criteria under the 2015 Executive Incentive Plan were based on consolidated company-wide and business unit EBITDA (earnings before interest, taxes, depreciation and amortization) and certain other adjustments provided under the 2015 Executive Incentive Plan.

•
We believe EBTIDA is a key measure in evaluating the overall performance of our operating businesses and is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present and EBITDA measure when reporting results.

•	The incentive opportunity for Mr. Smith and Mr. Hull were based solely upon consolidated EBITDA results.

•
The incentive opportunity for our other named executive officers (Messrs. Casey, Perriello and Zipf) were based upon consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%).

•
EBITDA performance levels were set that, if achieved, would produce incentive payouts under the 2015 Executive Incentive Plan at 25%, 100% or 200% of the target annual bonus amounts. Where performance achievement fell between performance levels, incentive payments were determined by linear interpolation.

•	Our consolidated EBITDA threshold performance level had to be achieved before any NEO could qualify for an incentive payment.

•	EIP performance goals are set annually at difficult EBITDA targets.

•
For 2015 EIP targets, the Committee set challenging targets that anticipated homesale transaction volume growth but also took into consideration the strategic goals of increased technology deployment and accretive acquisitions

•
The 2015 EIP performance goals were set at a level that required both cost controls and revenue growth— but factored in incremental expense associated with the ZAP technology development and roll-out, NRT strategic acquisitions and normalized compensation. Reflecting these headwinds, the 2015 EIP consolidated EBITDA target was set at $754 million, a $10 million increase from the $744 million EIP consolidated EBITDA achieved in 2014.

•	The industry growth that the targets anticipated was higher than the actual 2015 market conditions for certain key segments of our business. While 2015 did see industry growth—most of that growth occurred at homesale average sale prices below those of our Company-owned brokerage operations. Notwithstanding these challenges, through strategic acquisitions, careful execution and various cost controls, the performance against 2015 EIP targets generally was in line with the targets—and without any diminution in strategic technology and M&A initiatives.

The pre-established Plan EBITDA performance levels at threshold, target and maximum payout and the actual Plan EBITDA performance achieved are set forth in the table below (with the corresponding payout as a percentage of actual Plan EBITDA performance set forth in the next table):

Plan EBITDA Performance Level (1)	Plan EBITDA Performance Levels by Business Unit (in millions)
	Payout as % of Target	Consolidated Realogy	RFG (2)	NRT (3)	Cartus	TRG
Threshold	25%	$639	$161	$154	$90	$29
Target	100%	754	193	201	103	39
Maximum	200%	904	238	259	121	52
Actual Plan EBITDA		754	203	180	102	47
Reported Realogy Consolidated EBITDA		726
_______________

(1)	Consolidated Realogy and Business Unit Plan EBITDA is before legacy costs (benefit), extinguishment of debt, restructuring and certain other items.

(2)	RFG Plan EBITDA excludes intercompany royalties and marketing fees paid by NRT to RFG of $295 million.

(3)	NRT Plan EBITDA excludes PHH Home Loans earnings of $14 million.
On February 23, 2016, based upon the foregoing determination, the Committee approved the cash amounts payable to the NEOs under the 2015 Executive Incentive Plan (the "2015 EIP") set forth in the table below:

Name	Annual Incentive Target	Payment Weighting		% of Performance Level Achieved			Total 2015 EIP Payment
		Unit	Realogy	Unit	Realogy	Weighted
Richard A. Smith	$2,000,000	N/A	100%	N/A	100%	100%	$2,000,000
Anthony Hull	675,000	N/A	100%	N/A	100%	100%	675,000
Donald J. Casey	450,000	50%	50%	159%	100%	129.5%	582,750
Alexander Perriello, III	600,000	50%	50%	124%	100%	112%	672,000
Bruce Zipf	625,000	50%	50%	78%	100%	89%	556,250

Long-Term Equity Incentives.
2015 Long-Term Incentive Program. The 2015 long-term incentive plan for the NEOs adopted in February 2015 includes a mix of performance share units, options and performance restricted stock units issuable under the 2012 Long-Term Incentive Plan (the "2012 LTIP"), with 50% (or in the case of the CEO, 60%) of the total grant date fair value in performance share units as follows:
CEO Long-Term Incentive

All Other NEOs Long-Term Incentive

20%
20%
60%
Performance Share Units
Options
Performance Restricted Stock Units

30%
50%
20%
Performance Share Units
Options
Performance Restricted Stock Units

The following table sets forth the grants made to the NEOs under the 2015 long-term incentive program, effective February 26, 2015:

Name	Target Number of Cumulative Free Cash Flow-Based Performance Share Units	Target Number of Relative TSR-Based Performance Share Units	Number of Shares Underlying Performance Restricted Stock Units	Number of Shares Underlying Option Grant	Grant Date Fair Value (1)
Richard A. Smith	51,646	29,175	25,823	67,873	$5,999,948
Anthony E. Hull	11,943	8,995	11,943	20,927	$1,849,935
Donald J. Casey	7,746	5,835	7,746	13,574	$1,199,896
Alexander E. Perriello, III	10,006	7,537	10,006	17,533	$1,549,937
Bruce Zipf	10,652	8,023	10,652	18,665	$1,649,980
_______________

(1)	Performance share units valued at target.
The performance share unit awards or PSUs, represent at least 50% of the 2015 grant date fair value of the 2015 LTIP award, and reward performance over a three-year performance period ending December 31, 2017. The PSUs are denominated in stock units. There are two PSU awards: one based upon a relative total stockholder return metric and the other based upon a cumulative free cash flow metric.

The number of units that may be earned under each PSU will be a multiple of the target award based upon the achievement of the applicable performance metric over the three-year performance period (with a threshold payout at 50% and a maximum payout at 175% of the target award for the PSU grant based upon the relative total stockholder return metric and 200% of the target award for the PSU award based upon the cumulative free cash flow metric), and the share units earned under either award will be distributed in actual shares of the Company's common stock in early 2018.
The PSUs vest at the end of 2017 and are forfeitable if the Company does not meet threshold cumulative cash flow and threshold relative total stockholder returns.
The relative total stockholder return or TSR metric, which represents 20% of the entire LTIP award grant date fair value, aligns the NEO's long-term compensation with the stockholders' focus on total stockholder return relative to other investments and is consistent with the advice of its independent compensation consultant that this metric is a prevailing trend in executive compensation.
Payouts (if any) will be based upon the extent to which Realogy's total stockholder return or TSR for the three-year period ending December 31, 2017 performs relative to the SPDR S&P Homebuilders ETF (XHB) index TSR.

•	Payouts will be made at target to the extent the Realogy TSR is within two percentage points (either positive or negative) of the XHB index TSR.

•	Payments will be made at threshold (50% of target) if the Realogy TSR trails the XHB index by 18.6 percentage points.

•	Maximum payouts will be made at 175% of target if the Realogy TSR exceeds the XHB index TSR by 25.7 percentage points, assuming the Realogy TSR is positive.

•	Any payout under this metric will be capped at target if the Realogy TSR is negative.

•	The value of shares to be issued in payment of this award may not 300% of the award's grant date fair market value.
In deciding to utilize a total stockholder return metric, the Committee recognized that almost all of the Company's competitors are privately-held. In the absence of an index of publicly-traded companies engaged in a similar business to the Company, the Committee reviewed several different indices to utilize for this metric, and decided that the trading history of the XHB index was the most comparable to the trading history of the common stock. In deciding upon the XHB index, the Committee understood that it includes housing-related companies, such as businesses related to home improvements, that do not always have the same volatility patterns and challenges as residential real estate brokerages and may perform favorably even in years in which the consumers take a cautious approach to home purchases. The Committee will regularly evaluate the trading correlation between the XHB Index and the common stock and may determine to use another index with respect to future grants, if any, tied to relative TSR.
The cumulative free cash flow metric, which represents 40% of the entire LITP award grant date fair value for the CEO and in the case of the other NEOs, 30% of such value, also aligns the NEO's long-term compensation with the manner in which stockholders measure the Company's operating performance and its ability to continue to de-lever the balance sheet and make strategic investments and/or acquisitions. The target award for cumulative free cash flow aligns with the Company's 2015-2017 strategic plan.
The target for this metric is subject to certain enumerated adjustments that include increases or decreases in cash amounts assumed in the forecast underlying the targets that relate to the following items:

•	cash used or provided by the Company or its subsidiaries for the funding of obligations under the relocation securitization programs during the Performance Period;

•	Cendant legacy cash payments during the Performance Period;

•	cash used during the Performance Period to pay call premiums to extinguish debt;

•	cash taxes;

•	cash payments for fees and expenses relating to business optimization during the Performance Period;

•
cash used during the Performance Period relating to litigation, arbitration, regulatory investigations and tax audits plus settlements, judgments and orders, net of insurance reimbursement, and additional costs incurred to comply with any such settlements, judgments and orders as well as costs incurred to comply with new laws, regulations and enforcement policies (both domestic and foreign).

Adjustments will also be made for acquisitions with a purchase price over $50 million consummated during the last six months of the Performance Period to adjust net income (loss) and interest expense for such acquisitions.
The Company must achieve 79.7% of target cumulative free cash flow for the minimum payout (50% of target) under this metric and 113.7% of target cumulative free cash flow for the maximum payout (200% of target).
The restrictions on the shares of performance restricted stock units lapse over three years, with 33.33% lapsing on each anniversary of the grant date, but vesting is conditioned upon achievement of an EBITDA performance goal for 2015. The EBITDA performance goal for 2015 was achieved.
The options have a maximum term of ten years and vest over four years, with 25% vesting on each anniversary date of the grant date. The options have an exercise price equal to the closing sale price of our common stock on the date of grant.
The options and the performance restricted stock units each represent 20% of the grant date fair value of the CEO's 2015 LTIP. For the other NEOs, the performance restricted stock units represent 30%, and the options 20% of the grant date fair value of the 2015 LTIP awards.
See "—Potential Payments Upon Termination or Change-in-Control" for a discussion of the impact on each equity instrument of an NEO's termination of employment or a change of control of the Company during a performance period under a PSU or during the vesting period of either a performance restricted stock unit award or option grant.
In arriving at the individual 2015 equity grant levels, the Committee considered a number of factors, including the competitive pay analysis prepared by Cook, the need to provide sufficient long-term incentives to the NEOs to retain the ELC members (recognizing their criticality to the Company and their recognition as industry leaders), and the individual performance reviews conducted by the Committee and in the case of the CEO, the Board.
As Chairman, CEO and President of the Company, Mr. Smith's 2015 equity grants are larger than those received by the other named executive officers. Mr. Smith's awards recognize the scope of his responsibilities as Chairman, CEO and President. The NEO awards to the three business unit CEOs recognized the size and scope of their respective business units and, with respect to the awards made to the CFO, his role in the oversight of our entire finance operations as well as our continuing efforts to deleverage.

2016 Long-Term Incentive Program. The 2016 long-term incentive plan for the NEOs adopted in February 2016 include a mix of performance share units, options and performance restricted stock units issuable under the Amended and Restated 2012 LTIP. As with the 2015 awards, the performance share unit awards consist of two grants: one based upon cumulative free cash flow and the other based upon relative stockholder total return, with the relative target number of share units between the two awards remaining unchanged from the 2015 grants. The performance share units with the cumulative free cash flow metric and the performance restricted stock unit awards included in the 2016 long-term incentive plan are subject to the stockholders approving the Amended and Restated 2012 LTIP at this meeting.
The table below sets forth the grants made to the NEOs under the 2016 long-term incentive program, effective February 26, 2016. Of note, while the Committee increased the aggregate value of the awards to certain NEOs, it made no change to the aggregate value of the CEO's awards, in recognition of the stock performance in 2015.

Name	Target Number of Cumulative Free Cash Flow-Based Performance Share Units	Target Number of Relative TSR-Based Performance Share Units (1)	Number of Shares Underlying Performance Restricted Stock Units (1)	Number of Shares Underlying Option Grant	Aggregate Value of All Awards(2)
Richard A. Smith	73,551	42,628	36,775	109,389	$6,000,000
Anthony E. Hull	18,387	14,209	18,387	36,463	$2,000,000
Donald J. Casey	11,952	9,236	11,952	23,701	$1,300,000
Alexander E. Perriello, III	14,250	11,012	14,250	28,258	$1,550,000
Bruce Zipf	18,387	14,209	18,387	36,463	$2,000,000
_______________

(1)
Award subject to stockholders approving the Amended and Restated 2012 LTIP at this meeting. If the Amended and Restated 2012 LTIP is so approved, grant date fair value of these awards will be determined on the date of the meeting and such value could vary from the values ascribed to them in the table above.

(2)	Performance share units valued at target.
Timing of Equity Grants. Our practice generally is to grant annual long-term incentive awards to the NEOs and other key employees at the regularly scheduled Committee meeting in February of each year with awards granted and priced on the third business day following the release of full year earnings results and the filing of our Annual Report on Form 10-K. The Committee retains the ability to determine that another grant date may be appropriate in certain circumstances. During the year, the Committee also may approve equity awards typically for executives hired or promoted and in connection with acquisitions. The Committee also has delegated to the CEO certain limited authority to make grants to non-Section 16 officers and the Committee is apprised of any such grants on a quarterly basis.
In connection with valuing the grants of stock-based awards, it is our policy generally to use, as the grant or strike price for any stock-based compensation vehicle, the closing price of our common stock on the effective date of the grant, which in connection with the annual equity grants, is a date several days after the Company has publicly released its financial results for the preceding year. For performance restricted stock units and for performance stock units that are based upon achievement of Company-specific metrics, the Committee typically approves a dollar value, which is then divided by the closing sale price of our common stock on the date of grant. For valuing performance stock units that have a relative total stockholder return metric, the Committee utilizes a Monte Carlo simulation performed by an independent third party valuation firm to determine fair value and for valuing options, the Company utilizes a Black-Scholes valuation methodology.
Limited Other Benefits and Perquisite Programs. Our compensation program does not include material other benefits or perquisites. Our NEOs generally participate in the same programs as our other employees, as discussed below.
Our NEOs may participate in our 401(k) plan. The plan currently provides a matching contribution of 50% of amounts contributed by the officer, subject to a maximum of 6% of eligible compensation. The NEOs may also participate in the Company's Executive Deferred Compensation Plan and defer cash and/or equity under that plan. Mr. Casey is our only NEO that participates in a now-closed, defined benefit pension plan (future accruals of benefits were frozen on October 31, 1999), and this participation relates to his former service with PHH.
The Committee adopted a policy in December 2006 that limits use of our fractional aircraft ownership (only Mr. Smith has access, subject to availability, for reimbursable personal use, and business use is limited to executive officers and subject to further limitations) and management adopted a policy that limits first-class air travel for our executives and employees. During 2015, Mr. Smith reimbursed us for all variable costs associated with his personal use of the aircraft in which we have a fractional ownership interest.
Mr. Smith is entitled to an additional annual bonus of approximately $100,000, the after-tax proceeds of which are required to be used to pay the annual premium on an existing life insurance policy. This benefit is provided to Mr. Smith as the replacement of a similar benefit previously provided to him by the Company's former parent company (Cendant).
Severance Pay and Benefits upon Termination of Employment under Certain Circumstances. On February 23, 2016, the Company entered into new severance agreements with the NEOs (other than the CEO), superseding their existing employment agreements. The terms of the new severance agreements are substantially similar to those contained in such NEO's superseded employment agreement, with certain modifications to reflect current best practices, as more fully summarized in the section of this proxy statement entitled "Agreements with Named Executive Officers." The NEOs have been parties to employment agreements that they entered into in 2007. The employment agreements with the NEOs (other than the CEO) were scheduled to expire in April 2016, while the CEO's employment agreement has a term ending in April 2017.
Set forth below is a description of the severance pay and benefits under the employment agreements as in effect prior to February 23, 2016, followed by a description of the key differences set forth in the new severance agreements with the NEOs (other than the CEO).
Under the employment agreements with our CEO and the now superseded employment agreements with the other NEOs, the severance pay is equal to a multiple of the sum of annual base salary and target bonus, along with the continuation of welfare benefits. Severance pay is payable upon a termination without "cause" by the Company or a termination for "good reason" by the executive during the term of the employment agreements, as such terms are defined in the employment agreements. The severance multiple for Mr. Smith, as our Chief Executive Officer, is 300%, for Mr. Hull, as our Chief Financial Officer, 200%, and for each other named executive officer, 100% (though in the case of such a termination of employment within twelve months following a Sale of the Company (as defined in the 2007 Amended and Restated Stock Incentive Plan), their multiple is 200%). The higher multiples of base salary and target bonus payable to Messrs. Smith and Hull are based upon Mr. Smith's overall greater responsibilities for our performance and Mr. Hull's responsibilities as our Chief Financial Officer.
No NEO is entitled to any tax reimbursement protection for "golden parachute excise taxes."
The agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits to each named executive officer in the event employment is terminated by reason of death or disability. For more information on the employment agreements, see "Potential Payments upon Termination or Change in Control." The Company's annual bonus plans have historically provided for a pro-rated bonus payment to an NEO if his or her employment terminates by reason of death or disability prior to the end of the applicable performance year.
The Committee believes the severance and benefits payable to our named executive officers under the foregoing circumstances aid in the attraction and retention of these executives as a competitive practice and is balanced by the inclusion of restrictive covenants (such as non-compete provisions) to protect our value following a termination of an executive's employment without cause or by the executive for good reason. In addition, we believe the provision of these contractual benefits will keep the executives focused on the operation and management of the business.

Forfeiture of Awards in the Event of Financial Restatement. We have adopted a clawback policy with respect to the forfeiture of equity incentive awards or bonuses that gives the Board the discretion to claw back amounts paid to NEOs in the event of a restatement of financial results that would have had the effect of reducing such compensation. The clawback policy also gives the Board the discretion to claw back incentive compensation in the event of misconduct by an NEO that causes material financial or reputational harm to the Company.
In addition, each of the employment agreements with the named executive officers includes, within the definition of termination for "cause", an executive purposefully or negligently making (or being found to have made) a false certification to us pertaining to the Company's financial statements.
The 2012 STIP and 2012 LTIP provide that the Committee has the right to provide, in the terms of awards made under the plans, or to require a participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the award will terminate and be forfeited if (i) a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, (ii) the participant at any time, or during a specified time period, engages in any activity that violates any applicable restrictive covenants of the Company, as may be further specified in an award agreement, (iii) the participant incurs a termination of employment or other service for "cause," as defined in the applicable award agreement or (iv) the participant at any time engages in unlawful and/or fraudulent activity that constitutes a breach of the Company's Code of Conduct policy as in effect from time to time or a breach of the participant's employment agreement, as may be further specified in an award agreement.
Policies prohibiting hedging and pledging of Company securities by Directors and all employees. Our Procedures and Guidelines Governing Securities Trades by Company Personnel was amended in November 2013 to broaden the scope of the prohibition from engaging in hedging transactions or pledging the Company's securities, including but not limited to our common stock, to not only our Directors, executive officers and certain employees who regularly have access to material non-public information but to all other employees, and to eliminate any waivers from that prohibition.
Stock Ownership Guidelines. In May 2013, the Company implemented stock ownership guidelines for members of the Executive Leadership Committee to encourage stock ownership among the ELC members to further the objective of aligning our executives' interests with those of our stockholders. Under Realogy's stock ownership guidelines, NEOs are required to own shares of common stock equal to a specified multiple of their annual base salary. The applicable levels are as follows:

Chairman and CEO	5x salary
Other Named Executive Officers	3x salary
Shares of Realogy common stock, vested stock options and unvested restricted stock and restricted stock units count as stock ownership, though the value of vested stock options cannot exceed 50% of the applicable ownership level. Unvested stock options and unearned performance shares are not counted. In addition, ELC members must retain one-half of the net shares upon exercise of an option (after giving effect to the exercise price and applicable taxes upon exercise) and one-half of the shares that have vested until the ELC member has met his or her minimum ownership level.
The NEOs have five years from implementation of the guidelines (until May 2018) to meet the ownership requirements. The NEOs each currently meet the stock ownership requirements.
Tax Considerations. Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation's named executive officers excluding the chief financial officer. Prior to the Company's initial public offering, our Board did not take the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our Committee has adopted a policy that states, where reasonably practicable, the Committee will seek to have the variable compensation paid to our named executive officers qualify for an exemption from the deductibility limitations of Section 162(m). The Committee may, however, in its judgment, authorize compensation payments that do not consider the deductibility of Section 162(m) when it believes, in its judgment, that such payments are appropriate to retain executive talent.
Transition provisions under Section 162(m) may apply for a period of three years following the consummation of our initial public offering to certain compensation arrangements that were entered into by the Company before it was publicly held, including the 2007 Stock Incentive Plan, the 2012 Short-Term Incentive Plan and the 2012 Long-Term Incentive Plan. The transition provisions expire at this Meeting. Therefore, the Company at this Meeting is seeking stockholder approval of an Amended and Restated 2012 Long-Term Incentive Plan for Section 162(m) purposes for both equity and cash based awards.
Compensation Committee. The Committee has the power and authority to oversee our compensation policies and programs and makes all compensation-related decisions for our named executive officers taking into account recommendations from the Committee's independent compensation consultant as well as our Chief Executive Officer (other than with respect to his own compensation). The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee's membership is determined by the Board. All of the members of the Committee are Independent Directors.
Compensation Risk Assessment. As part of its oversight of the Company's executive compensation program, the Committee considers the impact of the Company's executive compensation program, and the incentives created by the compensation awards that it administers, on the Company's risk profile. In addition, the Company reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a material risk to the Company. Based on this review, the Company has concluded that its compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.
Role of Compensation Consultant. In August 2013, the Committee retained Cook as a third-party advisor to provide independent advice, research and evaluation related to executive compensation.
Pursuant to its charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Company has provided appropriate funding to the Committee to do so.
Cook reports directly to the Committee, and the Committee may replace Cook or hire additional consultants at any time. Cook does not provide services to the Company other than executive compensation consulting to the Committee. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing. The Committee regularly reviews the services provided by its outside consultants and believes that Cook is independent in providing executive compensation consulting services. The Committee conducted a specific review of its relationship with Cook in 2015, and determined that

Cook's work for the Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act of 2010, by the SEC and by The New York Stock Exchange. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.
The Committee utilizes reports and analyses prepared by Cook. Cook's work for the Committee in 2015 included (1) competitive market pay analyses for the NEOs and four other executives who report to the CEO utilizing the peer group and survey data, (2) short-term and long-term incentive program design, (3) recommendations with respect to short-term and long-term incentives for the NEOs and (4) review of severance agreements for the NEOs (other than the CEO) and four other direct reports of the CEO. Cook also provided the Committee with competitive pay information with respect to compensation of Non-Management Directors, including a competitive market pay analysis utilizing the same peer group utilized for the NEOs. Cook reviews all compensation materials presented by management to the Committee, participates in one or more pre-meeting calls with the Committee Chair and attends all regularly scheduled meetings of the Committee.
Role of Executive Officers in Compensation Decisions. Mr. Richard Smith, our President, Chief Executive Officer and Chairman of our Board, annually reviews the performance of, and makes recommendations regarding, each of our named executive officers (other than himself). Mr. Smith's performance is annually reviewed by the Committee. The conclusions reached and recommendations based upon these reviews, including with respect to salary adjustment and annual incentive award target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to our executives. The Committee has final approval over all compensation decisions for our named executive officers, including approval of recommendations regarding cash and equity awards to all of our officers. The Company's Chief Human Resources Officer participates in the data analysis process.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Realogy Holdings Board of Directors that the Compensation Discussion and Analysis be included in this Annual Report.
COMPENSATION COMMITTEE
Brett White (Chair)
Raul Alvarez
Michael J. Williams
Fiona P. Dias

2015 Summary Compensation Table
The table below sets forth the compensation we provided in 2015, 2014 and 2013 to our named executive officers.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)(4)(5)(8)	Option Awards ($) (3)(6)	Non-Equity Incentive Plan Compensation ($) (7)(8)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings ($) (9)	All Other Compen-sation ($)	Total ($)

Richard A. Smith	2015	1,000,000	103,544	4,799,953	1,199,995	2,000,000	—	2,000	9,105,492
Chairman, Chief Executive Officer and President	2014	1,000,000	99,793	3,429,965	1,619,984	1,260,000	—	2,000	7,411,742
	2013	1,000,000	100,000	2,665,288	—	20,228,821	—	2,000	23,996,109

Anthony E. Hull	2015	650,000	—	1,479,946	369,989	675,000	—	7,950	3,182,885
Executive Vice President, Chief Financial Officer and Treasurer	2014	600,000	—	1,607,964	252,000	378,000	—	7,690	2,845,654
	2013	600,000	—	824,138	—	6,232,599	—	6,473	7,663,210

Donald J. Casey (10)	2015	433,333	—	959,908	239,988	582,750	—	7,950	2,223,929
President and Chief Executive Officer, Title Resource Group

Alexander E. Perriello, III	2015	583,333	—	1,239,954	309,983	672,000	—	5,615	3,120,868
President and Chief Executive Officer, Realogy Franchise Group	2014	550,000	—	1,363,960	203,487	514,250	—	9,287	2,640,984
	2013	550,000	—	678,039	—	5,249,209	—	7,817	6,485,065

Bruce Zipf	2015	608,333	—	1,319,983	329,997	556,250	—	7,763	2,822,326
President and Chief Executive Officer, NRT	2014	575,000	—	1,425,934	212,736	310,500	—	7,453	2,531,623
	2013	575,000	—	654,719	—	5,089,605	—	4,880	6,324,204
_______________

(1)
The following are the annual base salaries payable to each of the named executive officers as of December 31, 2015: Mr. Smith, $1,000,000; Mr. Hull, $675,000; Mr. Casey, $450,000; Mr. Perriello, $600,000; and Mr. Zipf, $625,000. Base salaries for all of the NEOs (other than the CEO) were increased to such amounts, effective May 1, 2015. The table represents the actual base salary paid in 2015 to the NEOs.

(2)
In January 2016, the Compensation Committee approved an annual bonus of $103,544 payable to Mr. Smith pursuant to the terms of his employment agreement, the after-tax proceeds of which are required to be used to pay the annual premium on an existing life insurance policy.

(3)
As more fully described in footnotes (4) and (5), the table reflects the aggregate grant date fair value of equity awards granted in 2015 computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(4)
In February 2015, each named executive officer received two performance share unit awards, one based upon a relative total stockholder return metric with a grant date value of $41.13 and the other based upon a cumulative free cash flow metric with a grant date fair value of $46.47, and a performance restricted stock unit award with a grant date fair value of $46.47 per share. The table below sets forth the allocation of the grant date fair value of the performance share units and performance restricted stock unit awards granted to the NEOs:

Name	Cumulative Free Cash Flow-Based Performance Share Units ($)	Relative TSR-Based Performance Share Units ($)	Performance Restricted Stock Units ($)	Total ($)
Richard A. Smith	$2,399,990	$1,199,968	$1,199,995	$4,799,953
Anthony E. Hull	554,991	369,964	554,991	1,479,946
Donald J. Casey	359,957	239,994	359,957	959,908
Alexander E. Perriello, III	464,979	309,996	464,979	1,239,954
Bruce Zipf	494,998	329,986	494,999	1,319,983

(5)
The grant date fair value of the performance share unit awards assuming achievement of the highest level of performance (175% of the target award for the PSU grant based upon the relative total stockholder return metric and 200% of the target award for the PSU grant based upon the cumulative free cash flow metric) for each of the NEOs is as follows (see "Grants of Plan-Based Awards for Fiscal 2015"):

Name	Cumulative Free Cash Flow-Based Performance Share Units Maximum Payout ($)	Relative TSR-Based Performance Share Units Maximum Payout ($)	Total Performance Share Units Maximum Payout ($)
Richard A. Smith	$4,799,980	$2,099,944	$6,899,924
Anthony E. Hull	1,109,982	647,437	1,757,419
Donald J. Casey	719,914	419,990	1,139,904
Alexander E. Perriello, III	929,958	542,493	1,472,451
Bruce Zipf	989,996	577,476	1,567,472

(6)	Each named executive officer received a non-qualified stock option in February 2015, each with an exercise price of $46.47 per share (see "Grants of Plan-Based Awards for Fiscal 2015").

(7)	Amounts for 2015 represent compensation payable under the Realogy 2015 Executive Incentive Plan.

(8)
Substantially all of the amounts under "Non-Equity Incentive Plan Compensation" (other than the amounts representing 2013 annual bonus payments) and all of the amounts under "Stock Awards" consisted of significant pay-for-performance payouts paid in shares of Common Stock (and restricted stock awards) under the private equity-based compensation program—the Phantom Value Plan—that was granted while the Company was privately-owned and concluded in 2013. The amounts under "Non-Equity Incentive Plan Compensation" were the grant date fair value of the fully-vested shares issued under the Phantom Value Plan and the amounts under "Stock Awards" were the grant date fair value of the restricted stock awards issued in consideration for the named executive officer's election to receive fully-vested shares of Realogy Holdings stock in lieu of cash under the Phantom Value Plan. The payouts (and restricted stock grant) represented substantially all of the long-term compensation earned during the six-year period that the Company was controlled by private equity. No LTIP awards were granted in 2013.

(9)
None of our named executive officers (other than Mr. Casey) is a participant in any defined benefit pension arrangement. The amounts in this column with respect to 2015 reflect the aggregate change in the actuarial present value of the accumulated benefit under the Realogy Pension Plan from December 31, 2014 to December 31, 2015. See "Realogy Pension Benefits" for additional information regarding the benefits accrued for Mr. Casey.

(10)	2015 is the first year in which Mr. Casey is an NEO and accordingly only his 2015 compensation is included in the table.

Grants of Plan-Based Awards for Fiscal Year 2015
Each of the named executive officers received grants in 2015 under the following non-equity incentive and stock-based compensation plans. Each of the named executive officers:

•	was a participant under the 2015 Realogy Executive Incentive Plan, pursuant to which he received cash compensation in March 2016; and

•	received stock options, performance share unit and performance restricted stock unit awards in February 2015 under the 2012 Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)(3)(4)(6)			All Other Option Awards: Number of Securities Underlying Options (#) (5)(6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Richard A. Smith	2/26/2015	500,000	2,000,000	4,000,000
	2/26/2015				25,823	51,646	103,292			2,399,990
	2/26/2015				14,588	29,175	51,056			1,199,968
	2/26/2015					25,823				1,199,995
	2/26/2015							67,873	46.47	1,199,995

Anthony E. Hull	2/26/2015	168,750	675,000	1,350,000
	2/26/2015				5,972	11,943	23,886			554,991
	2/26/2015				4,498	8,995	15,741			369,964
	2/26/2015					11,943				554,991
	2/26/2015							20,927	46.47	369,989

Donald J. Casey	2/26/2015	112,500	450,000	900,000
	2/26/2015				3,873	7,746	15,492			359,957
	2/26/2015				2,918	5,835	10,211			239,994
	2/26/2015					7,746				359,957
	2/26/2015							13,574	46.47	239,988

Alexander E. Perriello, III	2/26/2015	150,000	600,000	1,200,000
	2/26/2015				5,003	10,006	20,012			464,979
	2/26/2015				3,769	7,537	13,190			309,996
	2/26/2015					10,006				464,979
	2/26/2015							17,533	46.47	309,983

Bruce Zipf	2/26/2015	156,250	625,000	1,250,000
	2/26/2015				5,326	10,652	21,304			494,998
	2/26/2015				4,012	8,023	14,040			329,986
	2/26/2015					10,652				494,999
	2/26/2015							18,665	46.47	329,997
_______________

(1)
The non-equity incentive plan awards represent grants made under the 2015 Realogy Executive Incentive Plan (the "EIP"). The performance criteria under the EIP were 2015 consolidated and business unit EBITDA—or earnings before interest, taxes, depreciation and amortization (as adjusted pursuant to the terms of the EIP). The incentive opportunity for Mr. Smith and Mr. Hull was based upon consolidated EBITDA results. The incentive opportunity for our other named executive officers (Messrs. Casey, Perriello and Zipf) was based upon our consolidated EBITDA results (weighted 50%) and EBITDA results of their respective business units (weighted 50%). Pre-established EBITDA performance levels were set that, if achieved, would produce bonus payouts under the EIP at 25%, 100% or 200% of the target annual bonus amounts. Where performance levels fell between achievement percentage levels, bonuses were determined by linear interpolation. Our consolidated EBITDA threshold had to be achieved before any named executive officer could qualify for an incentive payment. Under their respective employment agreements, the target annual bonus payable to our named executive officers is 100% of their respective base salaries, or in the case of Mr. Smith, 200% of his base salary.

(2)
The first grant listed under this column for each NEO represents the potential threshold, target and maximum number of shares that may be earned under a performance share unit award (50%, 100% and 200% of target). Vesting of the performance share units is contingent upon achievement of the following metric: the Company's cumulative free cash flow with the target award aligned with the Company's 2015-2017 strategic plan. The cumulative free cash flow metric has a weighting of 67% of the 2015 performance share unit awards for the CEO and approximately 60% for the other NEOs. The cumulative free cash flow metric aligns the NEO's long-term compensation with the manner in which stockholders measure the Company's operating performance and its ability to continue to de-lever the balance sheet and make strategic investments and/or acquisitions. The actual number of performance share units earned pursuant to this award will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goals established at the time of grant as adjusted. Performance share units, if earned, convert to our common stock on a one-for-one basis. See"—Compensation Discussion and Analysis—Long-Term Equity Incentives—Performance Share Units" for a further discussion.

(3)
The second grant listed under this column for each NEO represents the potential threshold, target and maximum number of shares that may be earned under a performance share unit award (50%, 100% and 175% of target). Vesting of the performance share units is contingent upon achievement of the following metric: Realogy's total stockholder return relative to the SPDR S&P Homebuilders Index ("RTSR") for the three year performance period ending December 31, 2017. The RTSR metric has a weighting of 33% of the 2015 performance share unit awards for the CEO and approximately 40% of the performance share units for the other NEOs. Payouts under the RTSR metric will be based upon the extent to which Realogy's total stockholder return or TSR for the three-year period performs relative to the SPDR S&P Homebuilders ETF (XHB) index TSR. The actual number of performance share units earned pursuant to this award will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goals established at the time of grant as adjusted. Performance share units, if earned, convert to our common stock on a one-for-one basis. See"—Compensation Discussion and Analysis—Long-Term Equity Incentives—Performance Share Units" for a further discussion.

(4)
The third grant listed under this column for each NEO consists of performance restricted stock unit awards that vest in three equal annual installments commencing one year from the date of grant, subject to the achievement of an EBITDA target for 2015, which was met.

(5)	Consists of non-qualified options that become exercisable at the rate of 25% per year, commencing one year from the date of grant.

(6)	See "—Potential Payments Upon Termination or Change-in-Control" for a discussion of the impact on the 2015 equity grants of an NEO's termination of employment or a change of control of the Company.

(7)
The assumptions we used in determining the grant date fair value of these awards are described in Note 12, "Stock-Based Compensation" to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

The performance restricted stock units carry dividend equivalent rights related to any cash dividend paid by the Company while the restricted stock units are outstanding. In the event the Company pays a cash dividend on its outstanding shares following the grant of the restricted stock units, the number of performance restricted stock units will be increased by the number of units determined by dividing (i) the amount of the cash dividend on the number of shares covered by the performance restricted stock units at the time of the related dividend record date, by (ii) the closing price of a share on the related dividend payment date. Any additional performance restricted stock units credited as dividend equivalents will be subject to the same vesting requirements, settlement provisions, and other terms and conditions as the original performance restricted stock units to which they relate.
The 2015 performance stock unit awards do not carry dividend equivalent rights.

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table sets forth outstanding equity awards as of December 31, 2015 held by our named executive officers:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)(2)	Number of Shares of Stock That Have Not Vested (#) (3)(4)	Market Value of Shares of Stock That Have Not Vested ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (5)(6)(7)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (8)

Richard A. Smith					25,823	946,929
							72,225	2,648,491
							103,292	3,787,718
							14,588	534,942
	7,479	—	22.25	10/15/2018
	14,106	—	22.00	4/17/2019
	33,866	—	17.50	10/16/2019
	18,090	—	33.50	4/15/2020
	37,350	—	137.50	11/9/2020
	87,150	—	20.75	11/9/2020
	90,000	30,000	17.50	4/30/2022
	270,000	90,000	27.00	10/10/2022
	19,660	58,980	47.49	2/27/2024
	—	67,873	46.47	2/26/2025

Anthony E. Hull					5,306	194,571
					11,943	437,950
							25,900	949,753
							23,886	875,900
							4,498	164,942
	4,626	—	22.25	10/15/2018
	8,724	—	22.00	4/17/2019
	10,284	—	17.50	10/16/2019
	5,594	—	33.50	4/15/2020
	9,000	—	137.50	11/9/2020
	21,000	—	20.75	11/9/2020
	24,750	8,250	17.50	4/30/2022
	90,000	30,000	27.00	10/10/2022
	3,058	9,175	47.49	2/27/2024
	—	20,927	46.47	2/26/2025

Donald J. Casey					3,116	114,264
					7,746	284,046
							16,213	594,531
							15,492	568,092
							2,918	107,003
	2,218	—	22.25	10/15/2018
	4,184	—	22.00	4/17/2019
	4,932	—	17.50	10/16/2019
	2,683	—	33.50	4/15/2020
	5,400	—	137.50	11/9/2020
	16,500	5,500	17.50	4/30/2022
	36,000	12,000	27.00	10/10/2022
	1,796	5,388	47.49	2/27/2024
	—	13,574	46.47	2/26/2025

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)(2)	Number of Shares of Stock That Have Not Vested (#) (3)(4)	Market Value of Shares of Stock That Have Not Vested ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#) (5)(6)(7)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (8)

Alexander E. Perriello, III					4,284	157,094
					10,006	366,920
							22,294	817,521
							20,012	733,840
							3,769	138,209
	3,806	—	22.25	10/15/2018
	7,177	—	22.00	4/17/2019
	8,461	—	17.50	10/16/2019
	4,603	—	33.50	4/15/2020
	9,000	—	137.50	11/9/2020
	21,000	—	20.75	11/9/2020
	22,500	7,500	17.50	4/30/2022
	60,000	20,000	27.00	10/10/2022
	2,469	7,409	47.49	2/27/2024
	—	17,533	46.47	2/26/2025

Bruce Zipf					4,479	164,245
					10,652	390,609
							23,307	854,668
							21,304	781,218
							4,012	147,120
	3,675	—	22.25	10/15/2018
	6,931	—	22.00	4/17/2019
	8,170	—	17.50	10/16/2019
	4,444	—	33.50	4/15/2020
	7,200	—	137.50	11/9/2020
	16,800	—	20.75	11/9/2020
	23,250	7,750	17.50	4/30/2022
	69,000	23,000	27.00	10/10/2022
	2,581	7,746	47.49	2/27/2024
	—	18,665	46.47	2/26/2025
_______________

(1)
All options with an expiration date of October 15, 2018, April 17, 2019, October 16, 2019 and April 15, 2020 are exercisable in full. They vested at the rate of one third of the total shares subject to the options on each of the first three anniversaries of their respective dates of grant (April 15, 2011, October 17, 2011, April 16, 2012 and October 15, 2012, respectively) and became first exercisable on October 10, 2013—one year following Realogy Holdings' initial public offering.

(2)
All options with an expiration date of April 30, 2022, October 10, 2022, February 24, 2024 and February 26, 2025 become exercisable as to twenty-five percent (25%) of the total shares subject to the option on each of the first four anniversaries of their respective dates of grant (April 30, 2012, October 10, 2012, February 24, 2014 and February 26, 2015, respectively). The options with an expiration date of November 9, 2020 are fully exercisable.

(3)
The first row under this column for each NEO (other than the CEO) represents the unvested shares under a 2014 restricted stock unit award that vests at the rate of one-third of the number of shares subject to the award on each of the first three anniversaries of the date of grant (February 27, 2014).

(4)
The second row under this column for each NEO (or the first row for the CEO) represents unvested shares under a 2015 performance restricted stock award that vests at the rate of one-third of the number of shares subject to the award on each of the first three anniversaries of the date of grant (February 26, 2015), subject to the achievement of an EBITDA target for 2015, which was met.

(5)
The first row under this column represents a 2014 grant of performance share units that vests following the conclusion of a three-year performance period ending on December 31, 2016 based upon the achievement of two performance metrics as measured against the pre-established performance goals. Amount reported is based on performance through December 31, 2015. The award would have paid out above the threshold level based upon performance as of December 31, 2015 and accordingly the shares represent the target number of shares that may be earned (the next highest performance level).

(6)
The second row under this column represents a 2015 grant of performance share units that vests following the conclusion of a three-year performance period ending on December 31, 2017 based upon the generation of cumulative free cash flow as measured against the pre-established performance goals. Amount reported is based on performance through December 31, 2015. The award would have paid out above target based upon performance as of December 31, 2015 and accordingly the shares represent the maximum number of shares that may be earned (the next highest performance level—200% of target).

(7)
The third row under this column represents a 2015 grant of performance share units that vests following the conclusion of a three-year performance period ending on December 31, 2017 based upon the Realogy's total stockholder return relative to the XHB index total stockholder return. Amount reported is based on performance through December 31, 2015. The award would have paid out below the threshold level based upon performance as of December 31, 2015 and accordingly the shares represent the threshold number of shares that may be earned.

(8)	Calculated using the closing price of our common stock on The New York Stock Exchange on December 31, 2015 of $36.67.
Option Exercises and Stock Vested for Fiscal Year 2015
The following table sets forth information with respect to the vesting of restricted stock and restricted stock units for each of our named executive officers during 2015. No options were exercised by the named executive officers during 2015.

	Stock Awards
Name	Number of shares acquired on vesting (#) (1)(2)	Value realized on vesting ($) (2)
Richard A. Smith	31,591	1,230,154
Anthony E. Hull	12,307	497,965
Donald J. Casey	6,391	259,865
Alexander E. Perriello, III	10,237	413,758
Bruce Zipf	10,038	406,694
_______________

(1)	Calculated based upon the closing sale price on the dates of vesting multiplied by the number of shares vested on such dates, as follows:

Name	Vesting Date	Number of shares acquired on Vesting Before Tax Withholding (#)		Closing Price Per Share ($)	Value realized on vesting ($)

Richard A. Smith	10/10/2015	31,591		38.94	1,230,154

Anthony E. Hull	2/27/2015	2,653		46.00	122,038
	10/10/2015	9,654	(2)	38.94	375,927
		12,307			497,965

Donald J. Casey	2/27/2015	1,558		46.00	71,668
	10/10/2015	4,833		38.94	188,197
		6,391			259,865

Alexander E. Perriello, III	2/27/2015	2,143		46.00	98,578
	10/10/2015	8,094		38.94	315,180
		10,237			413,758

Bruce Zipf	2/27/2015	2,240		46.00	103,040
	10/10/2015	7,798		38.94	303,654
		10,038			406,694
A portion of the shares that vested were withheld by the Company to pay minimum withholding taxes due upon issuance, with the exception of Mr. Hull's October 10, 2015 vesting of 3,205 shares not subject to deferral, who elected to pay cash to pay the withholding taxes. Accordingly, the named executive officers actually received fewer shares than the amounts set forth in the above table.

(2)
Pursuant to a deferral election made under the Realogy Executive Deferred Compensation Plan, Mr. Hull deferred receipt of 6,449 shares included in this column that vested on October 10, 2015, which had a value of $251,124 on such date. Those shares were deferred for two years from the date of vesting. The table does not include 3,892 shares that had vested on October 10, 2013, receipt of which had been deferred for two years. The value of those shares on October 10, 2015 (the date of distribution) is reported in the "Aggregate Withdrawals/Distributions" column under "Non-Qualified Deferred Compensation at 2015 Fiscal Year End."

Realogy Pension Benefits at 2015 Fiscal Year End
Prior to Realogy Group's separation from Cendant, Cendant sponsored and maintained the Cendant Corporation Pension Plan (the "Cendant Pension Plan"), which was a "defined benefit" employee pension plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a successor to the former PHH Corporation Pension Plan (the "Former PHH Pension Plan"). During 1999, the Former PHH Pension Plan was frozen and curtailed, other than for certain employees who attained certain age and service requirements. A number of our employees were entitled to benefits under the Realogy Pension Plan by virtue of their prior participation in the Former PHH Pension Plan as well as their subsequent participation in the Cendant Pension Plan.
In connection with Realogy Group's separation, Realogy Group adopted a new defined benefit employee pension plan, named the Realogy Corporation Pension Plan (the "Realogy Pension Plan"). At Realogy Group's separation, the Realogy Pension Plan assumed all liabilities and obligations under the Cendant Pension Plan that related to the Former PHH Pension Plan. Realogy also assumed any supplemental pension obligations accrued by any participant of the Cendant Pension Plan that related to the Former PHH Pension Plan. In consideration of the Realogy Pension Plan accepting and assuming the liabilities and obligations described above under the Cendant Pension Plan, Cendant caused the Cendant Pension Plan to make a direct transfer of a portion of its assets to the Realogy Pension Plan proportional to the liabilities assumed by the Realogy Pension Plan.
The amount of the retirement benefit under the Realogy Pension Plan is determined by a formula set forth in the plan. No participants in the Realogy Pension Plan accrue any ongoing benefits (other than service) as the participation has been previously frozen (other than two participants whose participation is not frozen pursuant to the terms of the Realogy Pension Plan). Participants eligible to commence their pension benefit have several optional forms of payment available to them under the Realogy Pension Plan. Lump sum distributions are only permissible when the present value of a participant's benefit is $5,000 or below. The Realogy Pension Plan is funded by Realogy.
Mr. Casey is our only named executive officer who participates in the Realogy Pension Plan and his participation in the Cendant Pension Plan was frozen on October 31, 1999 and, as of that date, he no longer accrues additional benefits under the Cendant Pension Plan or the Realogy Pension Plan.

The following table sets forth information relating to Mr. Casey's participation in the Realogy Pension Plan:

Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
11	273,724	—
_______________

(1)	The number of years of credited service shown in this column is calculated based on the actual years of service with us (or Cendant) for Mr. Casey through December 31, 2015.

(2)
The valuations included in this column have been calculated as of December 31, 2015 assuming Mr. Casey will retire at the normal retirement age of 65 and using the interest rate and other assumptions as described in Note 9, "Employee Benefit Plans—Defined Benefit Pension Plan" to our consolidated financial statements for the year ended December 31, 2015 included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Non-Qualified Deferred Compensation
at 2015 Fiscal Year End
On April 9, 2013, the Board of Managers of Realogy Group approved the Amended and Restated Realogy Group LLC Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan"), which amended and restated the Realogy Corporation Officer Deferred Compensation Plan, as previously amended, participation in which had been frozen since January 1, 2009. The Board of Managers of Realogy Group also took action to unfreeze participation in the Executive Deferred Compensation Plan.
The Executive Deferred Compensation Plan is for the benefit of certain of our key employees selected by our Compensation Committee from time to time. Under the Executive Deferred Compensation Plan, participants are permitted to defer both cash and equity based compensation on such terms as our Compensation Committee determines from time to time. For cash deferrals, we will be utilizing a "rabbi trust" for the purpose of holding assets to be used for the payment of benefits under the Executive Deferred Compensation Plan. Generally, a participant's deferral will be paid on a fixed date elected by the participant or, if earlier, on the first anniversary following a participant's separation from service for elections made prior to December 11, 2014 or on the first business day of the quarter following a participant's separation of service for elections made on or after December 11, 2014. Accounts are established in a participant's name and the participant allocates his or her cash deferrals to one or more deemed investments under the Executive Deferred Compensation Plan. A participant in the Executive Deferred Compensation Plan may elect to defer to a single lump-sum payment of his or her account, or may elect payments over time.

In conjunction with the approval of the Executive Deferred Compensation Plan, on April 9, 2013, Anthony E. Hull, the Company's Executive Vice President, Chief Financial Officer and Treasurer, elected to defer a portion of the shares of common stock of Realogy Holdings subject to existing restricted stock awards granted on October 10, 2012 in connection with Realogy Holdings' initial public offering, by exchanging the shares subject to the restricted stock award for restricted stock units. No other named executive officer made such a deferral election. The deferral election and related exchange of restricted stock for restricted stock units did not change the amount of compensation previously awarded to Mr. Hull. The vesting terms of the restricted stock unit award remain unchanged from the restricted stock award, though the distribution of a portion of the shares issuable upon vesting of the restricted stock units is deferred pursuant to the election made by Mr. Hull. In contrast to a holder's right to vote shares subject to a restricted stock agreement, the holder of restricted stock units under a restricted stock unit agreement may not vote the underlying shares until they are issued to the holder.
In 2015, pursuant to the foregoing election, Mr. Hull deferred 6,449 shares that vested on October 10, 2015 and received a distribution of 3,892 shares that had vested on October 10, 2013, but receipt of which had been deferred for two years. The amount set forth in the table below under "Aggregate Withdrawals/Distributions" is the market value of the shares so distributed, based upon the market value of those shares on the October 10, 2015 distribution date.

The following table sets forth certain information with respect to named executive officers' deferred compensation during 2015:

	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Anthony E. Hull..........................	$251,124	—	(81,659)	$151,554	449,464
Agreements with Named Executive Officers
The following summarizes the terms of the employment agreements with each of our named executive officers. Severance provisions are described in the section titled "Potential Payments Upon Termination or Change of Control."
The agreements with Messrs. Hull, Casey, Perriello and Zipf had a term expiring in April 2016. On February 23, 2016, the Company entered into new severance agreements with these NEOs. The severance agreements replace and supersede the executive's employment agreements. While the terms of the employment agreement and the new severance agreement are substantially similar, with certain modifications to reflect current best practices, the following are a few key differences:

•	The severance agreements have a fixed three year term.

•
Upon a termination of employment due to death or disability or retirement, the executive will be eligible to receive accrued compensation, a pro-rated annual bonus and in the case of death, a supplemental death insurance benefit in the amount of 2.5 times their annual base salary on the date of death (inclusive of any Company provided life insurance to the executive).

•
Upon a termination for Good Reason or without Cause (as those terms are defined in the severance agreement), the period of post-termination benefits coverage will be 18 months rather than the existing two years from the date of termination of employment and the post-termination benefits are subject to cessation if the executive is eligible to receive benefits from a new employer.

•	The Company’s Clawback Policy applies in the event the executive breaches his or her restrictive covenants.
Mr. Smith. We have an employment agreement with Mr. Smith, with a term that ends on April 9, 2017.
The agreement, as amended on November 1, 2013, eliminated the "golden parachute" Section 280G gross up provision. The amendment instead provides for a reduction in payments and benefits that would otherwise be subject to an excise tax under Section 280G of the Code if Mr. Smith would be better off on an after-tax basis receiving the maximum amount payable without those payments and benefits being subject to the excise tax. The amendment also includes certain technical amendments relating to compliance with Section 409A of the Code.
Pursuant to the agreement, Mr. Smith serves as our Chief Executive Officer and President. He also serves as a member of our Board during his term of employment. Mr. Smith is entitled to a base salary of $1 million (which has remained unchanged since 2006), may participate in employee benefit plans generally available to our executive officers, and is eligible to receive an annual bonus award with a target amount equal to 200% of his annual base salary, subject to the attainment of performance goals and his continued employment with us on the last day of the applicable bonus year.
Mr. Smith is also entitled to an annual bonus, the after-tax proceeds of which are required to be used to purchase the annual premium on an existing life insurance policy.

This benefit is provided to Mr. Smith as the replacement of a benefit previously provided to him by Cendant. Mr. Smith waived his contractual right to receive this bonus with respect to the bonuses payable in January 2009 and 2010 in order to reduce Company expense.
Messrs. Hull, Casey, Perriello and Zipf. Under their employment agreements with the Company, which were superseded by the severance agreements, effective February 23, 2016), each of Messrs. Hull, Casey, Perriello and Zipf (for purposes of this section, each, an "Executive"), had a term of employment expiring on April 10, 2016. Pursuant to these employment agreements, each of the Executives served in the office set forth in the Summary Compensation Table.
Under their employment agreements, Messrs. Hull, Casey, Perriello and Zipf were entitled to employee benefit plans generally available to our executive officers and are eligible for annual bonus awards with a target amount equal to 100% of each Executive's annual base salary, subject to the attainment of performance goals and the Executive's being employed with us on the last day of the applicable bonus year.
Potential Payments Upon Termination
or Change-in-Control
The following summarizes the potential payments that may be made to our named executive officers in the event of a termination of their employment or a change of control as of December 31, 2015.
If during the term of his employment, Mr. Smith's employment is terminated by us without "cause" or by Mr. Smith for "good reason," subject to his execution and non-revocation of a general release of claims against us and our affiliates, he will be entitled to (1) a lump sum payment of his unpaid base salary and unpaid earned bonus and (2) an aggregate amount equal to 300% of the sum of his (a) then-current annual base salary and (b) his then-current target bonus, 50% of which will be paid thirty (30) business days after his termination of employment and the remaining portion of which will be paid in 36 equal monthly installments following his termination of employment. If Mr. Smith's employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage. Mr. Smith is subject to three-year post-termination non-competition and non-solicitation covenants.
Cause is defined in Mr. Smith's employment agreement to mean (i) his willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (iii) his conviction of, or plea of guilty or nolo contendere to a charge of commission of, a felony or crime involving moral turpitude, (iv) his indictment for a charge of commission of a felony or any crime involving moral turpitude, provided that the Board determines in good faith that such indictment would result in a material adverse impact to the business or reputation of the Company, (v) his gross negligence in the performance of his duties, or (vi) his purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements; a termination will not be for "Cause" pursuant to clause (i), (ii) or (v), to the extent such conduct is curable, unless the Company shall have notified Mr. Smith in writing describing such conduct and he shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice.
Good Reason is defined in Mr. Smith's employment agreement as voluntary resignation after any of the following actions taken by the Company or any of its subsidiaries without Mr. Smith's consent: (i) his removal from, or failure to be elected or re-elected to, the Board; (ii) a material reduction of his duties and responsibilities to the Company, (iii) a reduction in his annual base salary or target bonus (not including any diminution related to a broader compensation reduction that (a) is made in consultation with Mr. Smith and (b) is applied to all senior executives of the Company in a relatively proportionate manner); (iv) the relocation of Mr. Smith's primary office to a location more than 30 miles from the prior location; (v) delivery of notice of non-renewal of the employment period by the Company (other than non-renewal by the Company due to Mr. Smith's disability, termination for Cause or termination by Mr. Smith); or (vi) a material breach by the Company of a material provision of the employment agreement (including a breach of Section 2(a) of the employment agreement, which sets forth Mr. Smith's position with the Company). A termination shall not be for "Good Reason" pursuant to clause (i), (ii), (iii) or (iv), unless Mr. Smith shall have given written notice of his intention to resign for Good Reason and the Company shall have failed to cure the event giving rise to Good Reason within ten (10) business days after the Company's receipt of such written notice.
With respect to Messrs. Hull, Casey, Perriello and Zipf (also for purposes of this section, each, an "Executive"), each Executive's employment agreement provides that if during the employment term, his employment is terminated by us without "cause" or by the Executive for "good reason," subject to his execution of a general release of claims against us and our affiliates, the Executive will be entitled to:

•	a lump sum payment of his unpaid annual base salary and unpaid earned bonus;

•
an aggregate amount equal to (x) if such termination occurs within twelve months after a "Sale of the Company," 200% of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus; or (y) 100% (200% in the case of Mr. Hull) of the sum of his (a) then-current annual base salary plus his (b) then-current annual target bonus. Of such amount, 50% will be payable in a lump sum within 30 business days of the date of termination, and the remaining portion will be payable in 12 (24 in the case of Mr. Hull) equal monthly installments following his termination of employment; and

•
from the period from the date of termination of employment to the earlier to occur of the second anniversary of such termination or the date on which the individual becomes eligible to participate in another employer's medical and dental benefit plans, participation in the medical and dental benefit plans maintained by us for active employees, on the same terms and conditions applicable to such active employees, as in effect from time to time during such period.

The definition of Cause and Good Reason under each Executive's employment agreement are identical to those contained in Mr. Smith's employment agreement except as follows: (a) clause (i) of the definition of Good Reason under Mr. Smith's employment agreement regarding Director service is not contained in the definition of Good Reason in each Executive's employment agreement; and (b) the addition of language in the definition of Good Reason that a material breach by the Company of a material provision of the Executive's employment agreement does not include any promotion or lateral assignment of the Executive.
Each Executive is subject to a two-year post-termination non-competition covenant and three-year post-termination non-solicitation covenant.
The employment agreements also provide for severance pay of 100% of annual base salary and the continuation of welfare benefits for one year to each named executive officer in the event his employment is terminated by reason of death or disability.

The Company did not grant performance share unit awards ("PSUs") or performance restricted stock units ("PRSUs") prior to 2014 and 2015, respectively, and the pre-2014 restricted stock grants, restricted stock units ("RSUs") and the options did not provide for any vesting post-termination. The following table sets forth the consequences of termination of employment on the long term equity awards granted in 2014 and thereafter. Any post-termination vesting and post-termination right to exercise options are subject to the NEO's compliance with any applicable restrictive covenants.

Summary of Post-Termination Grant Vesting/Exercise Rules by Type of Award for 2014 and later Awards to NEOs

Termination Reason	Performance Share Units (1)	RSUs or PRSUs	Options
Voluntary other than for the reasons listed below	Immediate forfeiture	Immediate forfeiture of unvested RSUs and PRSUs	60 days to exercise options that had vested as of date of termination; Immediate forfeiture of unvested shares
For Cause (2)	Immediate forfeiture	Immediate forfeiture of unvested RSUs and PRSUs	Immediate forfeiture of all options, vested or unvested
Death or Disability(1)	Performance Share Units will vest according to actual performance prorated for time worked during three-year performance period; payment made following end of three-year performance period	Immediate vesting of unvested RSUs and PRSUs (whether or not earned) upon termination date	Immediate vesting of unvested options and options may be exercised until the earlier of the grant expiration date or 180 days post-termination
Retirement (3)
If holder remains employed or provides service to the Company for at least one year after the start of the performance period, Performance Share Units will vest according to actual performance; payment made following end of three-year performance period

If holder remains employed or provides service to the Company for at least one year following the date of grant, shares underlying the RSUs and earned shares underlying the PRSUs will continue be issued following retirement in accordance with schedule set forth in the Notice of Grant.

If Optionee remains employed or provides service to the Company for at least one year following the date of grant, Options will continue to vest following retirement in accordance with schedule set forth in the Notice of Grant.
Optionee will be able to exercise Options post-termination to the date that is three years after the final vesting date but in no event after the grant expiration date

By the Company without Cause or by employee for Good Reason (2)	Performance Share Units will vest according to actual performance prorated for time worked during performance period; payment made following end of three-year performance period	Immediate forfeiture of unvested RSUs and PRSUs	90 days to exercise options that had vested as of termination; Immediate forfeiture of unvested options
Change in Control with Shares Assumed(4)
Performance Share Units converted at target value into time vested units at date of change in control. Units will vest in full if employment or service is terminated during the balance of the performance (vesting) period if terminated by Company without Cause or if employment is terminated by holder for Good Reason, due to retirement or if employment is terminated on account of death or disability.

RSUs and earned PRSUs will vest in full if employment or service is terminated within 24 months by Company without cause or if employment is terminated by holder for "good reason." If with respect to a PRSU, the change of control occurs within a performance period, the shares underlying the PRSU will be deemed to have been earned.
Options will vest in full if employment or service is terminated within 24 months by Company without cause or if employment is terminated by Optionee for "good reason"
Change in Control with Shares not Assumed (4)	Performance Share Units vest in full at target value and paid in cash upon Change in Control
RSUs and earned PRSUs will vest in full; holder receives cash value of shares. If with respect to a PRSU, the change of control occurs within a performance period, the shares underlying the PRSU will be deemed to have been earned.
Option will vest in full; Optionee receives spread value
_______________

(1)	Rules apply to terminations prior to end of performance period.

(2)	Capitalized terms are defined in the respective NEO employment agreements.

(3)
Retirement is any separation of service of an executive who is retirement eligible other than a termination for Cause. Retirement eligibility is defined under the equity award agreements as 65 years of age or older, or 55 years of age or older plus at least ten years of tenure with the Company.

(4)	Change in Control is defined in the equity award agreements.

The following table sets forth information regarding the value of potential termination payments and benefits our named executive officers would have become entitled to receive upon a change of control or termination of employment on December 31, 2015 (the last business day of our most recently completed fiscal year):

Name	Benefit (1)(2)	Change of Control Assuming No Termination of Employment Prior to the Date of Change of Control ($) (3)	Termination without Cause or for Good Reason within 24 months following a Change of Control ($) (3)(4)	Other Termination without Cause or for Good Reason ($) (5)	Death ($) (6)	Disability ($) (6)	Retirement ($) (7)

Richard A. Smith	Severance Pay	—	9,000,000	9,000,000	1,000,000	1,000,000	—
	Health Care (8)	—	186,194	186,194	186,194	186,194	186,194
	Equity Acceleration/Vesting	575,100	8,004,526	6,971,151	7,918,080	7,918,080	6,971,151
	Total	575,100	17,190,720	16,157,345	9,104,274	9,104,274	7,157,345

Anthony E. Hull	Severance Pay	—	2,700,000	2,700,000	675,000	675,000	—
	Health Care	—	30,957	30,957	15,284	15,284	—
	Equity Acceleration/Vesting	158,153	2,798,324	2,185,166	2,623,116	2,623,116	2,185,166
	Total	158,153	5,529,281	4,916,123	3,313,400	3,313,400	2,185,166

Donald J. Casey	Severance Pay	—	1,800,000	900,000	450,000	450,000	—
	Health Care	—	29,407	29,407	14,518	14,518	—
	Equity Acceleration/Vesting	105,435	1,712,331	621,386	1,019,696	1,019,696	—
	Total	105,435	3,541,738	1,550,793	1,484,214	1,484,214	—

Alexander E. Perriello, III	Severance Pay	—	2,400,000	1,200,000	600,000	600,000	—
	Health Care	—	17,256	17,256	8,520	8,520	—
	Equity Acceleration/Vesting	143,775	2,322,012	1,846,664	2,213,584	2,213,584	1,846,664
	Total	143,775	4,739,268	3,063,920	2,822,104	2,822,104	1,846,664

Bruce Zipf	Severance Pay	—	2,500,000	1,250,000	625,000	625,000	—
	Health Care	—	20,908	20,908	10,322	10,322	—
	Equity Acceleration/Vesting	148,568	2,465,312	1,947,251	2,337,860	2,337,860	1,947,251
	Total	148,568	4,986,220	3,218,159	2,973,182	2,973,182	1,947,251
_______________

(1)
Each NEO is entitled to payment of accrued but unpaid salary to the date of termination under his employment agreement and, pursuant to the terms of the 2015 EIP, compensation payable thereunder if the NEO was employed as of the last day of the year. See "Summary Compensation Table" for amounts earned by NEOs under 2015 EIP. The amounts set forth in the table do not include accrued compensation as of December 31, 2015. The amounts shown also do not include deferred compensation payable following the termination of an NEO who participates in the Amended and Restated Executive Deferred Compensation Plan or the Realogy Pension Plan.

(2)
The value ascribed to equity acceleration/vesting of awards in this table is based upon a fair market value of our common stock computed in accordance with FASB ASC Topic 718 of $36.67 per share as of December 31, 2015.

(3)
The vesting of options granted under the award agreements issued under the 2007 Stock Incentive Plan accelerate upon a change of control (defined as a Sale of the Company under that plan); provided, however, that in the event the individual terminates his employment without "good reason" or his employment is terminated for "cause" within one year of a change of control (defined as a Sale of the Company under that plan), the individual would be required to remit to the Company the proceeds realized in the change of control for those options, the vesting of which was accelerated due to the change of control. Options were granted under the 2007 Stock Incentive Plan during the period that the Company was privately-owned—prior to October 2012. The last grant of options under that Plan will vest on April 30, 2016.

(4)
PSUs assumed by an acquiror in a change of control transaction are converted into time-vesting restricted stock units. The vesting of options, restricted stock, restricted stock units and performance restricted stock units granted under the award agreements issued under the 2012 Long Term Incentive Plan (including any time-vesting restricted stock units into which PSUs have been converted upon a change of control) accelerate in the event the individual terminates his employment for "good reason" or his employment is terminated for other than "cause" within 24 months of a change of control.

(5)
All of the NEOs other than Mr. Casey were "retirement eligible" at December 31, 2015 and the amounts shown under this column for "Equity Acceleration/Vesting" for those NEOs is the amount they are entitled to under the "Retirement" column as the retirement eligible provisions of their awards provide greater benefits to the NEOs. See note 7 below.

For Mr. Casey, the amount shown under this column for "Equity Acceleration/Vesting" is the pro rata amount that would be payable under his 2014 and 2015 PSU awards at the end of the respective performance periods based upon the actual results, utilizing the assumptions set forth in notes 5, 6 and 7 to the "Outstanding Equity Awards at 2015 Fiscal Year End" table.

(6)
Amounts shown under this column for "Equity Acceleration/Vesting" for each retirement eligible grantee (each NEO other than Mr. Casey) is the sum of (1) the amount set forth under the "Retirement" column and (2) the full value of the NEO's unvested 2015 performance restricted stock unit awards.

For Mr. Casey, the amount shown under this column for "Equity Acceleration/Vesting" is the sum of (1) the pro rata amount that would be payable under his 2014 and 2015 PSU awards at the end of the respective performance periods based upon the actual results, utilizing the assumptions set forth in notes 5, 6 and 7 to the "Outstanding Equity Awards at 2015 Fiscal Year End" table and (2) the full value of his unvested 2014 restricted stock unit and 2015 performance restricted stock unit award.
Restricted stock units, performance restricted stock units and options awarded in 2014 and thereafter accelerate in full upon a termination of employment due to death or disability. We have included the full value of unvested restricted stock units and performance restricted stock units in the table, but have not included the 2014 LTIP or the 2015 LTIP option grants because their exercise prices were above the closing sale price of the common stock on December 31, 2015. Options granted prior to 2014 do not have any post-termination vesting provisions.

(7)
For awards made in 2014 and thereafter, for each retirement eligible grantee (each NEO other than Mr. Casey), (1) restricted stock units, options and earned performance restricted stock units will continue to vest provided the grantee has been employed or provided services to the Company for one year following the date of grant and (2) performance stock units will continue to vest provided the grantee has been employed or provided service to the Company for the first year of the three year performance cycle.

The amounts shown under this column for "Equity Acceleration/Vesting" for each of the NEOs other than Mr. Casey is the sum of (1) the amount that would be payable under the NEO's 2014 and 2015 PSU awards based upon the actual achievement assumptions set forth in notes 5, 6 and 7 to the "Outstanding Equity Awards at 2015 Fiscal Year End" table and (2) the value of the NEO's unvested 2014 restricted stock unit award as the one-year service requirement has been satisfied for that grant.
No value is included for the options included in the 2014 LTIP grant (even though the NEO had been employed one year following the date of grant) because the option exercise price was above the closing sale price of the common stock on December 31, 2015. In addition, pre-2014 options have no value since they do not provide for any post-termination vesting.

(8)
If Mr. Smith's employment is terminated for any reason, Mr. Smith and his dependents may continue to participate in all of our health care and group life insurance plans until the end of the plan year in which he reaches, or would have reached, age 75, subject to his continued payment of the employee portion of the premiums for such coverage.

Related Party Transactions
Without any requirement to do so, our Directors and executive officers and their immediate family members from time to time have, and in the future may, utilize the services offered by the Company in the ordinary course and on similar terms to those offered to unrelated third parties in similar transactions, including but not limited to engaging our Company-owned brokerages (or those of our franchisees) and/or the Company's title and settlement services in the purchase or sale of real estate.

ADVISORY VOTE ON REALOGY HOLDINGS EXECUTIVE COMPENSATION
We are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and other compensation disclosure regarding named executive officer compensation (Say-on-Pay Vote).
We currently hold an advisory vote on the compensation of our named executive officers on an annual basis in accordance with the preference expressed by our stockholders at our 2013 annual meeting regarding the frequency of the Say-on-Pay Vote.
Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.
Executive Compensation Program
Total Compensation Strategy.  As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	support a high-performance environment by linking compensation with performance;

•	attract, motivate and retain key executives who are crucial to our long-term success;

•	provide our executives with market competitive compensation consistent with comparable companies; and

•	support a long-term focus for our executives that aligns their interests with the interests of our stockholders.
Program Highlights. Highlights of our executive compensation program and measures demonstrating our pay-for-performance approach include the following:

•	The Compensation Committee has continued its focus on a pay for performance executive compensation program.

•	The Compensation Committee set total compensation levels that align with those of a peer group and survey data.

•
2015 executive compensation is tied principally to the achievement of robust annual EBITDA growth targets as well as the generation of strong cumulative free cash flow and stock price performance relative to an index of housing-related companies over a three-year period ending December 31, 2017.

◦	2015 was the first year that the Company included a relative total stockholder return metric in its long-term incentive plan and is responsive to stockholder input.

•
Reflecting the Committee's focus on pay-for-performance and alignment of compensation with stockholder interests, the anticipated achievement levels on various 2015 LTIP awards currently are below grant date value. Achievement at or above target for various 2015 LTIP awards will require improved substantial stock price performance.

•
Since becoming fully independent in August 2013, the Compensation Committee has implemented certain "best practices" in executive compensation programs, including the introduction of performance-based long term compensation awards, the elimination of the excise tax gross up in the CEO's employment agreement in November 2013 and the adoption of a clawback policy in January 2014.

We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2015 compensation of our named executive officers.
Recommendation for Approval
For the reasons discussed above, the Board recommends that stockholders vote in favor of the following resolution:
RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Pricewaterhouse-Coopers LLP ("PwC") as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for fiscal year 2016.
The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2015. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. Your proxy will be voted FOR the ratification of PwC as our independent registered public accounting firm for 2016 unless you indicate otherwise when you vote.
PwC served as our independent registered public accounting firm for 2015 for both Realogy Holdings and Realogy Group and has served as our independent registered public accounting firm since May 2009. No relationship exists between PwC and us other than the usual relationship between auditor and client. Representatives of PwC will be present at the annual meeting of stockholders and available to respond to questions and will have the opportunity to make a statement if such representatives desire to do so.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Disclosure About Fees
In addition to being retained as independent auditors to audit our consolidated financial statements, PwC provided various other services to us during 2015 and 2014. The aggregate fees (in millions) billed for professional services by PwC in 2015 and 2014 were as follows:

	2015	2014
Audit Fees (1)	$4.9	$4.6
Audit Related Fees (2)	0.6	0.1
Tax Fees (3)	0.1	—
All Other Fees (4)	—	0.3
Total	$5.6	$5.0
_______________

(1)
Represents fees for the audit of our consolidated financial statements, the audit of internal controls, the review of interim financial statements included in Form 10-Qs and other attest services primarily related to financial accounting consultations, comfort letters and SEC consents, regulatory and statutory audits and Franchise Disclosure Document filings in various states.

(2)	Represents fees primarily related to statutory audits not required by state or regulations, accounting consultation for contemplated transactions and agreed-upon procedures.

(3)	Represents fees related to tax compliance, tax consultation, tax advice and tax planning.

(4)	Represents fees related to enterprise risk management and certain information technology advisory services.

In connection with the relocation services it provides to customers, Cartus, as an intermediary, often pays third-party invoices to PwC at the direction of Cartus' customers. These payments are not included in the amounts set forth in the above table.
Pre-Approval of Audit and Non-Audit Services
The Audit Committee (which for purposes of this section includes the Audit Committee of Realogy Group, whose members and purpose are identical to those of the Audit Committee of Realogy Holdings) is responsible for appointing our independent auditor and approving the terms of the independent auditor's services. The Audit Committee considers the non-audit services to be provided by the independent auditor in determining its independence.
The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below. The Audit Committee also adopted a policy prohibiting the Company from hiring the independent auditor's personnel, if such person participated in the current annual audit, or the immediately preceding annual audit of our financial statements, and is being hired in a "financial reporting oversight role" as defined by the PCAOB.
All services performed by our independent auditors were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax and other services (collectively, the "Disclosure Categories") that the independent auditor may perform. The policy requires that prior to the beginning of each fiscal year, a description of the services (the "Service List") anticipated to be performed by the independent auditor in each of the Disclosure Categories in the ensuing fiscal year be presented to the Audit Committee for approval.
Except as discussed below, any requests for audit, audit-related, tax and other services not contemplated by the Service List must be submitted to the Audit Committee for specific pre-approval, irrespective of the amount, and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings of the Audit Committee. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee, provided the aggregate fees in the particular Designated Category to which a specific pre-approval relates do not exceed the pre-approved amount. The Chair will update the full Audit Committee at the next regularly scheduled meeting for any interim approvals granted.
On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date as compared to the Service List.
The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by PwC during 2015 or 2014 under such provision.
Audit Committee Report
The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external reporting process and the adequacy of Realogy's related internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The Audit Committee reviews the Audit Committee Charter annually and recommends changes, as appropriate, to the Board to reflect the evolving role of the Audit Committee. The Charter is available on the Governance page of our website at www.realogy.com.
The Board has the ultimate authority for effective corporate governance, including oversight of the management of Realogy. The Audit Committee assists the Board in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Realogy, the audits of Realogy's consolidated financial statements and internal controls over financial reporting, the qualifications, compensation, performance and independence of the independent registered public accounting firm engaged as Realogy's independent auditor and the performance of Realogy's internal auditor.

As part of its engagement of Realogy's independent registered public accounting firm, the Audit Committee evaluates the independent registered public accounting firm's performance, taking into consideration the following factors: management's perception of expertise and past performance, external data relating to audit quality, independence, appropriateness of fees and global reach as it relates to where the Company conducts business. The Audit Committee, with the assistance of Realogy management, also is responsible for the selection of the lead partner of the independent registered public accounting firm, evaluates the qualifications and performance of the lead partner and the other key personnel on the engagement, and ensures that partner rotation practices are in compliance with all applicable SEC rules and other related laws and regulations.
The Audit Committee is comprised of four Directors, each of whom meets the standards of independence adopted by The New York Stock Exchange and the SEC. Subject to stockholder ratification, the Audit Committee appoints Realogy's independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Realogy's independent registered public accounting firm in accordance with SEC rules, subject to the de minimis exceptions for non-audit services.
The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditors in carrying out its oversight responsibilities. Management is responsible for Realogy's financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Realogy's internal control over financial reporting. PricewaterhouseCoopers LLP, Realogy's independent registered public accounting firm, is responsible for expressing an opinion on Realogy's consolidated financial statements and the effectiveness of Realogy's internal control over financial reporting. The Audit Committee has reviewed and discussed Realogy's 2015 Annual Report on Form 10-K, including the audited consolidated financial statements of Realogy for the year ended December 31, 2015, with management and with representatives of PricewaterhouseCoopers LLP. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.
During 2015, the Audit Committee actively fulfilled its duties and responsibilities as outlined in the Audit Committee Charter. Specifically, the Audit Committee, among other actions:

•	reviewed and discussed with management and the independent auditors Realogy's quarterly earnings,

press releases, consolidated financial statements and related periodic reports filed with the SEC;

•
reviewed with the CEO, the CFO and other members of management, the processes that management has in place with respect to evaluating the accuracy and fair presentation of its financial statements and the effectiveness of Realogy's disclosure controls and procedures and internal controls over financial reporting;

•
reviewed with management and the independent auditor management's assessment of the effectiveness of Realogy's internal control over financial reporting and the independent auditor's opinion about the effectiveness of Realogy's internal controls over financial reporting;

•	considered and discussed with management, the internal auditor and the independent auditor, as appropriate, the audit scopes and plans of both the independent auditor and the internal auditor;

•
interviewed several potential candidates to act as lead partner of the engagement commencing in 2016 and provided PricewaterhouseCoopers LLP with its preferred candidate. That candidate will assume the lead partner role in 2016;

•	provided oversight with respect to the Company's policy with respect to derivatives and the Company's policies with respect to tax accounting;

•	in coordination with the Board, reviewed Realogy's risk assessment and risk management policies and assessed steps management is taking to control these risks;

•	monitored the measures management is taking to secure its information technology and personally identifiable information;

•	approved the Company's annual ethics and compliance program and received quarterly updates on the progress of the program;

•	conferred regularly with the General Counsel on legal matters;

•	promoted a culture of high respect for the Company's audit functions; and

•	met in periodic executive sessions with management, the internal auditors and the independent auditors.
The Audit Committee also discussed with PricewaterhouseCoopers LLP matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board ("PCAOB") and the SEC. The Audit Committee also received from PricewaterhouseCoopers LLP the written disclosures required by applicable standards and rules of the PCAOB and the SEC regarding PricewaterhouseCoopers LLP's communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.
The Audit Committee has also considered whether the permissible non-audit services provided by PricewaterhouseCoopers LLP to Realogy are compatible with PricewaterhouseCoopers LLP maintaining its independence. The Audit Committee has satisfied itself as to the independence of PricewaterhouseCoopers LLP.
Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management's report on internal control over financial reporting be included in Realogy's Annual Report on Form 10-K for the year ended December 31, 2015.
AUDIT COMMITTEE
V. Ann Hailey (Chair)
Jessica M. Bibliowicz
Michael J. Williams
Sherry M. Smith

PROPOSAL TO APPROVE THE AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

Introduction
On February 23, 2016, the Board approved, subject to stockholder approval at this Meeting, an amendment and restatement to the Realogy Holdings Corp. 2012 Long-Term Incentive Plan (the “Plan”), initially approved by stockholders in 2012 in connection with our October 2012 initial public offering, to:

•	increase the number of shares authorized for issuance under the Plan by 9.8 million shares;

•	eliminate share recycling for net exercise or tax withholding;

•
subject to certain provisions in the Plan, provide that all options and stock appreciation rights will be granted subject to a minimum vesting period of at least 12 months (provided, that up to 5% of the shares initially available under the Plan may be granted as options and stock appreciation rights that are not subject to the minimum vesting period requirement);

•	provide for a limit on awards to non-employee Directors in any consecutive 12-month period equal to $700,000 for both cash and equity-based awards;

•	incorporate into the Plan itself the double trigger provisions from award agreements for the acceleration of awards following a change in control;

•
establish a limit applicable to payouts with respect to non cash-denominated performance awards granted to any participant in any calendar year that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section162(m)”) equal to 150,000 shares for each 12-month period in the performance period (e.g., 450,000 shares for a three-year performance period);

•
increase the limit applicable to payouts of cash awards intended to qualify as performance-based compensation for purposes of Section 162(m) to $6 million for each twelve-month period in the performance period (e.g., $18 million for a three-year performance period); and

•	re-approve the material terms of the performance goals under the Plan for purposes of preserving the ability to grant awards to covered executives under the Plan that are intended to qualify as performance-based compensation that is deductible under Section 162(m).
Under Section 162(m), we must seek your approval at this Meeting—the third annual meeting of stockholders following our October 2012 initial public offering—to preserve the federal income tax deduction of performance-based compensation under the Plan. Failure to attain stockholder approval for this proposal will impact our ability to grant awards to covered executives under the Plan that are intended to qualify as performance-based compensation that is deductible under Section 162(m). If the Plan is approved, we will need to obtain stockholder approval at five-year intervals thereafter to preserve the federal income tax deduction under Section 162(m).
If we do not obtain requisite stockholder approval of the Plan, the 2012 Long-Term Incentive Plan in effect immediately prior to the Board approval of the Plan (without giving effect to the proposed share increase or any of the other changes described above) will remain in effect (referred herein as the "Current Plan").
Upon stockholder approval, the Plan will be renamed the “Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan.”
The Board believes that equity awards can be a powerful recruiting and retention tool, while recognizing the need to be cognizant of the dilutive effect of such awards.
In evaluating whether to adopt the Plan, our Board considered the Company's equity overhang and annual share usage.
Overhang. As of December 31, 2015, we had approximately 6.4 million shares of our common stock subject to outstanding equity awards or available for future equity awards under the Current Plan, which represented approximately 4.2% of fully diluted shares of common stock outstanding (or the "overhang percentage"). The 9.8 million new shares proposed to be included in the Plan's share reserve would increase the overhang percentage by an additional 5.7% to approximately 9.9%.

Share Usage. The annual usage under the Company's equity compensation program for the last three fiscal years was as follows:

		Fiscal Year 2015	Fiscal Year 2014	Fiscal Year 2013	Average
A.	Stock Options Granted	175,017	317,758	241,834	244,870
B.	Restricted Stock Granted	—	—	1,074,968	358,323
C.	Restricted Stock Units Granted	630,102	516,827	417,572	521,500
D.	Performance Awards Granted	519,159	333,995	39,365	297,506
E.	Total Full Value Awards (B+C+D)	1,149,261	850,822	1,531,905	1,177,329
F.	Total Options and Shares Granted (A+E)	1,324,278	1,168,580	1,773,739	1,422,199
G.	Performance Awards Earned	33,890	1,172	—	11,687
H.	Basic Weighted Average Shares Outstanding	146,531,073	145,992,286	145,436,116	145,986,492
I.	Annual Share Usage (F / H)	0.90%	0.80%	1.22%	0.97%
J.	Dilution	4.20%	4.70%	5.20%	4.70%
Our Board determined in light of these factors among others that it was appropriate to adopt the Plan.
The Plan and our other related governance practices and policies include key provisions designed to protect stockholder interests, promote effective corporate governance and reflect use of corporate governance best practices including, but not limited to, the following:

•	No Discounted Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
No Repricing of Underwater Options.  The terms of the Plan do not allow for the repricing of options, including the cancellation and re-issuance of new options in exchange for stock options whose stock price is above the then-current fair market value of the Company’s common stock.

•
No Share Recycling for Net Exercise or Tax Withholding.  Shares surrendered or withheld to pay either the exercise price of an award or to withhold taxes in respect of an award do not become available for issuance as future awards under our plan.

•	No Single Trigger Acceleration of Awards upon a Change of Control. Awards will not accelerate simply upon the occurrence of a change in control unless the awards are not assumed by the acquiror.

•	No Evergreen Provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the Plan are automatically replenished.

•	No Automatic Grants. The Plan does not provide for automatic grants to any participant.

•	Limits on Awards to Non-Employee Directors. Provide for a limit on awards to non-employee Directors in any consecutive 12-month period equal to $700,000 for both cash and equity-based awards.

•	Minimum 12-month Vesting Period for Options and Stock Appreciation Rights. Subject to certain provisions in the Plan, all options and stock appreciation rights will be granted subject to a minimum vesting period of at least 12 months (provided, that up to 5% of the shares initially available under the Plan may be granted as options and stock appreciation rights that are not subject to the minimum vesting period requirement).

•	No Extension of Term of Plan. The Plan will continue to terminate in October 2022—ten years from the date of the Current Plan's original approval in October 2012.

•
Clawback. As more fully described in the Compensation Discussion & Analysis section of this Proxy Statement, we have a clawback policy with respect to the forfeiture of equity incentive awards. In addition, we have the right to provide, in the terms of the awards made under the Plan, that any proceeds, gains or other economic benefit must be paid to the Company under certain circumstances (which include unlawful and/or fraudulent activity) and that the award will terminate and be forfeited.

•
Minimum Stock Ownership Requirements. As more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, we mandate minimum stock ownership requirements for both management and our Independent Directors. These minimums do not include unvested stock options and unearned performance awards towards the minimum ownership levels. In addition, members of the Executive Leadership Committee or ELC must retain one-half of the net shares upon exercise of an option (after giving effect to the exercise price and applicable taxes upon exercise) and one-half of the shares that have vested until the ELC member has met his or her minimum ownership level.

•	No Hedging or Pledging under Trading Plan. As more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, we maintain trading policies that prohibit hedging or pledging of Company securities by all employees and Directors.
Summary of the Plan
The text of the proposed amendment and restatement of the Plan is set forth in Annex B to this Proxy Statement, and the description of the Plan set forth herein is qualified in its entirety by reference to the text of the Plan.
Purpose. The purposes of the Plan are to provide long-term incentives to those individuals with significant responsibility for the success and growth of the Company and its affiliates, to align the interests of such individuals with those of the Company’s stockholders, to assist the Company in recruiting, retaining and motivating qualified employees and other service providers and to provide an effective means to link pay to performance for such employees and service providers.
Plan Administration. The Compensation Committee administers the Plan. Unless otherwise determined by the Board, the Compensation Committee consists of not fewer than two "independent directors" under the rules of The New York Stock Exchange, each of whom must also qualify as a non-employee director as defined by Rule 16b-3 of the Securities Exchange Act of 1934, as amended and an “outside director” for purposes of Section 162(m) of the Code. To the extent permitted by applicable law or the rules of any applicable securities exchange, the Board or the Compensation Committee may from time to time delegate to a committee of one or more members of the Board or to one or more officers of the Company the authority to grant or amend awards or to take other administrative actions. Any delegation is subject to the restrictions and limits that the Board or Compensation Committee specifies at the time of such delegation.
Under the Plan, the Compensation Committee has the authority to, among other things:

•	interpret the Plan and its award agreements;

•	make rules and regulations relating to the administration of the Plan;

•	designate eligible persons to receive awards;

•	determine the type and number of awards to be granted;

•	establish the terms and conditions of awards; and

•
determine whether the awards or any portion of an award will contain time-based restrictions and/or performance-based restrictions, and, with respect to performance-based awards, the criteria for achievement of performance goals, as set forth in more detail below.

The Compensation Committee generally designates those employees, consultants and non-employee directors eligible to participate in the Plan.

Shares Authorized. Upon approval of the Plan, we will have approximately 9.82 million shares available for future issuance under the Plan, comprised of the shares available for issuance under the Current Plan as of February 29, 2016 (without giving effect to any of the amendments described in this proposal) plus the 9.80 million shares which will become authorized for issuance upon such approval. The number of shares that are subject to or underlie awards which expire or are cancelled or forfeited under the Current Plan following the effective date of the Plan will be added to the Plan’s share reserve. The share reserve is subject to adjustment in the event of a merger, recapitalization, stock split, reorganization or similar transaction. No further awards will be granted under the Company's other equity plan, its 2007 Stock Incentive Plan after approval of the Plan.
Awards granted under the Plan, except options and stock appreciation rights, must be counted against the foregoing share limit as 2.22 shares for every one share actually issued in connection with such award, but only to the extent they utilize a portion of the additional 9.80 million shares which will become authorized for issuance upon approval of the Plan.
Any unexercised, unconverted or undistributed portion of any award that is not paid in connection with the settlement of an award or is forfeited without the issuance of shares will again be available for grant under the Plan, but shares surrendered or withheld as payment of either exercise price and/or withholding taxes or shares purchased in the open market with option exercise proceeds will not be available for further grant.
Individual Share Limits. The Plan places limits on the maximum amount of awards that may be granted or paid to any participant in any calendar year as follows:

•	The number of shares subject to options and stock appreciation rights awarded to any one participant during any calendar year may not exceed 1,000,000 shares.

•	The number of shares subject to awards other than options and stock appreciation rights awarded to any one participant during any calendar year may not exceed 400,000 shares.

•
The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to any cash-denominated award granted to any participant may not exceed $6 million for each 12-month period in the performance period (e.g., $18 million for a three-year performance period). In arriving at this cap, we assumed a maximum payout of 200% under a cash-denominated performance award that constituted the entire LTIP award being paid out in a particular year. The Current Plan had a maximum cash payout of $2 million per year multiplied by the number of fiscal years in the performance period.

•
The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to any performance award that is not cash-denominated award granted to any participant may not exceed 150,000 shares for each 12-month period in the performance period. (e.g., 450,000 shares for a three-year performance period). In arriving at this cap, we assumed a maximum payout of 200% under a performance stock unit award that constituted the entire LTIP award being paid out in a particular year. The Current Plan contained no such limit.

•
Non-employee Directors may not be granted awards in any consecutive 12-month period that exceed $700,000 based upon the grant date fair value of the awards. The annual Director retainer (cash and restricted stock units) will be awarded under the Plan. The Current Plan contained no such limit.

Minimum Vesting. Subject to certain provisions in the Plan, all options and stock appreciation rights will be granted subject to a minimum vesting period of at least 12 months (provided, that up to 5% of the shares initially available under the Plan may be granted as options and stock appreciation rights that are not subject to the minimum vesting period requirement).
Change in Control. The Plan provides that, unless otherwise determined by the Board and/or evidenced in an award agreement, in the event of a change in control (as defined in the Plan):

•
for performance awards, immediately prior to the change in control, (1) the performance goals subject to each outstanding performance award will be deemed to be achieved at the actual level of performance, (2) the performance award will cease to be subject to the achievement of the performance goals and (3) the performance award will vest in full at the end of the performance period, subject to continued employment; and

•
with respect to each award outstanding award that is assumed or substituted in connection with a change in control, if within twenty-four months following such change in control, a participant's employment or service is terminated for any of the reasons described below, all of the participant's outstanding equity awards which have not yet vested will immediately vest and become exercisable and all restrictions on such awards will immediately lapse. An award is deemed to have been assumed or substituted if the new award:

◦	is based on shares of common stock that are traded on an established U.S. securities market;

◦	has comparable value to that of the original award; and

◦	has terms and conditions that were applicable to the original award immediately before the change in control.
The reasons for termination that will trigger an acceleration are:

◦	termination by the Company, for any reason other than for Cause (as defined in the Plan); or

◦	termination by the participant for Good Reason (as defined in the Plan).
Amendment and Termination. Our Board may at any time terminate, suspend or discontinue the Plan. Our Board may amend the Plan at any time, provided that any increase in the number of shares available for issuance under the Plan must be approved by our stockholders. In addition, our Board may not, without stockholder approval, extend the term of the Plan, materially expand the types of awards available under the Plan, add a category or categories of individuals who are eligible to participate in the Plan, limit any prohibition against re-pricing options or stock appreciation rights, or make any other changes that require approval by stockholders in order to comply with applicable laws or stock market rules. No amendment or termination of the Plan may adversely change a participant’s rights under an outstanding award without the participant’s prior written consent.
Types of Awards under the Plan
The Plan provides for the grant of stock options (including non-qualified stock options and incentive stock options), restricted stock, restricted stock units, performance awards (which include, but are not limited to, cash bonuses), dividend equivalents, stock payment awards, stock appreciation rights, and other incentive awards.
Options. Options to purchase shares of common stock may be granted alone or in tandem with stock appreciation rights. A stock option may be granted in the form of a non-qualified stock option or an incentive stock option. No incentive stock options will be granted to any person who is not one of our employees. The price at which a share may be purchased under an option (the exercise price) will be determined by the Compensation Committee, but may not be less than the fair market value of our common stock on the date the option is granted (or, as to incentive stock options granted to a greater than 10% stockholder, 110% of the fair market value). Except in the case of an adjustment related to a corporate transaction, the exercise price of a stock option may not be decreased after the date of grant and no outstanding option may be surrendered as consideration for the grant of a new option with a lower exercise price without stockholder approval. The award agreement sets forth the terms and conditions of each option. The amount of incentive stock options that become exercisable for the first time in a particular year cannot exceed a value of $100,000 per participant, determined using the fair market value of the shares on the date of grant.
Stock Appreciation Rights. Stock appreciation rights, or SARs, may be granted either alone or in tandem with stock options. The exercise price of a SAR must be equal to or greater than the fair market value of our common stock on the date of grant. The award agreement sets forth the terms and conditions of each SAR.
Restricted Stock/Restricted Stock Units. Restricted stock and restricted stock units may be awarded to eligible participants. The terms and conditions on such awards are set forth in the award agreement which may include time-based, performance-based, and service-based restrictions. Restricted stock units may be settled in cash, shares of common stock or a combination of the two. Except as may otherwise be set forth in the award agreement, holders of restricted stock have the right to receive dividends and have voting rights during the restriction period.
Performance Awards. Performance awards may be issued to any eligible participants. The value of performance awards may be linked to performance goals, or to other specific criteria determined by the plan administrator (which may include the Compensation Committee). Performance awards may be paid in cash, shares, or a combination of both. Without limiting the generality of the foregoing, performance awards may be granted in the form of a cash bonus payable upon the attainment of objective performance goals or such other criteria as are established by the plan administrator. Performance awards may be structured to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.
Performance Goals. The performance goals may be based upon one or more of the following performance goals established by the Compensation Committee (in each case, as determined in accordance with generally accepted accounting principles, if applicable):

•	EBITDA;

•	EBITDA on a Pro Forma Basis;

•	Gross or net sales or revenue;

•	Net income (either before or after taxes);

•	Adjusted net income;

•	Operating earnings or profit;

•	Cash flow (including, but not limited to, operating cash flow and free cash flow);

•	Return on assets;

•	Return on capital;

•	Return on stockholders’ equity;

•	Total stockholder return;

•	Gross or net profit or operating margin;

•	Costs;

•	Funds from operations;

•	Expenses;

•	Working capital;

•	Earnings per share;

•	Adjusted earnings per share;

•	Price per share;

•	Implementation or completion of critical projects;

•	Market share;

•	Debt levels or reduction;

•	Customer retention;

•	Customer satisfaction and/or growth;

•	Research and development achievements;

•	Financing and other capital raising transactions;

•	Risk management;

•	Capital expenditures;

•	Financial results of acquisitions;

•	Cost savings initiatives;

•	Technology initiatives;

•	Royalty revenues or net effective royalty rates; and

•	Sales agent commission splits.
Performance goals may be expressed in terms of our overall performance or the performance of an affiliate, or one or more divisions or business units, or the performance of the applicable industry or other benchmarks. In addition, such performance goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations, including those in the Company's peer group. Further, the Compensation Committee, in its sole discretion, may provide objectively determinable adjustments be made to one or more of the performance goals. Such adjustments may include:

•	items related to a change in accounting principles;

•	items relating to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by us during the performance period;

•	items related to the disposal or sale of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards;

•	items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period;

•	any other items of significant income or expense which are determined to be appropriate adjustments;

•	items relating to unusual or infrequently occurring corporate transactions, events or developments;

•	items related to amortization of acquired intangible assets;

•	items that are outside the scope of our core, on-going business activities;

•	items related to acquired in-process research and development;

•	items relating to changes in tax laws

•	items relating to major licensing or partnership arrangements;

•	items relating to asset impairment charges;

•	items related to employee retention and former parent legacy costs (benefits),

•	items relating to gains or losses for litigation, arbitration and contractual settlements; or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles, business conditions, industry conditions or economic conditions.
Dividend Equivalents. Dividend equivalents may be granted either alone or in tandem with other awards. Dividend equivalent awards are based on the dividends that are declared on the common stock, to be credited as of the dividend payment dates during the period between the date that the dividend equivalent awards are granted and such dates that the dividend equivalent awards terminate or expire. The award agreement may provide that dividend equivalents may only be paid out at the same time and to the same extent that vesting conditions of the award are satisfied. Dividend equivalent awards can be converted to cash or shares by a formula as set forth in the applicable award agreement. Dividend equivalents are not payable with respect to stock options or stock appreciation rights.

Stock Payment Awards. Stock payments may be granted to eligible participants. The number of shares of any stock payment may be based upon performance goals or any other specific criteria.
Other Incentive Awards. Other incentive awards may be granted to eligible participants. Such other incentive awards may cover shares or the right to purchase shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or otherwise payable in or based on shares, stockholder value, or stockholder return. Other incentive awards may be linked to any one or more of the performance criteria or other specific performance criteria and may be paid in cash or shares.
Forfeiture and Recoupment Provisions. Pursuant to the Company’s general authority to determine the terms and conditions applicable to awards under the Plan, the plan administrator has the right to provide, in the terms of awards made under the plan, or to require a participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the award will terminate and any unexercised portion of the award (whether or not vested) will be forfeited, in either case, if:

•	a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the award;

•
the participant at any time, or during a specified time period, engages in any activity which violates any applicable restrictive covenants of the Company, as may be further specified in an award agreement;

•	the participant incurs a termination of employment or other service for Cause; or

•
the participant at any time engages in unlawful and/or fraudulent activity or an activity which constitutes a breach of the Company’s Code of Conduct policy as in effect from time to time or a breach of the participant’s employment agreement, as may be further specified in an award agreement.

In addition, all awards are subject to any clawback or recoupment policies of the Company, as in effect from time to time, or as otherwise required by law.

New Plan Benefits
Awards under the Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participant. While future benefits under the Plan will be made at the discretion of the Compensation Committee, the table below shows, as to our named executive officers and the other individuals and groups indicated, the number of shares of Company stock underlying the awards of performance share units and performance restricted stock units contemplated under the Plan through May 4, 2016, subject to stockholder approval of the Plan. In the event that the Plan is not approved by the stockholders, the awards set forth on the table below will be cancelled automatically. In which case, the Compensation Committee will consider what other actions, if any, it may take in order to appropriately compensate the individuals below.

Name and Position	Dollar Value ($)	Number of Shares (1)
Richard A. Smith, Chairman, Chief Executive Officer and President	3,600,000	110,326
Anthony E. Hull, Executive Vice President, Chief Financial Officer and Treasurer	1,200,000	36,774
Donald J. Casey, President and Chief Executive Officer, Title Resource Group	780,000	23,904
Alexander E. Perriello, III, President and Chief Executive Officer, Realogy Franchise Group	930,000	28,500
Bruce Zipf, President and Chief Executive Officer, NRT	1,200,000	36,774
Non-Employee Director Group (8 persons)	920,000	(2)
Other Executive Officer Group (5 persons)	2,115,000	64,812
Employees (other than executive officers) Group (53 persons)	3,981,500	122,018
Total	14,726,500	423,106
_____________

(1)
For each of the named executive officers, the Other Executive Officer Group and the Employees (other than executive officers) Group, includes performance share units with the cumulative free cash flow metric at target. For each of the named executive officers and the Other Executive Officer Group, also includes performance restricted stock units.

(2)
Number of shares not yet determinable. Represents portion of annual Director retainer ($115,000) paid in restricted stock units to eight Non-Management Directors. The number of shares will be determined on the date of the grant (the date of the meeting) based upon the closing sale price of the common stock on that date.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information about shares of our common stock that may be issued upon the exercise of options, that may vest pursuant to awards of restricted stock units, performance stock units or that may be issued under deferred stock units under all of our existing equity compensation plans as of December 31, 2015 and after giving effect to the 2016 vesting and cancellation activity and 2016 year-to-date grants (other than shares under grants subject to stockholder approval of the Plan), as of February 29, 2016.

As of December 31, 2015

Plan Category	Number of Securities to be Issued Upon Exercise or Vesting of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	5,692,929	(1)	$31.42	(2)	1,356,426	(3)
Equity compensation plan not approved by stockholders	None		Not Applicable		Not Applicable
_______________

(1)
Consists of 3,145,988 outstanding options, 1,023,461 restricted stock units, 86,863 performance restricted stock units, 1,391,422 performance stock units and 45,195 deferred stock units issuable under the 2007 Stock Incentive Plan and the Current Plan. The amount set forth in the table assumes maximum payout under the outstanding performance share unit awards. The number of shares, if any, to be issued pursuant to the outstanding performance stock unit awards will be determined based upon the extent to which the performance goals are achieved.

(2)
Weighted average exercise price of outstanding stock options under the 2007 Stock Incentive Plan and the Current Plan. The weighted average remaining term of outstanding options is 6.6 years. The other outstanding awards do not have exercise prices and are accordingly excluded from this column.

(3)	Consists of shares available for future grant under the 2007 Stock Incentive Plan and the Current Plan.

As of February 29, 2016

Plan Category	Number of Securities to be Issued Upon Exercise or Vesting of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	6,759,884	(1)	$31.54	(2)	22,955	(3)
Equity compensation plan not approved by stockholders	None		Not Applicable		Not Applicable
_______________

(1)
Consists of 3,435,833 outstanding options, 1,458,054 restricted stock units, 58,996 performance restricted stock units, 1,761,255 performance stock units and 45,746 deferred stock units issuable under the 2007 Stock Incentive Plan and the Current Plan. The amount set forth in the table assumes maximum payout under the outstanding performance share unit awards. The number of shares, if any, to be issued pursuant to the outstanding performance stock unit awards will be determined based upon the extent to which the performance goals are achieved.

(2)
Weighted average exercise price of outstanding stock options under the 2007 Stock Incentive Plan and the Current Plan. The weighted average remaining term of outstanding options is 6.8 years. The other outstanding awards do not have exercise prices and are accordingly excluded from this column.

(3)	Consists of shares available for future grant under the 2007 Stock Incentive Plan and the Current Plan.
Certain Federal Income Tax Consequences
The following discussion addresses only the general federal income tax consequences relating to participation under the Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change. Further, the summary below does not address the impact of state and local taxes, or the federal alternative minimum tax and is not intended as tax advice to participants under the Plan.
Non-Qualified Stock Options. A participant who has been granted a non-qualified stock option will not realize taxable income at the time of grant, and we will not be entitled to a tax deduction at that time. In general, when the option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the acquired shares over the exercise price for those shares, and we will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of the shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.
Incentive Stock Options. A participant who has been granted an incentive stock option will not realize taxable income at the time of grant, and we will not be entitled to a tax deduction at that time. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of us or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is included in calculating the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised unless the participant disposes of the shares in the year of exercise. If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such shares to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain and we will not be entitled to a corresponding tax deduction. The participant will generally recognize a capital loss to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding tax deduction. Any amount realized in excess of the value of the shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant will not recognize ordinary income, and the participant will generally recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.
Stock Appreciation Rights. A participant who has been granted a SAR will not realize taxable income at the time of the grant, and we will not be entitled to a tax deduction at that time. Upon the exercise of a SAR, the amount of cash or the fair market value of any shares received will be taxable to the participant as ordinary income and we will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of any such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.
Restricted Stock Units. A participant who has been granted a restricted stock unit award will not realize taxable income at the time of grant and we will not be entitled to a tax deduction at that time. The participant will generally have compensation income at the time of settlement equal to the amount of cash received and the then fair market value of the distributed shares, and will have a tax basis in the shares equal to the amount of compensation income recognized. We will then be entitled to a corresponding tax deduction.
Restricted Stock. In general, a participant who has been granted a restricted stock award will not realize taxable income at the time of grant and we will not be entitled to a tax deduction at that time, assuming that the shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of the shares subject to an award, the participant will realize ordinary income in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of vesting. A participant may elect, pursuant to Section 83(b) of the Code, to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, we will be entitled to a corresponding tax deduction in the year of grant. If the participant does not make an election pursuant to Section 83(b) of the Code, dividends paid to the participant during the restriction period will be treated as compensation income to the participant and we will be entitled to a corresponding tax deduction.
Performance Awards; Dividend Equivalent Awards; Stock Payment Awards; Other Incentive Awards. With respect to these types of awards, a participant generally will not recognize taxable income until the cash or shares of common stock are delivered to the participant upon satisfaction of the conditions of the award, and we generally will become entitled to a deduction at such time equal to the amount of income recognized by the participant. The amount of ordinary income recognized by the participant will generally be equal to the amount of the cash or the fair market value of the shares received.
Tax Considerations
Section 162(m) of the Code generally disallows a federal income tax deduction to public corporations for compensation greater than $1 million paid for any fiscal year to the corporation’s named executive officers (other than the chief financial officer). Our Compensation Committee has adopted a policy that, where reasonably practicable, will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limitations of Section 162(m). Under such policy, the Compensation Committee may, in its judgment, authorize compensation payments that do not consider the deductibility limit imposed by Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE REALOGY HOLDINGS CORP. AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

ANNEX A

DEFINITIONS OF CERTAIN NON-GAAP FINANCIAL MEASURES
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. Adjusted EBITDA calculated for a twelve-month period is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the Senior Secured Credit Facility and the Term Loan A Facility. Adjusted EBITDA calculated for a twelve-month period corresponds to the definition of "EBITDA," calculated on a "pro forma basis," used in the Senior Secured Credit Facility and the Term Loan A Facility to calculate the senior secured leverage ratio. Adjusted EBITDA includes adjustments to EBITDA for restructuring costs, former parent legacy cost (benefit) items, net, loss on the early extinguishment of debt, non-cash charges and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the twelve-month period. Adjusted EBITDA calculated for a three-month period adjusts for the same items as for a twelve-month period, except that the pro forma effect of cost savings, business optimizations and acquisitions and new franchisees are calculated as of the beginning of the three-month period instead of the twelve-month period.
We present EBITDA and Adjusted EBITDA because we believe EBITDA and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. Our management, including our chief operating decision maker, uses EBITDA as a factor in evaluating the performance of our business. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider EBITDA or Adjusted EBITDA either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash required for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
In addition to the limitations described above, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.
Free Cash Flow is defined as net income (loss) attributable to Realogy before income tax expense (benefit), net of payments, interest expense, net, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, loss on the early extinguishment of debt, working capital adjustments and relocation assets, net of change in securitization obligations. Cash Earnings Per Share is defined as Free Cash Flow divided by the weighted average basic shares outstanding. We use Free Cash Flow and Cash Earnings Per Share in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow and Cash Earnings Per Share are not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow and Cash Earnings Per Share may differ from similarly titled measures presented by other companies.

A-1

ANNEX B
REALOGY HOLDINGS CORP.
AMENDED AND RESTATED
2012 LONG-TERM INCENTIVE PLAN
ARTICLE I
PURPOSE
The name of the plan is the Amended and Restated Realogy Holdings Corp. 2012 Long-Term Incentive Plan, effective as of February 23, 2016 (the "Effective Date"); provided, however, that the Plan as amended and restated shall be subject to the approval by the stockholders of the Company of the Plan at the annual meeting of such stockholders on May 4, 2016 (the “Plan”). The purposes of the Plan are to provide long-term incentives to those individuals with significant responsibility for the success and growth of the Company and its Affiliates, to align the interests of such individuals with those of the Company's stockholders, to assist the Company in recruiting, retaining and motivating qualified employees and other service providers and to provide an effective means to link pay to performance for such employees and service providers.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1    "Administrator" shall have the meaning provided in Section 13.1 hereof.
2.2    "Affiliate" shall mean (i) any Parent or Subsidiary, (ii) any entity that, directly or through one or more intermediaries, is controlled by the Company, or (iii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
2.3    "Applicable Accounting Standards" shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company's financial statements under United States federal securities laws from time to time.
2.4    "Award" shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award (which includes, but is not limited to, cash bonuses as set forth in Article IX), a Dividend Equivalent award, a Stock Payment award, an award of Stock Appreciation Rights, or Other Incentive Award, which may be awarded or granted under the Plan.
2.5    "Award Agreement" shall mean the written notice, agreement, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.
2.6    "Board" shall mean the Board of Directors of the Company.
2.7    "Cause" shall mean, with respect to the Participant, "Cause" as defined in such Participant's employment, consulting, severance or similar agreement with the Company or any of its Subsidiaries if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean, unless otherwise defined in an Award Agreement, (a) commission of any felony or an act of moral turpitude; (b) engaging in an act of dishonesty or willful misconduct; (c) material breach of the Participant's obligations hereunder or under any agreement entered into between the Participant and the Company or any of its Subsidiaries or Affiliates; (d) material breach of the Company's policies or procedures, including but not limited to the Company's Code of Ethics or any of the Key Policies of the Company; or (e) the Participant's willful failure to substantially perform his or her duties as an employee of the Company or any Subsidiary or Affiliate (other than any such failure resulting from incapacity due to physical or mental illness). A termination will not be for "Cause" pursuant to clause (b), (c), (d) or (e), to the extent such conduct is curable, unless the Company shall have notified the Participant in writing describing such conduct and the Participant shall have failed to cure such conduct within ten (10) business days after the receipt of such written notice.

2.8    "Change in Capitalization" shall have the meaning provided in Section 3.2(a) hereof.
2.9    "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
(a)    the acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company's then outstanding voting securities; or
(b)    the individuals who, as of the date hereof, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, unless the election, or nomination for election by the Company's shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall be considered as a member of the Incumbent Board; or
(c)    there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, if (1) the shareholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation or (2) immediately following the merger or consolidation, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such merger or consolidation (or, if the entity resulting from such merger or consolidation is then a subsidiary, the ultimate parent thereof); or
(d)    a complete liquidation or dissolution of the Company or the closing of an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities is acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition.
In addition, for each Award that constitutes deferred compensation under Section 409A of the Code, solely to the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code. Consistent with the terms of this Section 2.9, the Administrator shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.
2.10    "Code" shall mean the Internal Revenue Code of 1986, as amended.
2.11    "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board described in Article XII hereof.
2.12    "Common Stock" shall mean the common stock of the Company, par value $0.01 per share.
2.13    "Company" shall mean Realogy Holdings Corp., a Delaware corporation, and any successor corporation.
2.14    "Consultant" shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of Shares on a Form S-8 Registration Statement or any successor Form thereto.

2.15    "Covered Employee" shall mean any Employee who is a "covered employee" within the meaning of Section 162(m) of the Code.
2.16    "Current Plan" means the 2012 Long-Term Incentive Plan as in effect as of October 10, 2012.
2.17    "Director" or "Non-Employee Director" shall mean a non-employee member of the Board, as constituted from time to time.
2.18    "Dividend Equivalent" shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2 hereof.
2.19    "EBITDA" shall mean earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per Share basis.
2.20    "EBITDA on a Pro Forma Basis" shall have the meaning ascribed to those terms in the Amended and Restated Credit Agreement, as amended as of October 23, 2015, among Realogy Intermediate Holdings LLC, Realogy Group LLC, the several lenders from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent and the other agents parties thereto.
2.21    "Effective Date" shall have the meaning set forth in Article I.
2.22    "Eligible Individual" shall mean any natural person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.
2.23    "Employee" shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code) of the Company or any Affiliate.
2.24    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.25    "Fair Market Value" shall mean, as of any given date, the value of a Share determined as follows:
(a)    if the Common Stock is (1) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (2) listed on any national market system or (3) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)    if the Common Stock is traded only otherwise than on a securities exchange and is not quoted on the NASDAQ, the closing quoted selling price of the Common Stock on such date as quoted in "pink sheets" published by the National Daily Quotation Bureau;
(c)    if the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(d)    if the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith on the date awarded.
2.26    "Good Reason" shall mean, with respect to the Participant, "Good Reason" as defined in such Participant's employment, severance or similar agreement with the Company or any of its Subsidiaries if such an agreement exists and contains a definition of Good Reason (or a term of like import, such as "constructive discharge") or, if no such agreement exists or such agreement does not contain a definition of Good Reason (or a term of like import, such as "constructive discharge"), then Good Reason shall mean, unless otherwise defined in an Award Agreement, (a) a reduction of the Participant's annual base salary (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive) or (b) a required relocation of the Participant's primary work location to a location more than fifty (50) miles from the Participant's current primary work location and the Participant's commute increases as a result of such relocation; provided, however, that such reduction or relocation in clauses (a) or (b) above shall not constitute Good Reason unless the Participant shall have notified the Company in writing describing such reduction or required relocation within thirty (30) business days of its initial occurrence and then only if the Company shall have failed to cure such reduction or required relocation within thirty (30) business days after the Company's receipt of such written notice. In the event the Company has failed to cure such reduction or required relocation within the thirty (30) business day period, the Participant's employment with the Company shall terminate for Good Reason at the expiration of such thirty (30) business day period. Unless otherwise determined by the Administrator, a resignation for Good Reason under this Plan shall not constitute an elimination or discontinuation of Participant's job or position under the Realogy Group LLC Severance Pay Plan (or any successor severance pay plan).
2.27    "Greater Than 10% Stockholder" shall mean an individual then-owning (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any "parent corporation" or "subsidiary corporation" (as defined in Sections 424(e) and 424(f) of the Code, respectively).
2.28    "Incentive Stock Option" shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.
2.29    "Individual Award Limit" shall mean the cash and Share limits applicable to Awards granted under the Plan, as set forth in Section 3.3 hereof.
2.30    "Insider Trading Policy" means the written policy of the Company as in effect from time to time pertaining to the purchase, sale, transfer or other disposition of the Company's equity securities by Directors, officers, Employees or other service providers who may possess material, nonpublic information regarding the Company or its securities.
2.31    "Non-Qualified Stock Option" shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of the Code.
2.32    "Option" shall mean a right to purchase Shares at a specified exercise price, granted under Article VI hereof. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.
2.33    "Other Incentive Award" shall mean an Award denominated in, linked to or derived from Shares or value metrics related to Shares, granted pursuant to Section 9.4 hereof.
2.34    "Parent" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
2.35    "Participant" shall mean an Eligible Individual who has been granted an Award.
2.36    "Performance Award" shall mean an Award that is granted under Section 9.1 hereof.
2.37    "Performance-Based Compensation" shall mean any compensation that is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code.
2.38    "Performance Goal" shall mean the performance goals (and adjustments) established by the Committee for a Performance Period, based on one or more of the following criteria:
(a)    (i) EBITDA, (ii) EBITDA on a Pro Forma Basis; (iii) gross or net sales or revenue; (iv) net income (either before or after taxes); (v) adjusted net income; (vi) operating earnings or profit; (vii) cash flow (including, but not limited to, operating cash flow and free cash flow); (viii) return on assets; (ix) return on capital; (x) return on stockholders' equity; (xi) total stockholder return; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per Share; (xviii) adjusted earnings per Share; (xix) price per Share; (xx)

implementation or completion of critical projects; (xxi) market share; (xxii) debt levels or reduction; (xxiii) customer retention; (xxiv) customer satisfaction and/or growth; (xxv) research and development achievements; (xxvi) financing and other capital raising transactions; (xxvii) risk management; (xxviii) capital expenditures, (xxix) financial results of acquisitions, (xxx) cost savings initiatives, (xxxi) technology initiatives, (xxxii) royalty revenues or net effective royalty rates and (xxxiii) sales agent commission splits, any of which may be measured either in absolute terms for the Company or any operating unit of the Company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.
(b)    Performance Goals may be expressed in terms of overall Company performance or the performance of an Affiliate or one or more divisions or business units, or the performance of the applicable industry or other benchmarks (e.g., National Association of Realtors, FNMA, etc.). In addition, such Performance Goals may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations, including those in the Company's peer group. Any Performance Goals that are financial metrics may be determined in accordance with Applicable Accounting Principles, or may be adjusted when established to include or exclude any items otherwise includable or excludable under Applicable Accounting Principles.
(c)    The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, but are not limited to, one or more of the following: (i) items related to a change in accounting principles; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal or sale of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or infrequently occurring corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company's core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items related to employee retention and former parent legacy costs (benefit); (xix) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xx) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles, business conditions, industry conditions or economic conditions. Notwithstanding this Section 2.38(c), for all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.
2.39    "Performance Period" shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance Award.
2.40    "Plan" shall have the meaning set forth in Article I.
2.41    "Restricted Stock" shall mean an award of Shares made under Article VII hereof that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.
2.42    "Restricted Stock Unit" shall mean a contractual right awarded under Article VIII hereof to receive cash or Shares.
2.43    "Securities Act" shall mean the Securities Act of 1933, as amended.
2.44    "Share Limit" shall have the meaning provided in Section 3.1(a) hereof.
2.45    "Shares" shall mean shares of Common Stock.
2.46    "Stock Appreciation Right" shall mean a stock appreciation right granted under Article X hereof.
2.47    "Stock Payment" shall mean a payment in the form of Shares awarded under Section 9.3 hereof.

2.48    "Subsidiary" shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
ARTICLE III
SHARES SUBJECT TO THE PLAN
3.1    Number of Shares.
(a)    Subject to Section 3.2 hereof, the maximum aggregate number of Shares available for issuance under the Plan (the "Share Limit") shall be the sum of (i) 9.8 million, (ii) the number of shares that remain available for grant under the Current Plan as of the Effective Date and (iii) the number of shares that are subject to or underlie awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered in shares under the Current Plan following the Effective Date, except for the shares surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of such an award. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share subject to such Option or Stock Appreciation Right, and solely with respect to the Shares under clause (i) above, any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 2.22 Shares for every one Share subject to such other Awards.
(b)    Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions, or otherwise. If an Award entitles the Participant to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. Except as set forth below, Shares that are subject to or underlie Awards which expire or for any reason are cancelled, terminated, forfeited, fail to vest, or for any other reason are not paid or delivered as Shares under the Plan shall again be available for issuance in connection with future Awards granted under the Plan. Shares with respect to cash-settled Awards shall not count against the Share Limit. Shares surrendered or withheld as payment of either the exercise price of an Award (including Options and Stock Appreciation Rights) and/or withholding taxes in respect of such an Award shall be counted against the Share Limit and shall not again be available for issuance in connection with future Awards (for example, upon exercise of a Stock Appreciation Right, the Share Limit shall be reduced by the full number of Shares underlying the Stock Appreciation Right, regardless of the number of Shares actually delivered in settlement of the Stock Appreciation Right)); provided, further that Shares purchased by the Company in the open market using the cash proceeds from the exercise of an Award shall not be available for issuance in connection with future Awards.
(c)    Awards may be granted under the Plan from time to time in substitution for stock options and other awards held by employees or directors of other entities who are about to become employees of the Company or its Subsidiaries, whose employer is about to become an Affiliate as the result of a merger or consolidation of the Company with another corporation, or the acquisition by the Company of substantially all the assets of another corporation, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock of another corporation as the result of which such other corporation will become a Subsidiary. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which they are granted, subject to applicable laws. If Shares are issued under the Plan with respect to an Award granted under this Section such shares of Stock will not count against the Share Limit.
3.2    Adjustments.
(a)    In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, amalgamation, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, or any other change affecting the Shares of the Company's stock or the Share price of the Company's stock (any such occurrence or event, a "Change in Capitalization"), the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the Share Limit and Individual Award Limits); (ii) the number and kind of shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and/or (iv) the grant or exercise price per Share for any outstanding Awards under the Plan; provided, however, that the Administrator shall make such equitable adjustments as it determines to be appropriate and equitable, in its sole discretion, to prevent dilution or enlargement of rights. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such award, reduced by the aggregate exercise price or purchase price thereof, if any. In the case where the exercise price per Share of an Option or a Stock Appreciation Right exceeds the Fair Market Value per Share, the Administrator may cancel, in its sole discretion, such Option or Stock Appreciation Right for no payment. The Administrator's determinations pursuant to this Section 3.2(a) shall be final, binding and conclusive.
(b)    Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code (to the extent applicable) unless otherwise determined by the Administrator. No action shall be taken under this Section 3.2 which shall cause an Award to fail to comply with Section 409A of the Code or an exemption therefrom, in either case, to the extent applicable to such Award.
3.3    Individual Award Limits. Notwithstanding any provision in the Plan to the contrary, and subject to Section 3.2 and 3.4, to the extent required to comply with Section 162(m):
(a)    the aggregate number of Shares subject to Options and Stock Appreciation Rights awarded to any one Participant during any calendar year may not exceed 1,000,000 Shares;
(b)    the aggregate number of Shares subject to Awards other than Options and Stock Appreciation Rights (excluding Awards referenced in Section 3.3(c) and (d) below) awarded to any one Participant during any calendar year may not exceed 400,000 Shares;
(c)    with respect to any Performance Award that is a cash-denominated Award granted to any one Participant during any calendar year, the maximum aggregate payout (determined as of the end of the applicable Performance Period) may not exceed $6 million multiplied by a fraction, the numerator of which is the number of months in a Performance Period divided by 12; and
(d)    with respect to any Performance Award that is not a cash-denominated Award granted to any one Participant during any calendar year, the maximum aggregate payout (determined as of the end of the applicable Performance Period) may not exceed 150,000 Shares multiplied by a fraction, the numerator of which is the number of months in a Performance Period divided by 12.
3.4    Award Limit to Directors. No Director shall be granted Awards under the Plan in any consecutive 12-month period having a value of more than $700,000.
ARTICLE IV
GRANTING OF AWARDS
4.1    Participation. The Committee may, from time to time, select from among all Eligible Individuals, those to whom one or more Awards shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.
4.2    Award Agreement. Each Award may be evidenced by an Award Agreement stating the terms and conditions applicable to such Award, consistent with the requirements of the Plan.
4.3    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.
4.4    Minimum Vesting Period. Subject to Article 11 and Sections 6.6 and 10.1(c) of the Plan, all Options and Stock Appreciation Rights shall be granted subject to a minimum vesting period of at least twelve (12) months; provided, that up to five percent (5%) of the Shares initially available under the Plan as of the Effective Date may be granted as Options and Stock Appreciation Rights that are not subject to the minimum vesting period requirement.

ARTICLE V

PROVISIONS APPLICABLE TO AWARDS INTENDED
TO QUALIFY AS PERFORMANCE-BASED COMPENSATION
5.1    Purpose. The Committee, in its sole discretion, may determine whether any Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article V shall control over any contrary provision contained in the Plan.
5.2    Payment of Performance-Based Awards. Performance Awards shall be paid, unless otherwise determined by the Committee, no later than 2 ½ months after the tax year in which the Performance Award vests, consistent with the requirements of Section 409A of the Code. Unless otherwise provided in the applicable Performance Goals or Award Agreement, a Participant shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such applicable Performance Period are achieved.
5.3    Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Committee, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations imposed under Section 162(m) of the Code that are requirements for qualification as Performance-Based Compensation, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.
ARTICLE VI
OPTIONS
6.1    Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
6.2    Eligibility for Incentive Stock Options. No Incentive Stock Option shall be granted to any individual who is not an Employee of the Company or any "parent corporation" or "subsidiary corporation" of the Company (as defined in Sections 424(e) and 424(f) of the Code, respectively).
6.3    Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).
6.4    Option Term. The term of each Option shall be set forth in the Award Agreement; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Notwithstanding anything to the contrary in this Section 6.4, if the original term of an Option held by a Participant expires during a period subject to the Insider Trading Policy, the term of such Option shall be extended until the tenth business day following the end of such period, at which time any unexercised portion of the Option shall expire. The Award Agreement shall set forth the time period, including the time period following a termination of employment or other service, during which the Participant has the right to exercise the vested Options, which time period may not extend beyond the stated term of the Option. Except as limited by the requirements of Section 409A or Section 422 of the Code, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any termination of employment or other service of the Participant, and, subject to Section 14.1 hereof, may amend any other term or condition of such Option relating to such a termination of employment or other service.

6.5    Option Vesting.
(e)    The terms and conditions pursuant to which an Option vests in the Participant and becomes exercisable shall be set forth in the applicable Award Agreement. Such vesting may be based on service with the Company or any Affiliate, attainment of one or more of the Performance Goals, or any other criteria selected by the Administrator.
(f)    No portion of an Option which is unexercisable at a Participant's termination of employment or other service shall thereafter become exercisable, except as may be otherwise provided in the applicable Award Agreement or by action of the Administrator following the grant of the Option.
6.6    Treatment of Options upon Certain Events. The applicable Award Agreement shall provide for the treatment of each Option upon a termination of employment or other service with the Company.
6.7    Substitution of Stock Appreciation Rights. The Administrator may, in its sole discretion, substitute an Award of Stock Appreciation Rights for an outstanding Option at any time prior to or upon exercise of such Option; provided, however, that such Stock Appreciation Rights shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.
6.8    Partial Exercise of Options. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.
6.9    Manner of Exercise of Options. A Participant may exercise an exercisable Option, subject to applicable requirements set forth in the Award Agreement, by paying the full exercise price and applicable withholding taxes to the stock administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in accordance with one or more of the following: (i) cash or check, (ii) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award), in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, or (iii) other form of legal consideration acceptable to the Administrator. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an "executive officer" of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.
6.10    Notification Regarding Disposition. The Participant shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Participant, or (b) one (1) year after the transfer of such Shares to such Participant.
6.11    Prohibition on Repricing. Subject to limitations imposed by Section 409A of the Code or other applicable law and the limitations contained in Section 14.1 herein, and except in connection with an equitable adjustment pursuant to Section 3.2 herein, in no event shall the exercise price with respect to an Award be reduced following the grant of an Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.
ARTICLE VII
RESTRICTED STOCK
7.1    Award of Restricted Stock.
(a)    The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock, which terms and conditions shall be set forth in the Award Agreement and shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.
(b)    The Award Agreement shall set forth the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by applicable law.

(c)    The Award Agreement shall set forth the treatment of each Award of Restricted Stock upon a termination of employment or other service with the Company.
7.2    Rights as Stockholders. Upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided herein or in the Award Agreement, all the rights of a stockholder with respect to said Shares. This includes, but is not limited to, the right to vote Shares of Restricted Stock as the record owner thereof and the right to receive dividends and other distributions payable to an Eligible Individual during the restriction period; provided, however, that, the Award Agreement may provide that any distributions with respect to the Shares shall be subject to the restrictions set forth in Section 7.3 hereof.
7.3    Restrictions. All Shares of Restricted Stock (including any Shares received by Participants thereof with respect to Shares of Restricted Stock as a result of stock dividends, stock splits or any other Change in Capitalization) shall, in the terms of an applicable Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Participant's duration of employment, directorship or consultancy with the Company, the Performance Goals, Company or Affiliate performance, individual performance or other criteria selected by the Administrator. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.
7.4    Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing Shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.
7.5    Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
ARTICLE VIII

RESTRICTED STOCK UNITS
8.1    Award of Restricted Stock Units.
(a)    The Administrator is authorized to grant Restricted Stock Units to Eligible Individuals, and shall determine the terms and conditions, including the restrictions, applicable to each award of Restricted Stock Units, which terms and conditions shall be set forth in the Award Agreement and shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock Units as it deems appropriate. The Award Agreement shall set forth the time and form of payment of each award of Restricted Stock Units.
(b)    The Administrator shall specify, or permit the Participant to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units shall be issued (or cash in lieu thereof shall be paid), which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable. Such conditions and dates shall be established in accordance with the applicable provisions of Section 409A of the Code or an exemption therefrom.
(c)    The Award Agreement shall set forth the treatment of each Award of Restricted Stock Units upon a termination of employment or other service with the Company. On the distribution dates, the Company shall issue to the Participant one unrestricted, fully transferable Share (or, if provided in the Award Agreement, the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

ARTICLE IX

PERFORMANCE AWARDS, DIVIDEND
EQUIVALENTS, STOCK PAYMENTS, OTHER INCENTIVE AWARDS
9.1    Performance Awards.
(a)    The Administrator is authorized to grant Performance Awards to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation per Article V of this Plan. The vesting and value of Performance Awards may be linked to any one or more of the Performance Goals or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods as set forth in the Award Agreement. Performance Awards may be paid in cash, Shares or a combination of both, as set forth in the Award Agreement.
(b)    Without limiting Section 9.1(a) hereof, the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such cash bonuses paid to a Participant which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article V hereof.
9.2    Dividend Equivalents.
(g)    Subject to Section 9.2(b) hereof, Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula, at such time and subject to such limitations as set forth in the applicable Award Agreement. In addition, the Award Agreement may provide that Dividend Equivalents with respect to Shares covered by an Award shall only be paid out to the Participant at the same time or times and to the same extent that the vesting conditions (including Performance Goals), if any, are subsequently satisfied and the Award vests with respect to such Shares.
(h)    Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.
9.3    Stock Payments. The Administrator is authorized to make one or more Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Goals or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator.
9.4    Other Incentive Awards. The Administrator is authorized to grant Other Incentive Awards to any Eligible Individual, which Awards may cover Shares or the right to purchase Shares or have a value derived from the value of, or an exercise or conversion privilege at a price related to, or that are otherwise payable in or based on, Shares, stockholder value or stockholder return, in each case, on a specified date or dates or over any period or periods determined by the Administrator. The terms and conditions applicable to such Other Incentive Awards shall be set forth in the applicable Award Agreement. Other Incentive Awards may be linked to any one or more of the Performance Goals or other specific criteria determined appropriate by the Administrator and may be payable in cash or Shares.
9.5    Other Terms and Conditions. All applicable terms and conditions of each Award described in this Article IX, including without limitation, as applicable, the term, vesting conditions and exercise/purchase price applicable to the Award, shall be set by the Administrator in its sole discretion, provided, however, that the value of the consideration paid by a Participant for an Award shall not be less than the par value of a Share, unless otherwise permitted by applicable law. The rights of Participants granted Performance Awards, Dividend Equivalents, or Other Incentive Awards upon termination of employment or other service shall be set forth in the Award Agreement.

ARTICLE X
STOCK APPRECIATION RIGHTS
10.1    Grant of Stock Appreciation Rights.
(i)    The Administrator is authorized to grant Awards of Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.
(j)    Each Award of Stock Appreciation Rights shall entitle the Participant (or other individual entitled to exercise the Award of Stock Appreciation Rights pursuant to the Plan) to exercise all or a specified portion of the Award of Stock Appreciation Rights (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per Share of the Stock Appreciation Rights from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Stock Appreciation Rights that shall have been exercised, subject to any limitations the Administrator may impose or as set forth in the Award Agreement. The exercise price per Share subject to each Award of Stock Appreciation Rights shall be set by the Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value on the date the Stock Appreciation Rights are granted.
(k)    The Award Agreement shall set forth the treatment of each Award of Stock Appreciation Rights upon a termination of employment or other service with the Company.
10.2    Stock Appreciation Right Vesting.
(a)    The Award Agreement shall set forth the period during which a Participant shall vest in an Award of Stock Appreciation Rights and have the right to exercise such Stock Appreciation Rights (subject to Section 10.4 hereof) in whole or in part. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Goals or any other criteria selected by the Administrator.
(b)    No portion of an Award of Stock Appreciation Rights which is unexercisable upon termination of employment or other service shall thereafter become exercisable, except as may be otherwise provided in an Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Rights; provided, that in no event shall an Award of Stock Appreciation Rights become exercisable following its expiration, termination or forfeiture.
10.3    Manner of Exercise. A Participant may exercise an exercisable Stock Appreciation Right as follows, subject to applicable requirements established by the Administrator; full payment of the applicable withholding taxes shall be made to the stock administrator of the Company for the Shares with respect to which the Stock Appreciation Rights, or portion thereof, are exercised, in a manner permitted by Section 7.2 in respect of Options.
10.4    Stock Appreciation Right Term. The term of each Award of Stock Appreciation Rights shall be set forth in the Award Agreement; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Rights are granted. Notwithstanding anything to the contrary in this Section 10.4, if the original term of a Stock Appreciation Right held by a Participant expires during a period subject to the Insider Trading Policy, the term of such Stock Appreciation Right shall be extended until the tenth business day following the end of such period, at which time any unexercised portion of the Stock Appreciation Right shall expire. The Award Agreement shall set forth the time period, including any time period following a termination of employment or other service, during which the Participant has the right to exercise any vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Award term. Except as limited by the requirements of Section 409A of the Code, the Administrator may extend the term of any outstanding Stock Appreciation Rights, and may extend the time period during which vested Stock Appreciation Rights may be exercised in connection with any termination of employment or other service of the Participant, and, subject to Section 14.1 hereof, may amend any other term or condition of such Stock Appreciation Rights relating to such a termination of employment or other service.
10.5    Prohibition on Repricing. Subject to limitations imposed by Section 409A of the Code or other applicable law and the limitations contained in Section 14.1 herein, and except in connection with an equitable adjustment pursuant to Section 3.2, in no event shall the exercise price with respect to an Award be reduced following the grant of an

Award, nor shall an Award be cancelled in exchange for a replacement Award with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.
ARTICLE XI

CHANGE IN CONTROL
11.1    Change in Control Treatment of Outstanding Awards. Unless otherwise determined by the Board and/or evidenced in an Award Agreement:
(c)    Performance Awards. In the event that a Change in Control occurs during a Performance Period, then immediately prior to the Change in Control, (1) the Performance Goals subject to each outstanding Performance Award shall be deemed to be achieved at the actual level of performance based on an assumed Performance Period ending as of the date immediately prior to the Change in Control, (b) each such Performance Award shall then cease to be subject to the achievement of the Performance Goals and (c) each such Performance Award shall vest in full at the end of the Performance Period provided the Participant is employed by or is providing services to the Company or any Affiliate on such date, subject to the terms of this Section 11.1.
(d)    Assumption/Substitution of Awards. With respect to each outstanding Award that is assumed or substituted in connection with a Change in Control, in the event that (1) a Change in Control occurs and (2) during the twenty-four (24) month period following such Change in Control a Participant's employment or service is terminated without Cause by the Company or any Affiliate or the Participant resigns from employment or service from the Company or any Affiliate with Good Reason, then:
(i)    Any and all Options and Stock Appreciation Rights shall become fully vested and exercisable;
(ii)    Any and all Restricted Stock Awards, Restricted Stock Units Awards, Performance Awards, Dividend Equivalent Awards, Stock Payment Awards or Other Incentive Award shall become fully vested and all restrictions, payment conditions and forfeiture conditions applicable to such Award shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following such termination of employment; and
(iii)    Notwithstanding anything to the contrary, if the Change in Control event does not constitute a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company under Section 409A of the Code, and if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then the vesting of such Award shall be accelerated as of the date of termination of employment, but the Company shall pay such Award on its scheduled payment date (which may be a "separation from service" within the meaning of Section 409A of the Code), but in no event more than 90 days following the scheduled payment date.
(e)    No Assumption/Substitution of Awards. With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control,
(i)    Any and all Options and Stock Appreciation Rights shall become fully vested and exercisable;
(ii)    Any and all Restricted Stock Awards, Restricted Stock Units Awards, Performance Awards, Dividend Equivalent Awards, Stock Payment Awards or Other Incentive Award shall become fully vested and all restrictions, payment conditions and forfeiture conditions applicable to such Award shall lapse and be settled as soon as reasonable practicable, but in no event later than ten (10) days following the Change in Control; and
(iii)    Notwithstanding anything to the contrary, if the Company determines any Award constitutes deferred compensation subject to Section 409A of the Code, then to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the vesting of such

Award shall be accelerated as of the effective date of the Change in Control in accordance with clauses (i) and (ii) above, but the Company shall pay such Award on its scheduled payment date, but in no event more than 90 days following the scheduled payment date.
(f)    Restrictive Covenants Agreements. The Participant's obligations under restrictive covenants contained in any Award Agreement or any other agreement with the Company or any Affiliate of the Company shall not lapse upon a Change in Control.
(g)    Assumed/Substituted. For purposes of this Section 11.1, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award is (1) based on shares of common stock that are traded on an established U.S. securities market and (2) of comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if an Award that relates to Shares shall instead relate to the common stock of the acquiring or ultimate parent entity.
(h)    Cashout of Awards. Notwithstanding any other provision of the Plan, in the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Administrator may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess (if any) of the consideration paid per Share in the Change in Control over the exercise or purchase price per Share subject to the Award multiplied by (ii) the number of Shares granted under the Award. Without limiting the generality of the foregoing, in the event that the consideration paid per Share in the Change in Control is less than or equal to the exercise or purchase price per Share subject to the Award, then the Administrator may, in its discretion, cancel such Award without any consideration upon the occurrence of a Change in Control.
ARTICLE XII

ADDITIONAL TERMS OF AWARDS
12.1    Tax Withholding and Consequences. The Company and its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant's social security, Medicare and any other employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising in connection with any Award. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company or an Affiliate withhold Shares otherwise issuable under an Award (or allow the surrender of Shares), provided that the number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a Fair Market Value on the date of withholding in such amount that will not cause adverse accounting consequences for the Company and its Affiliates and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or another governmental entity. Neither the Company nor any Affiliate, nor any director, officer, agent, representative or employee of either, guarantees to any Participant or any other person any particular tax consequences as a result of the grant of, exercise of rights under or payment in respect of an Award, including but not limited to that an Option granted as an Incentive Stock Option has or will qualify as an "incentive stock option" within the meaning of Section 422 of the Code or that the provisions and penalties of Section 409A of the Code, pertaining to non-qualified plans of deferred compensation, will or will not apply.
12.2    Transferability of Awards.
(a)        No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution;
(b)    No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to the satisfaction of these conditions shall be null and void and of no effect; and

(c)    During the lifetime of the Participant, only the Participant may exercise an Award (or any portion thereof) granted to him or her under the Plan; after the death of the Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable program or Award Agreement, be exercised by his personal representative or by any individual empowered to do so under the deceased Participant's will or under the then-applicable laws of descent and distribution.
12.3    Conditions to Issuance of Shares.
(a)    Notwithstanding anything herein to the contrary, neither the Company nor its Affiliates shall be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
(b)    All Share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.
(c)    The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.
(d)    No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.
(e)    Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company and/or its Affiliates may, in lieu of delivering to any Participant certificates evidencing Shares issued in connection with any Award, record the issuance of Shares in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).
12.4    Forfeiture and Recoupment Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Participant to agree by separate written or electronic instrument, that any proceeds, gains or other economic benefit must be paid to the Company and the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, in either case, if (i) a termination of employment or other service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, (ii) the Participant at any time, or during a specified time period, engages in any activity which violates any applicable restrictive covenants of the Company, as may be further specified in an Award Agreement, (iii) the Participant incurs a termination of employment or other service for Cause or (iv) the Participant at any time engages in unlawful and/or fraudulent activity or an activity which constitutes a breach of the Company's Code of Conduct policy as in effect from time to time or a breach of the Participant's employment agreement, as may be further specified in an Award Agreement. In addition, all Awards made under the Plan shall be subject to any clawback or recoupment policies of the Company, as in effect from time to time, or as otherwise required by law.
12.5    Leave of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence. A Participant shall not cease to be considered an Employee, Non-Employee Director or Consultant, as applicable, in the case of any (a) leave of absence approved by the Company, or (b) transfer between locations of the Company or between the Company and any of its Affiliates or any successor thereof.

ARTICLE XIII

ADMINISTRATION
13.1    Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall be referred to herein as the "Administrator." Unless otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a "non-employee director" as defined by Rule 16b-3 of the Exchange Act, an "outside director" for purposes of Section 162(m) of the Code and an "independent director" under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.5 hereof.
13.2    Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan and all Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend any Award Agreement, provided that the rights or obligations of the holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment unless the consent of the Participant is obtained or such amendment is otherwise permitted under Section 14.1 hereof; provided, however, the Participant's consent shall not be required for any amendment required under applicable laws, rules or regulations. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act, Section 162(m) of the Code, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.
13.3    Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:
(a)    Designate Eligible Individuals to receive Awards;
(b)    Determine the type or types of Awards to be granted to each Eligible Individual;
(c)    Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(d)    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;
(e)    Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;
(f)    Prescribe the form of each Award Agreement, which need not be identical for each Participant;
(g)    Decide all other matters that must be determined in connection with an Award;
(h)    Accelerate the vesting of an Award after the grant of an Award; provided, that in no event shall an Award become exercisable following its expiration, termination or forfeiture;

(i)    Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;
(j)    Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and
(k)    Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.
13.4    Decisions Binding. The Administrator's interpretation of the Plan, any Awards granted pursuant to the Plan or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
13.5    Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or to one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article XII; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees with respect to Awards intended to constitute Performance-Based Compensation, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Board and the Committee.
ARTICLE XIV

MISCELLANEOUS PROVISIONS
14.1    Amendment, Suspension or Termination of the Plan. The Plan may be amended or terminated at any time by action of the Board. However, no amendment may, without stockholder approval, except as set forth in Section 3.2 herein, (i) increase the aggregate number of Shares available for Awards, (ii) extend the term of the Plan, (iii) materially expand the types of awards available under the Plan, (iv) change the definition of Eligible Individual to add a category or categories of individuals who are eligible to participate in the Plan, (v) delete or limit the prohibition against repricing of Options or Stock Appreciation Rights contained in Sections 6.11 and 10.5, or (vi) make other changes which require approval by the stockholders of the Company in order to comply with applicable law or applicable stock market rules. No amendment or termination of the Plan may adversely modify any individual's rights under an outstanding Award unless such individual consents to the modification in writing.
14.2    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
14.3    Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.
14.4    Governing Law. The Plan and any programs and agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof.
14.5    Section 409A. The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the

"short-term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant's termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant's separation from service (or upon the Participant's death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding the foregoing, for each Award that constitutes nonqualified deferred compensation under Section 409A of the Code, if required to avoid accelerated taxation and/or tax penalties, a Change in Control shall be deemed to have occurred for purposes of the payment or settlement of such Award under the Plan only if a "change in the ownership of the corporation," a "change in effective control of the corporation" or a "change in the ownership of a substantial portion of the assets of the corporation," within the meaning of Section 409A(a)(2)(A)(v) of the Code shall also be deemed to have occurred under Section 409A of the Code.
14.6    No Rights to Awards. No Eligible Individual or other individual shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Participants or any other individuals uniformly.
14.7    Unfunded Status of Awards. The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any program or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.
14.8    Indemnification. To the extent allowable pursuant to applicable law, each member of the Board and any officer or other employee to whom authority to administer any component of the Plan is delegated shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, however, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled pursuant to the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
14.9    Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
14.10    Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
14.11    Expenses. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
14.12    Term of Plan. The Plan shall terminate on October 10, 2022 (the tenth anniversary of the effective date of the Current Plan), but all outstanding Awards as of the date of termination shall remain in effect and the terms of the Plan shall apply until such Award terminates as provided in the applicable Award Agreement.
14.13    Not an Employment Contract. Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant of an Award any right with respect to the continuation of his or her employment, consulting, Board member relationship or other association with the Company (or any Affiliate), or interfere in any way with the right of the

Company (or any Affiliate), subject to the terms of any separate employment, consulting or Board member agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment, consulting or Board member agreement or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient's employment, consulting, Board member relationship or other association with the Company and its Affiliates.

REALOGY

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 3, 2016.

Vote by Internet

- Go to **www.investorvote.com/RLGY**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends you vote FOR all of the nominees listed and FOR Proposals 2-4:

1. Election of Directors for a one-year term expiring in 2017 and until their successors are duly elected and qualified.

Nominees:

Nominee	For	Against	Abstain
01 - Raul Alvarez	☐	☐	☐
02 - Marc E. Becker	☐	☐	☐
03 - V. Ann Hailey	☐	☐	☐
04 - Duncan L. Niederauer	☐	☐	☐
05 - Richard A. Smith	☐	☐	☐
06 - Michael J. Wiliams	☐	☐	☐

Proposal	For	Against	Abstain
2. Advisory Approval of the Compensation of Our Named Executive Officers.	☐	☐	☐
3. Ratification of the Appointment of PricewaterhouseCoopers LLP to serve as our Independent Registered Public Accounting Firm for 2016.	☐	☐	☐
4. Approval of the Realogy Holdings Corp. Amended and Restated 2012 Long-Term Incentive Plan.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02AMKB

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of
Realogy Holdings Corp. Stockholders
Wednesday, May 4, 2016 at 9:00 a.m., Eastern Daylight Time

Upon arrival, please present this admission ticket and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REALOGY

Proxy — Realogy Holdings Corp.

This proxy is solicited on behalf of the Board of Directors of Realogy Holdings Corp. for the Annual Meeting of Stockholders to be held May 4, 2016.

Richard A. Smith, Anthony E. Hull and Marilyn J. Wasser, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Realogy Holdings Corp. to be held on May 4, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed on the reverse side for election to the Board of Directors for a one-year term expiring in 2017 and until their successors are duly elected and qualified and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)